                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-72246


PROSPECTUS SUPPLEMENT
(To Prospectus dated November 1, 2001)

                                3,500,000 Units

                                PartnerRe Ltd.

                               8% PEPS/SM/ Units
[LOGO]
         (Premium Equity Participating Security Units-PEPS/SM/ Units)

                               -----------------

Each PEPS Unit consists of a purchase contract issued by us and one of our 5.61% Series B Cumulative Redeemable Preferred Shares, $1.00 par value per share.

 .   The purchase contract will obligate you to purchase from us, no later than
    December 31, 2004, for a price of $50.00, the following number of our common shares:

   . if the average closing price of our common shares over the 20-trading day period ending on the third trading day prior to December 31, 2004 equals or exceeds $57.50, 0.8696 shares;

   . if the average closing price of our common shares over the same period is less than $57.50 but greater than $47.00, a number of shares having a value, based on the 20-trading day average closing price, equal to $50.00; and

   . if the average closing price of our common shares over the same period is less than or equal to $47.00, 1.0638 shares.

 .   We will also pay you contract adjustment payments at a rate of 2.39% per year of the stated amount of $50.00 per PEPS Unit, or $1.1950 per year, as described in this prospectus supplement.

 .   Dividends on the Series B preferred shares will be cumulative from the date of original issuance and will be payable quarterly in arrears at the rate of 5.61% of the liquidation preference per year, from November 21, 2001 until December 31, 2004, and at a reset rate that may be equal to or greater than 5.61% per year thereafter. The Series B preferred shares will be pledged to secure your obligation to purchase our common shares under the related purchase contract. You may use the proceeds from the remarketing of your Series B preferred shares to satisfy your payment obligations under the purchase contract.

                               -----------------

The PEPS Units have been approved for listing on the New York Stock Exchange under the symbol "PRE-PrP." Our common shares are quoted on the New York Stock Exchange under the symbol "PRE." The last reported sale price of our common shares on November 15, 2001, was $47.00 per share.

                               -----------------

Investing in the PEPS Units involves risks. See "Risk Factors" beginning on page S-17 of this prospectus supplement.

                               -----------------

                                          Underwriting
                                            Discounts    Proceeds to
                         Price to Public and Commissions   Company
                         --------------- --------------- ------------
           Per PEPS Unit     $50.00          $1.50          $48.50
           Total........  $175,000,000     $5,250,000    $169,750,000

We have granted the underwriters a 30-day option to purchase up to 500,000 additional PEPS Units on the same terms and conditions as set forth above solely to cover over allotments, if any.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the PEPS Units to purchasers on or about November 21, 2001.

                               -----------------

MORGAN STANLEY
                      CREDIT SUISSE FIRST BOSTON
                                             GOLDMAN, SACHS & CO.
                                                                       JPMORGAN

November 15, 2001

                               TABLE OF CONTENTS

Prospectus Supplement                         Page
---------------------                         ----
Index of Selected Terms for the Prospectus
  Supplement.................................  S-3
Prospectus Supplement Summary................  S-4
Risk Factors................................. S-17
Forward-Looking Statements................... S-21
Use of Proceeds.............................. S-22
Selected Financial Data...................... S-23
Capitalization............................... S-24
Price Range of our Common Shares and
  Dividends Policy........................... S-25
Description of the PEPS Units................ S-26
Description of the Purchase Contracts........ S-28
Certain Provisions of the Purchase Contracts,
  the Purchase Contract Agreement and the
  Pledge Agreement........................... S-38
Description of the Series B Preferred Shares. S-41
Book-Entry Systems........................... S-51
Material Bermuda and United States Federal
  Income Tax Consequences.................... S-53
Underwriters................................. S-61
Legal Matters................................ S-63

Prospectus                                    Page
----------                                    ----
Where You Can Find More Information..........   1
Incorporation of Certain Documents by
  Reference..................................   2
About this Prospectus........................   2
PartnerRe Ltd................................   3
PartnerRe Finance............................   4
The Capital Trust............................   4
Risk Factors.................................   6
Forward-Looking Statements...................   6
Use of Proceeds..............................   7
Ratio of Earnings to Fixed Charges and
  Preferred Share Dividends of PartnerRe.....   7
General Description of the Offered Securities   7
Description of our Capital Shares............   8
Description of the Depositary Shares.........  13
Description of the Debt Securities...........  16
Certain Provisions of the Junior Subordinated
  Debt Securities Issued to the Capital Trust  30
Description of the Junior Subordinated Debt
  Securities Guarantee.......................  33
Description of the Warrants to Purchase
  Common Shares or Preferred Shares..........  35
Description of the Warrants to Purchase Debt
  Securities.................................  37
Description of the Trust Preferred Securities  38
Description of the Trust Preferred Securities
  Guarantee..................................  47
Description of the Share Purchase Contracts
  and the Share Purchase Units...............  50
Plan of Distribution.........................  51
Legal Opinions...............................  53
Experts......................................  53
Enforcement of Civil Liabilities Under United
  States Federal Securities Laws.............  53

   This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of PEPS Units and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the PEPS Units.

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. PartnerRe has not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

   We are offering to sell the PEPS Units, and are seeking offers to buy the PEPS Units, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the PEPS Units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the PEPS Units and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

   PEPS/SM/ Units is a service mark of Morgan Stanley & Co. Incorporated.

             INDEX OF SELECTED TERMS FOR THE PROSPECTUS SUPPLEMENT

 Term                              Page
 ----                              ----
applicable market value........... S-29
applicable spread................. S-45
business day...................... S-41
closing price..................... S-29
collateral agent.................. S-19
current market price.............. S-35
dividend payment date............. S-41
failed remarketing................ S-31
PEPS Units........................  S-5
pledge agreement..................  S-8
pledged shares.................... S-37
prevailing rating................. S-45
purchase contract.................  S-5
purchase contract agent........... S-39
purchase contract agreement.......  S-5
purchase contract settlement date.  S-5
reference price................... S-28
remarket..........................  S-9
remarketing agent................. S-46
remarketing agreement............. S-46
remarketing date.................. S-30
remarketing price................. S-30
reset rate........................ S-43
securities intermediary........... S-40
Series A preferred shares......... S-45
Series B preferred shares.........  S-5
settlement rate................... S-28
six-month benchmark treasury rate. S-45
taxing jurisdiction............... S-34
threshold appreciation price...... S-28
trading day....................... S-30

                         PROSPECTUS SUPPLEMENT SUMMARY

   The following summary contains basic information about us and our PEPS Units. It does not contain all the information that is important to you. You should read the summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. To fully understand this offering, you should read all of these documents. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control. As used in this prospectus supplement, the terms "we," "our" or "us" may, depending upon the context, refer to PartnerRe, to one or more of PartnerRe's consolidated subsidiaries or to all of them taken as a whole.

                                PARTNERRE LTD.

   We provide multi-line reinsurance to insurance companies on a worldwide basis through our wholly owned subsidiaries, Partner Reinsurance Company, PartnerRe SA (formerly known as SAFR PartnerRe) and Partner Reinsurance Company of the U.S. Risks reinsured include property, catastrophe, agriculture, automobile, casualty, marine, aviation and space, credit and surety, technical and miscellaneous lines and life/annuity and health. We are a Bermuda company with principal executive offices located at 96 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 292-0888.

Concurrent Offering

   Concurrently with this offering of our PEPS Units, PartnerRe Capital Trust I, a Delaware business trust (the "Trust") of which PartnerRe Finance I Inc., one of our affiliates, owns all of the common securities, is offering $200,000,000 of its preferred securities (the "trust preferred securities") to the public. We have agreed to fully and unconditionally guarantee the obligations under these trust preferred securities based on our combined obligations under a trust preferred securities guarantee, a junior subordinated debenture and a junior subordinated debt securities guarantee. The offering described in this prospectus supplement is not contingent on the trust preferred offering nor is the trust preferred offering contingent on the offering described herein. You should not assume that the trust preferred offering will be completed.

   Your investment in the PEPS Units will involve risks. For a discussion of some of these risks, please see "Risk Factors," beginning on page S-17, and the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the PEPS Units is suitable for you.

                                 THE OFFERING

Number of PEPS Units offered   3,500,000 Premium Equity Participating
                               Units--PEPS/SM/ Units.

Use of proceeds.............   We intend to use the net proceeds from the sale
                               of these PEPS Units for general corporate purposes.

Each PEPS Unit consists of a
  purchase contract and a
  Series B preferred share..   The stated amount and issue price of each PEPS
                               Unit is $50. Each PEPS Unit consists of two parts:

                               .   a purchase contract for our common shares;
                                   and

                               .   a Series B preferred share.

                               The Series B preferred share that is part of each PEPS Unit will be pledged to secure your obligation to us under the purchase contract. You will receive, when, as and if declared by our board of directors, cash dividends on the Series B preferred share that will accumulate at the rate of 5.61% of the liquidation preference of $50, or $2.8050 per year, payable quarterly, subject to reset as described below. You will also receive quarterly contract adjustment payments payable by us at the rate of 2.39% of the stated amount of $50 per purchase contract per year, or $1.1950 per year, subject to our right to defer the payment of such contract adjustment payments as described below.

                               On December 31, 2004, in settlement of the purchase contract, you will be required to purchase between 0.8696 and 1.0638 of our common shares, depending on the average closing price of our common shares over the 20-trading day period ending on the third trading day prior to December 31, 2004.

You will be required under
  the purchase contract to
  purchase our common shares
  on December 31, 2004......   We will enter into a purchase contract agreement
                               with JPMorgan Chase Bank, which will act as agent for all of the holders of the PEPS Units.
                               For each PEPS Unit that you purchase, a contract will be issued under the purchase contract agreement that creates a contractual arrangement between you and us for the purchase of our common shares. We refer to this contract as a "purchase contract." Under each purchase contract, you will be obligated to purchase, at an aggregate purchase price of $50 for each of your PEPS Units, a variable number of our common shares. You will not be obligated to pay the purchase price until December 31, 2004, which has been set as the "purchase contract settlement date," and you will not receive our common shares until you have settled your purchase contract. Your purchase contract may be settled by applying the proceeds from the remarketing of your Series B preferred share, as more fully described under "Description of the Purchase Contracts" in this prospectus supplement. Instead of using the proceeds of the remarketing to settle your purchase contract, you may settle your purchase contract on or before the purchase contract settlement date in cash.

If you settle your purchase
  contract on the purchase
  contract settlement date,
  you will receive a number
  of our common shares equal
  to the settlement rate....  The number of our common shares you will receive on the purchase contract settlement date under your purchase contract will depend on the average closing price of our common shares as reported on the New York Stock Exchange for the 20-trading day period ending on the third trading day prior to the purchase contract settlement date.

                              The number of our common shares you will receive for each purchase contract will be determined as follows:

                              .   if the average closing price during the
                                  20-trading day period equals or exceeds
                                  $57.50, you will receive 0.8696 of our common shares;

                              .   if the average closing price during the
                                  20-trading day period is less than $57.50 but greater than $47.00, you will receive a number of our common shares, based on the average closing price during that period, having a value equal to $50.00; and

                              .   if the average closing price during the
                                  20-trading day period is less than or equal to $47.00, you will receive 1.0638 of our common shares.

                              During the term of the PEPS Units, we will adjust the settlement rate to reflect the occurrence of certain stock dividends, stock splits and other corporate events that could affect the market price of our common shares. See "Description of the Purchase Contracts--Anti-Dilution
                              Adjustments" in this prospectus supplement.

Contract adjustment payments
  to holders of PEPS Units..  You will be entitled to receive quarterly cash distributions of contract adjustment payments payable by us at the rate of 2.39% per year of the stated amount of $50 per PEPS Unit on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2001. If any such day is not a business day, then payment will be made on the succeeding day that is a business day, unless this day is in the next succeeding calendar year, in which case the payment will be made on the immediately preceding business day.

                              We have the right to defer the payment of contract adjustment payments until no later than the purchase contract settlement date or, if applicable, the date of any early settlement of your purchase contract. Any deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 2.39% per year, compounded quarterly, until paid.

You will receive, when, as
  and if declared by our
  board of directors, cash
  dividends on the Series B
  preferred share that will
  accumulate at the rate of
  5.61%, or $2.8050 per
  year, payable quarterly...  In addition to the purchase contract, each PEPS
                              Unit also will include a Series B preferred share. We will pay you, when, as and if declared by our board of directors, cash dividends of $0.70125 each quarter (which is equal to 5.61% per year of the $50 liquidation preference) on your Series B preferred share. Dividends at that rate will accumulate from the date the PEPS Units are issued and will continue until December 31, 2004. We will pay you the full amount of any accrued and unpaid dividends on your Series B preferred share on December 31, 2004 in cash, or, if we are unable to do so, in our common shares, subject to shareholder approval and any other legal or contractual requirements. If you continue to own your Series B preferred share after the purchase contract settlement date, we will pay you dividends on your Series B preferred share from December 31, 2004 until the Series B preferred shares are redeemed. These dividends will accumulate at a reset rate that is described in more detail later in this prospectus supplement. We will pay dividends only when we have funds available for payment.

We will redeem the Series B
  preferred shares on June
  30, 2005..................  We will redeem the Series B preferred shares on
                              June 30, 2005 and the holders will receive an amount equal to the stated liquidation preference plus accumulated and unpaid dividends thereon. We may not redeem the Series B preferred shares prior to that date. If we are unable to redeem the preferred shares in cash on that date, then the holders will receive, subject to shareholder approval, if required, and any other legal or contractual requirements, a number of our common shares equal to (x) $50 per Series B preferred share, plus all accrued and unpaid dividends, if any, thereon to the redemption date divided by
                              (y) the applicable market value of our common shares, based on the average closing price of our common shares over a 20-trading day period ending on the third trading day prior to the redemption date.

Voting rights...............  The Series B preferred shares do not entitle the holders to voting rights except in limited circumstances.

Your Series B preferred
  share will be pledged as
  collateral under the
  pledge arrangement........  When you purchase a PEPS Unit, the Series B preferred share that is part of that PEPS Unit will be pledged as collateral to secure your obligation under the related purchase contract. We will enter into a pledge agreement under which JPMorgan Chase Bank will act as collateral agent and hold your Series B preferred share until the $50 purchase price under the purchase contract has been paid. You will be the beneficial owner of your Series B preferred share, even though it will be pledged as collateral.

You may settle the purchase
  contract early by paying
  cash......................  You may satisfy your obligation under your purchase contract at any time prior to 5:00 p.m., New York City time, on the seventh business day preceding the purchase contract settlement date; provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common shares to be delivered in respect of the purchase contracts being settled.

                              If you choose to settle early:

                              . you must deliver to the purchase contract agent a notice indicating your election to "settle early;"

                              . you must deliver to the purchase contract agent a cash payment of $50, less the aggregate amount of any accrued and unpaid contract adjustment payments or deferred contract adjustment payments thereon for each purchase contract being settled early;

                              .   the notice and the cash payment must be
                                  delivered by 5:00 p.m., New York City time, on the seventh business day preceding the purchase contract settlement date;

                              . you will receive, for each PEPS Unit you surrender, 0.8696 of our common shares, subject to anti-dilution adjustments, regardless of the market price of our common shares on the date of early settlement;

                              . you will not receive any future contract adjustment payments from us;

                              .   your Series B preferred share will be
                                  released from the pledge arrangement and delivered to you; and

                              . you will retain the right to have your Series B preferred shares remarketed.

You may settle the purchase
  contract on the purchase
  contract settlement date
  by paying cash or using
  the proceeds from the
  remarketing of your Series
  B preferred share.........  Unless you settle the purchase contract early or the purchase contract is terminated prior to the purchase contract settlement date, you will be obligated to pay on December 31, 2004, pursuant to the purchase contract that is part of each PEPS Unit, $50, less the aggregate amount of any accrued and unpaid contract adjustment payments or deferred contract adjustment payments thereon, to purchase a variable number of our common shares. You may elect at any time until the seventh business day preceding December 31, 2004 to settle a purchase contract in cash on the purchase contract settlement date. If you do not elect to pay cash or we do not receive your cash payment by the fifth business day preceding December 31, 2004, we will attempt to sell or "remarket" your Series B preferred share to the public for a price equal to 100.25% of the liquidation preference of $50 per Series B preferred share, plus any accrued and unpaid dividends. Morgan Stanley & Co. Incorporated will act as the remarketing agent.

If you pay cash to settle
  your purchase contract,
  your Series B preferred
  share will be released
  from the pledge
  arrangement...............  If you choose not to participate in the remarketing and instead pay cash to settle your puchase contract, then:

                              . you must pay $50, less the aggregate amount of any accrued and unpaid contract adjustment payments or deferred contract adjustment payments thereon, in cash to us under each purchase contract;

                              . we will deliver to you the number of our common shares determined based on the applicable settlement rate on the purchase contract settlement date; and

                              .   your Series B preferred share will be
                                  released from the pledge arrangement and delivered to you.

                              Starting on December 31, 2004, the settlement date of the remarketing, and continuing until the Series B preferred shares are redeemed, dividends on the Series B preferred shares will be payable at the reset rate that will be determined by the remarketing agent in the remarketing.

If you do not notify the
  purchase contract agent of
  your intention to settle
  in cash or fail to pay
  cash under your purchase
  contract, your Series B
  preferred share will be
  remarketed................  If you are a holder of a PEPS Unit who does not elect to settle the related purchase contract early and you (1) fail to notify the purchase contract agent by the seventh business day preceding December 31, 2004 of your intention to settle in cash or (2) so notify the purchase contract agent but fail to deliver the cash payment for our common shares by the fifth business day preceding December 31, 2004, you will have your related Series B preferred shares remarketed by the remarketing agent on the third business day prior to the purchase contract settlement date.

If the remarketing succeeds,
  the remarketed Series B
  preferred shares will be
  sold and, if you are a
  PEPS Unit holder, you will
  receive our common shares.   If:

                               . you are a holder of a PEPS Unit who does not elect to settle the related purchase contract early for cash and (1) you fail to notify the purchase contract agent by the seventh business day preceding December 31, 2004 of your intention to settle in cash or
                                   (2) you so notify the purchase contract
                                   agent but fail to deliver the cash payment for our common shares by the fifth business day preceding December 31, 2004; or

                               . you are the holder of a Series B preferred share that is not part of a PEPS Unit but you elect to have your Series B preferred share remarketed;

                               then you will have your Series B preferred shares remarketed by the remarketing agent.

                               On the third trading day prior to the purchase contract settlement date, the remarketing agent will use reasonable efforts to sell your Series B preferred share, together with all other Series B preferred shares being remarketed. If the market value of the Series B preferred shares immediately prior to the remarketing is greater than or less than $50.125 plus any accrued and unpaid dividends per Series B preferred share, then the remarketing agent will increase or decrease the dividend rate on the Series B preferred shares so that the market value will be equal to $50.125 plus any accrued and unpaid dividends per Series B preferred share at the time of the remarketing.

                               If the remarketing is successful, then your Series B preferred share will be sold. Of the proceeds:

                               . if you are a PEPS Unit holder, $50, less the aggregate amount of any accrued and unpaid contract adjustment payments or deferred contract adjustment payments on the related purchase contract, will be delivered to us as payment for our common shares and you will receive the shares;

                               . if you are not a PEPS Unit holder, $50 will be delivered to you;

                               . the portion representing (i) any accrued and unpaid dividends and (ii) any accrued and unpaid contract adjustment payments and deferred contract adjustment payments on the related purchase contract will be paid to you; and

                               . $0.125 will be paid as a remarketing fee to the remarketing agent.

  If the remarketing fails
  and you are a PEPS Unit
  holder, we may take
  possession of your Series
  B preferred share in
  settlement of the purchase
  contract, or the purchase
  contract may be terminated   If, following a failed remarketing, on the
                               purchase contract settlement date there are:

                               .   no accrued and unpaid dividends on your
                                   Series B preferred shares; and

                               . no accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments, under the related purchase contracts,

                               then we will be entitled to exercise our rights as a secured party and, subject to applicable law, retain your Series B preferred share pledged as collateral under the pledge agreement or sell it in one or more private sales. In either case, your obligations under the related purchase contracts would be satisfied in full, and you will receive the number of our common shares issuable upon settlement of the purchase contract.

                               If, following a failed remarketing, on the purchase contract settlement date there are:

                               . any accrued and unpaid dividends on your Series B preferred shares; and/or

                               . any accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments, under the related purchase contracts,

                               then (1) the purchase contracts will be deemed terminated (but not our obligation to pay you any accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments) and (2) the collateral agent will release the related Series B preferred shares from the pledge arrangement and deliver them to you.

If you are a holder of
  Series B preferred shares
  that are not part of PEPS
  Units and there is a
  failed remarketing, you
  will retain possession of
  your Series B preferred
  shares and the reset rate
  will be determined
  pursuant to a formula.....  If the remarketing agent cannot remarket all of the Series B preferred shares by three business days prior to the purchase contract settlement date and your Series B preferred shares are not part of PEPS Units, you will retain possession of your Series B preferred shares and the reset rate will be determined pursuant to a formula described under "Description of the Preferred Shares--Failed Remarketing" in this prospectus supplement.

The purchase contracts will
  terminate upon our
  bankruptcy or in certain
  circumstances following a
  failed remarketing........  The purchase contracts will terminate (other than our obligation to pay any accrued and unpaid or deferred contract adjustment payments) automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us, or, in certain circumstances, if there is a failed remarketing. If the purchase contracts terminate, you will have no obligation to pay for, or right to receive, our common shares. Upon termination, you will receive your Series B preferred share free of our security interest.

Investing in the PEPS Units
  is not the equivalent of
  investing in our common
  shares....................  The PEPS Units reflect an interest in two securities, the purchase contracts and the Series B preferred shares. The dividends on the Series B preferred shares will be paid at a rate per year that is greater than the current dividend yield on our common shares. In addition, because the number of our common shares that you will receive upon settlement of the purchase contracts may decline by up to 18.26% as the applicable market value increases, the PEPS Units give you less opportunity for equity appreciation than you would have if you invested directly in our common shares.

The PEPS Units have been
  approved for listing on
  the New York Stock Exchange The PEPS Units have been approved for listing on the New York Stock Exchange under the symbol
                              "PRE-PrP."

The symbol for our common
  shares on the New York
  Stock Exchange............  "PRE."

United States federal income
  tax consequences..........  Because a PEPS Unit will consist of a purchase contract and a Series B preferred share, the purchase price of each PEPS Unit will be allocated between the purchase contract and the related Series B preferred share in proportion to their relative fair market values at the time of purchase. We expect that, at the date of issuance of the PEPS Units, 100% of the fair market value of the PEPS Unit will be allocable to the Series
                              B preferred share and 0% to the purchase contract.

                              If you own a PEPS Unit, you will include in gross income the dividend payment on the Series B preferred shares when such dividend is paid and may include in gross income the contract adjustment payment when such payment is paid.

                              There is no statutory, judicial or administrative authority directly addressing the tax treatment of the PEPS Units or instruments similar to the PEPS Units. You should consult your own tax advisor concerning the tax consequences to you of an investment in the PEPS Units. For additional information, see "Material Bermuda and United States Federal Income Tax Consequences" in this prospectus supplement.

               ILLUSTRATION OF TERMS AND FEATURES OF PEPS UNITS

   The following illustrates some of the key terms and features of the PEPS
Units.

Components of each PEPS Unit
  at issue:.................  .   A contract to purchase our common shares to
                                  be settled not later than December 31, 2004

                              . A Series B preferred share redeemable on June 30, 2005

Issue price of each PEPS
  Unit:.....................  $50

Yield on each PEPS Unit:....  8.00%, consisting of contract adjustment payments at a rate of 2.39% per year of the $50 stated amount of each PEPS Unit and dividends on the Series B preferred share at a rate of 5.61% per year of the $50 liquidation preference, each payable quarterly, until December 31, 2004. On December 31, 2004, following a remarketing of the Series B preferred shares, the dividend rate will be reset.

Reference price (or price of
  common shares at time of
  issuance of PEPS Units):..  $47.00 (the last sale price of our common shares on the NYSE on November 15, 2001)

Threshold appreciation price: $57.50 (a 22.34% premium to the reference price)

   A PEPS Unit consists of two components, a purchase contract and a Series B preferred share. The return to an investor on a PEPS Unit will depend upon the return provided by each of these components. For an investor that holds the PEPS Unit until remarketing and uses the proceeds from the remarketing to settle the purchase contract, the return will be comprised of the following:

Value of shares of common shares +   Dividends on the Series B        +   Contract adjustment payments
delivered at maturity of the         preferred shares at 5.61% of the     at a rate of 2.39% per year of
purchase contract on December        liquidation preference per year      the stated amount of each PEPS
31, 2004                             until December 31, 2004              Unit until December 31, 2004

Purchase Contract

   The purchase contract obligates you to purchase, and us to sell, our common shares and entitles you to receive cash distributions of contract adjustment payments. You can satisfy the obligation to purchase our common shares on the purchase contract settlement date by paying cash or by participating in the remarketing. You can also satisfy this obligation prior to the purchase contract settlement date by electing to settle early in cash. If you settle early, you will receive for each PEPS Unit 0.8696 of our common shares, regardless of the market price of our common shares on the date of early settlement. Otherwise, the number of shares delivered to you will depend on the average closing price of our common shares for the 20-trading day period ending on the third trading day prior to December 31, 2004.

   . If the average closing price equals or exceeds $57.50, the threshold appreciation price, you will receive 0.8696 shares. This is calculated by dividing the PEPS Unit issue price by the threshold appreciation price ($50/$57.50 = 0.8696).

   . If the average closing price for the period is greater than $47.00, the reference price, but less than the threshold appreciation price, you will receive a number of shares that produces a value of $50.

   . If the average closing price for the period is less than or equal to the reference price, you will receive 1.0638 shares. This is calculated by dividing the PEPS Unit issue price by the reference price ($50/$47 = 1.0638).

   The following graphs show the value and fraction of our common shares that would be delivered for each purchase contract on December 31, 2004 depending upon the performance of our common shares.

                                    [GRAPHIC]



Series B Preferred Share

   We will pay quarterly cash dividends on each Series B preferred share at a rate per annum of 5.61% of its $50 liquidation preference until December 31, 2004. After that date, the dividend rate will be reset in connection with the remarketing of the Series B preferred shares. We will redeem the Series B preferred shares on June 30, 2005.

   The Series B preferred share will serve as collateral for your purchase contract obligation. If you do not elect to settle the purchase contract for cash or elect to settle the purchase contract early, the Series B preferred share will be remarketed and the proceeds from the remarketing will be used to settle the purchase contract.

Comparison of Investment Returns for a PEPS Unit and Our Common shares

   The following table compares the return you would realize by investing at the same time $50 in a PEPS Unit (the stated amount and purchase price of each PEPS Unit) compared to investing $50 in our common shares (or 1.0638 shares, based on a price of $47.00 per share). If you buy a PEPS Unit, your investment would have substantially similar risks and rewards as an investment in our common shares. However, you would not benefit from the first 22.34% appreciation in the market value of the common shares underlying the PEPS Unit. In addition, after the first 22.34% appreciation in the market value of our common shares, you would receive only 81.74% of any additional appreciation in the market value of the common shares underlying the PEPS Unit. Finally, until you settle your purchase contract, you would not receive any dividends on our common shares. Instead, you would receive payments on your PEPS Unit at a rate of 8.00% per year (representing contract adjustment payments and dividends on the Series B preferred share included in the PEPS Unit) until December 31, 2004. You should note that this analysis also assumes that we continue to pay quarterly dividends on our common shares totaling $0.28 per share per quarter.

                                                    Value of Our      Pretax
Percentage Change    Price per       Market Value   Common Shares Annualized Rate     Pretax
  in Our Common     Share of Our   of 1.0638 of Our Delivered Per  of Return on     Annualized
Share Price from  Common Shares at Common Shares at   Purchase      Our Common    Rate of Return
 Reference Price  Settlement Date  Settlement Date    Contract        Shares      on PEPS Units
----------------- ---------------- ---------------- ------------- --------------- --------------
      (40)%            $28.20           $30.00         $30.00         (12.96)%        (6.42)%
      (30)%            $32.90           $35.00         $35.00         (8.61)%         (2.30)%
      (20)%            $37.60           $40.00         $40.00         (4.65)%          1.47%
      (10)%            $42.30           $45.00         $45.00         (0.99)%          4.97%
        0%             $47.00           $50.00         $50.00          2.40%           8.24%
       10%             $51.70           $55.00         $50.00          5.59%           8.24%
       20%             $56.40           $60.00         $50.00          8.58%           8.24%
       30%             $61.10           $65.00         $53.13         11.42%          10.19%
       40%             $65.80           $70.00         $57.22         14.12%          12.62%

   The above diagrams and tables do not represent all potential outcomes from an investment in the PEPS Units.

   An investor that settles the purchase contract early or on the purchase contract settlement date for cash, and continues to hold the Series B preferred share, will continue to receive cash dividends on the Series B preferred share until June 30, 2005. The dividend rate on the Series B preferred shares will be reset effective December 31, 2004 to the rate determined by the remarketing agent if there is a successful remarketing of the Series B preferred shares.

 RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS OF PARTNERRE

   For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by our management to be the interest factor of these rentals).

                                                    Nine Months
                                                       Ended
                                                   September 30,      Fiscal Year Ended December 31,
                                                  --------------- --------------------------------------
                                                  2001(2)   2000  2000    1999   1998   1997     1996
                                                  -------  -----  ----    ----  -----  ------  --------
Ratio of Earnings to Fixed Charges...............  NM(1)   8.48x  7.12x   4.25x 94.88x 348.86x 2,498.25x
Ratio of Earnings to Combined Fixed Charges
  and Preferred
  Share Dividends................................  NM(1)   3.77x  3.18x   1.87x 12.20x  27.88x 2,498.25x
Deficiency of Earnings to Fixed Charges (2)........................................... $257.8 million
Deficiency of Earnings to Combined Fixed Charges and Preferred Share Dividends (2).... .. $272.8 million

--------
(1) NM: not meaningful. The ratios for the nine-month period ended September 30, 2001 are not meaningful due to the net loss which PartnerRe reported for the period, which included losses related to the terrorist attacks of September 11, 2001. Further information regarding the impact of these attacks on PartnerRe's financial results can be found in the accompanying prospectus and the documents incorporated by reference therein.
(2) Represents additional earnings that would be necessary to result in a one-to-one coverage ratio.

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. You should carefully review the information contained in the other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors contained in PartnerRe's Current Report on Form 8-K dated October 3, 2001, and should particularly consider the following matters before purchasing any PEPS Units.

   Because each PEPS Unit consists of one of our Series B preferred shares and a purchase contract to acquire our common shares, you are making an investment decision with regard to our common shares and our Series B preferred shares, as well as the PEPS Units.

You Assume the Entire Risk that the Market Value of our Common Shares May
Decline

   You have an obligation under the purchase contract to buy our common shares. The value of our common shares that you will receive upon the settlement of the purchase contract is not fixed, but rather will depend on the market value of our common shares near the date the purchase contract is settled. Because the price of our common shares fluctuates, the market value of the common shares you receive upon settlement of the purchase contract may be more or less than the stated amount of $50 per PEPS Unit. If the market value of our common shares near the purchase contract settlement date is less than $47.00, the market value of the common shares issued to you upon settlement generally will be less than the stated amount of the purchase contract and your investment in the PEPS Unit will result in a loss. Therefore, you will bear the full risk of a decline in market value of our common shares before settlement of the purchase contract.

You Will Receive Only a Portion of any Appreciation in the Market Price of our Common Shares

   The aggregate market value of our common shares receivable upon settlement of the purchase contract generally will exceed the stated amount of $50 only if the average closing price of our common share over the 20-trading day period ending on the third trading day prior to December 31, 2004 equals or exceeds the threshold appreciation price of $57.50 (which represents an appreciation of 22.34% over the reference price of $47.00). Therefore, during the period prior to settlement, an investment in a PEPS Unit affords less opportunity for equity appreciation than a direct investment in our common shares. If the applicable average closing price exceeds the reference price of $47.00 but is less than the threshold appreciation price of $57.50, you will realize no equity appreciation on our common shares for the period during which you own the purchase contract. Furthermore, if the applicable average closing price equals or exceeds the threshold appreciation price, you will realize only 81.74% of the equity appreciation on the common shares underlying the PEPS Units for that period above the threshold appreciation price. See "Description of the Purchase Contracts--General" in this prospectus supplement for an illustration of the number of our common shares that you would receive at various average market prices.

The Trading Prices for the PEPS Units will be Directly Affected by the Trading Prices for our Common Shares, which are Unpredictable

   The trading prices of a PEPS Unit in the secondary market will be directly affected by the trading prices of our common shares and the general level of interest rates. We cannot predict whether the prices of our common shares and interest rates will rise or fall. Trading prices of the common shares will be influenced by our operating results and prospects and by economic, financial, industry and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, can affect the price of our common shares, as can sales of substantial amounts of common shares by us in the market after the offering of the PEPS Units or the perception that those sales could occur. The market for our common shares likely will influence, and be influenced by, any market that develops for the PEPS Units. For example, investors' anticipation of the distribution into the market of the additional common shares issuable upon settlement of the purchase contracts or, in certain circumstances, upon our payment of dividends on, or payment of the redemption price with respect to the redemption of, the Series B preferred shares in the form of our common shares could depress the price of our common shares and increase the volatility of our share price, which could in turn depress the price of the PEPS Units. If the underwriters' over-allotment option is exercised in full, the largest number of our common shares issuable upon settlement of the purchase contracts would constitute approximately 8.49% of our common shares outstanding as of September 30, 2001. The price of our common shares also could be affected by possible sales of our common shares by investors who view the PEPS Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving the PEPS Units and our common shares. The arbitrage could, in turn, affect the trading prices of the PEPS Units and our common shares.

The PEPS Units Provide Limited Settlement Rate Adjustments

   The number of common shares issuable upon settlement of a purchase contract is subject to adjustment only for share splits and combinations, shares dividends and a number of other specified transactions. The number of shares is not subject to adjustment for other events, such as employee stock options grants or offerings of our common shares for cash or in connection with acquisitions or other transactions, which may adversely affect the price of our common shares. The terms of the PEPS Units do not restrict our ability to offer our common shares in the future or to engage in other transactions that could dilute our common shares. We have no obligation to consider the interest of the holders of the PEPS Units for any reason in connection with any dilutive transaction.

You Have No Shareholder Rights with Respect to our Common Shares until You Acquire our Common Shares upon Settlement of Your Purchase Contracts

   Until you acquire our common shares upon settlement of your purchase contracts, you will have no rights with respect to our common shares, including voting rights, rights to respond to tender offers or rights to receive any dividends or any other distributions on our common shares. Upon settlement of your purchase contracts, you will be entitled to exercise the rights of a holder of our common shares only as to actions for which the applicable record date occurs after the settlement date. For example, if an amendment is proposed to our Memorandum of Association and the record date for determining the shareholders of record entitled to vote on that amendment occurs prior to the settlement date, you will not be entitled to vote on that amendment.

Limitations on Dividends and Other Payments on Your Series B Preferred Shares

   Each PEPS Unit consists of a purchase contract and one of our Series B preferred shares. Cash dividends are payable on your Series B preferred share quarterly, and, to the extent you do not use your Series B preferred share to settle the purchase contract on the purchase contract settlement date, we are required to redeem your Series B preferred share on June 30, 2005, the redemption date. You will only receive cash dividends on the Series B preferred shares when, as and if declared by our board of directors out of funds legally available for the payment of dividends. Because our Series A preferred shares rank on a parity with our Series B preferred shares, we cannot pay dividends on our Series B preferred shares unless we also pay or set aside dividends on our Series A preferred shares. No dividends on our Series B preferred shares shall be declared by our board of directors or paid or set apart for payment by us at such time as the terms and provisions of any agreement, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder or shall be restricted or prohibited by law. In addition, our ability to redeem your Series B preferred shares on the redemption date will be restricted by certain provisions of Bermuda law. See "Description of the Preferred Shares-Dividend Rights" and "Description of the Preferred Shares-Certain Restrictions on
Payment of Dividends and Redemptions." If there are any accrued and unpaid dividends on December 31, 2004, and we are unable to pay them in cash, or if we are unable to redeem the Series B preferred shares in cash on the redemption date, in each case due to the foregoing restrictions, we are required to pay the dividends, or the redemption price, as the case may be, in our common shares, subject to our shareholder approval, if required, and any other legal or contractual requirements. There is no guarantee that we will be able to pay any such dividends in either cash or in our common shares at such time, and in such event, your available remedies may be limited to the right to elect directors to our board of directors, as described under "Description of the Preferred Shares-Voting Rights" elsewhere in this prospectus supplement.

You May Not Receive Periodic Payments on Your PEPS Units

   The payments on the PEPS Units will consist of cash dividends payable on the Series B preferred shares and quarterly contract adjustment payments. However, as described above, you will only receive cash dividends on the Series B preferred shares when, as and if declared by our board of directors out of funds legally available for the payment of dividends. In addition, we may, at our option, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the PEPS Units until no later than the purchase contract settlement date or, if applicable, the date of any early settlement of your purchase contract. If dividends are not declared and paid on the Series B preferred shares or if contract adjustment payments are deferred, the trading value of the PEPS Units would likely be adversely affected. In addition, if dividends are in arrears on the Series B preferred shares on the purchase contract settlement date and we are unable to pay in full the accrued and unpaid dividends on that date in cash, or failing that, in our common shares, as we are required to do under the terms of the Series B preferred shares, it may be more difficult for the remarketing agent to successfully remarket the Series B preferred shares.

The Secondary Market for the PEPS Units and the Series B Preferred Shares May Be Illiquid

   We are unable to predict how PEPS Units and Series B preferred shares will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the PEPS Units and the Series B preferred shares. The PEPS Units have been approved for listing on the New York Stock Exchange. However, listing on the New York Stock Exchange does not guarantee the depth or the liquidity of the market for the PEPS Units. The Series B preferred shares will not be listed on any national securities exchange.

   We have been advised by the underwriters that they presently intend to make a market for the PEPS Units and the Series B preferred shares; however, they are not obligated to do so and any market making may be discontinued at any time. We cannot assure you as to the liquidity of any market that may develop for the PEPS Units or the Series B preferred shares, your ability to sell such securities or whether a trading market, if it develops, will continue.

   We cannot assure you that the PEPS Units will not be delisted from the New York Stock Exchange or that trading on the PEPS Units will not be suspended if the number of PEPS Units falls below the minimum number of outstanding securities required for listing on the New York Stock Exchange.

The Purchase Contract Agreement Is Not Qualified Under The Trust Indenture Act and therefore the Obligations of the Purchase Contract Agent are Limited

   The purchase contract agreement is not an indenture under the Trust Indenture Act. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for "conflicting interests," provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to you as a holder of the PEPS Unit.

Your Rights to the Series B Preferred Shares Will Be Subject to our Security Interest

   Your rights to the Series B preferred shares that comprise part of a PEPS Unit will be subject to our security interest. Although you will be the beneficial owners of those Series B preferred shares, those Series B preferred shares will be pledged to JPMorgan Chase Bank, in its capacity as our collateral agent, to secure your obligations under the related purchase contracts.

   Therefore, for so long as the purchase contract remains in effect, you will not be allowed to withdraw your pledged Series B preferred share from this pledge arrangement, unless you settle the related purchase contract early or settle the related purchase contract on the purchase contract settlement date for cash, as described elsewhere in this prospectus supplement.

The Delivery of Series B Preferred Shares Upon Termination of the Purchase Contracts is subject to Potential Delay

   The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us. If the purchase contracts terminate upon one of those events, your rights and obligations under your purchase contracts will also terminate, including your obligation to pay for and your right to receive our common shares. Upon termination, your Series B preferred shares will be released from the pledge arrangement. Notwithstanding the automatic termination of the purchase contracts, procedural delays may affect the timing of the delivery to you of your Series B preferred shares being held as collateral under the pledge agreement.

The United States Federal Income Tax Consequences of the Purchase, Ownership and Disposition of PEPS Units are Unclear

   No statutory, judicial or administrative authority directly addresses the treatment of the PEPS Units or instruments similar to the PEPS Units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of PEPS Units are not entirely clear.

                          FORWARD-LOOKING STATEMENTS

   Any statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. These forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in such forward-looking statements.

   These uncertainties and other factors (which we describe in more detail elsewhere in this prospectus supplement and the accompanying prospectus and in our SEC filings that we have incorporated by reference) include, but are not limited to:

    (1) the occurrence of catastrophic events with a frequency or severity exceeding our expectations;

    (2) a decrease in the level of demand for reinsurance and/or an increase in the supply of reinsurance capacity;

    (3) increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

    (4) actual losses and loss expenses exceeding our loss reserves, which are necessarily based on actuarial and statistical projections of ultimate losses;

    (5) changes in the cost, availability and performance of retrocessional reinsurance, including the ability to collect reinsurance recoverables;

    (6) concentration risk in dealing with a limited number of brokers;

    (7) developments in and risks associated with global financial markets which could affect our investment portfolio;

    (8) changing rates of inflation and other economic conditions;

    (9) losses due to foreign currency exchange rate fluctuations; or

   (10) changes in the legal or regulatory environments in which we operate, including the passage of federal or state legislation subjecting Partner Reinsurance Company Ltd. or PartnerRe SA to supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate.

   The foregoing review of important factors should not be construed as exhaustive.

   The words "believe," "anticipate," "estimate," "project," "plan," "expect," "intend," "hope," "will likely result," "outlook," "will continue" or words of similar impact generally involve forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   We expect the net proceeds from the sale of 3,500,000 PEPS Units (or 4,000,000 PEPS Units if the over-allotment option granted to the underwriters is exercised in full) to be approximately $168,250,000, after deducting the underwriting discounts and commissions and estimated expenses payable by us, or approximately $192,500,000 if the underwriters' over-allotment option is exercised in full. We will use the net proceeds from this offering for general corporate purposes.

                            SELECTED FINANCIAL DATA

   The following table sets forth summary historical consolidated financial and other data of PartnerRe. The year-end financial data has been derived from PartnerRe's audited financial statements, which have been audited by Deloitte & Touche. The financial data for the interim periods has been derived from PartnerRe's unaudited financial statements and include, in the opinion of PartnerRe's management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data. The results for the interim periods do not necessarily indicate the results to be expected for the full fiscal year. You should read the following information in conjunction with PartnerRe's financial statements and the related notes and the other financial and statistical information that is included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                         Nine Months Ended
                                                           September 30,        Year Ended December 31,
-                                                       ------------------   ----------------------------
                                                          2001     2000(3)   2000(3)     1999      1998
-                                                       --------   --------  --------  --------  --------
-                                                           (unaudited)
                                                              (in millions, except per share data)
Operations data:
Gross premiums written................................. $1,449.3   $1,141.4  $1,439.5  $1,433.0  $  735.8
Net premiums written...................................  1,403.0    1,090.2   1,380.3   1,326.4     687.0
Net premiums earned....................................  1,191.2      983.0   1,314.3   1,338.0     685.6
Net investment income..................................    181.0      218.5     273.6     307.6     169.4
Net realized investment gains (losses).................     14.2      (51.9)    (62.7)    (15.9)     23.7
Other income...........................................      0.1        0.2       0.4       0.7       0.9
                                                        --------   --------  --------  --------  --------
Total revenues.........................................  1,386.5    1,149.8   1,525.6   1,630.4     879.6
                                                        --------   --------  --------  --------  --------
Losses and loss expenses including life policy benefits  1,269.0      733.6     975.7   1,130.1     396.9
Total expenses.........................................  1,644.3    1,059.9   1,427.0   1,579.4     602.5
                                                        --------   --------  --------  --------  --------
(Loss) income before taxes.............................   (257.8)      89.9      98.6      51.0     277.1
Income tax expenses (benefit)..........................    (40.6)     (35.8)    (43.7)    (43.8)     10.8
                                                        --------   --------  --------  --------  --------
Net (loss) income(1)................................... $ (217.2)  $  125.7  $  142.3  $   94.8  $  266.3
                                                        ========   ========  ========  ========  ========
Diluted operating (loss) earnings per common
  share(1)(2).......................................... $  (4.78)  $   3.26  $   3.79  $   1.73  $   4.05
                                                        ========   ========  ========  ========  ========
Diluted (loss) net income per common share(1).......... $  (4.63)  $   2.19  $   2.41  $   1.40  $   4.34
                                                        ========   ========  ========  ========  ========

Loss ratio.............................................    107.5%      68.8%     70.2%     77.1%     56.9%
Expense ratio..........................................     30.4       31.3      32.3      32.7      28.6
                                                        --------   --------  --------  --------  --------
Combined ratio.........................................    137.9%     100.1%    102.5%    109.8%     85.5%
                                                        ========   ========  ========  ========  ========
Balance sheet data (at end of period):
Total investments, cash and cash equivalents........... $3,954.0   $3,822.1  $3,882.1  $5,494.8  $5,432.2
Total assets...........................................  6,500.0    5,968.8   6,091.3   7,560.0   7,554.0
Unpaid losses and loss expenses and policy benefits for
  life and annuity contracts...........................  3,674.9    2,979.6   3,059.1   4,747.0   4,618.2
Long-term debt.........................................    220.0      220.0     220.0     220.0     220.0
Total shareholders' equity.............................  1,759.0    1,984.1   2,086.0   1,840.7   2,113.4

Diluted book value per common and common
  equivalent share..................................... $  29.32   $  34.14  $  35.54  $  31.82  $  33.53
Weighted average number of common and common
  equivalent shares outstanding........................     51.6       50.5      50.7      53.2      56.8
Weighted average number of common shares
  outstanding..........................................     50.1       49.2      50.1      49.3      52.8

--------
(1) Excluding non-recurring gain for the nine-month period ended September 30, 2001 related to the cumulative effect of adopting new accounting standard in the amount of $27.8 million or $0.55 per common share.
(2) Operating (loss) earnings represent net (loss) income excluding the effect of after-tax net realized investment gain (losses).
(3) Includes the results of operations of PartnerRe Life U.S. for the six-month period ended June 30, 2000 after which date PartnerRe Life U.S. was sold.

                                CAPITALIZATION

   The following table sets forth, as of September 30, 2001, our long-term debt and capitalization (1) on a historical basis, and (2) as adjusted to give effect to the sale of $175 million of the PEPS Units offered hereby and $200 million of preferred securities offered by the Trust concurrently herewith (assuming no exercise by the underwriters of their over-allotment option in connection with the offering of the PEPS Units). You should read this table in conjunction with PartnerRe's historical consolidated financial statements and the other financial and statistical information that is included or incorporated by reference in this prospectus supplement and the accompanying prospectus.


                                                                                    As of
                                                                              September 30, 2001
                                                                              ------------------
                                                                              Actual As Adjusted
                                                                              ------ -----------
                                                                                 (unaudited)
                                                                                (in millions)
Long-term debt............................................................... $  220   $  220
Series B preferred shares offered hereby (1).................................     --      175
Trust preferred securities offered concurrently(2)...........................     --      200

Shareholders' equity:
   Common shares (par value $1.00 per share; 100,000,000 shares
     authorized, 50,112,268 shares issued and outstanding)...................     50       50
   Preferred shares (8% Series A Cumulative Preferred Shares;
     10,000,000 shares authorized; 10,000,000 shares issued and outstanding;
     liquidation preference $25.00 per share)................................     10       10
   Additional paid-in capital(3).............................................    892      879
   Other shareholders' equity................................................    807      807
                                                                              ------   ------
     Total shareholders' equity.............................................. $1,759   $1,746
                                                                              ======   ======
       Total capitalization.................................................. $1,979   $2,341
                                                                              ======   ======

--------
(1) Each PEPS Unit being offered hereby consists of one Series B preferred share and a purchase contract obligating the holder to purchase our common shares.
(2) Concurrently with this offering, the Trust is offering $200,000,000 of its trust preferred securities to the public. The offering described in this prospectus supplement is not contingent on the offering of the trust preferred securities, nor is the trust preferred securities offering contingent on the offering described herein. You should not assume that the trust preferred securities offering will be completed.
(3) Additional paid-in capital, as adjusted, includes the recognition of the fair value of the purchase contract for the common shares of PartnerRe issued as part of each PEPS Unit.

               PRICE RANGE OF COMMON SHARES AND DIVIDENDS POLICY

   Our common shares are listed for trading on the New York Stock Exchange under the symbol "PRE."

   The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common shares as reported on the NYSE Composite Tape for the quarters indicated.

                                                  Common
                                                Share Price
       -                                       -------------
                                                                 Cash
                                                              Dividends
                                                             Declared Per
                                                High   Low      Share
                                               ------ ------ ------------
       Year ended December 31, 1998
          First Quarter....................... $49.75 $43.63    $0.22
          Second Quarter......................  52.00  48.44     0.22
          Third Quarter.......................  52.38  40.06     0.22
          Fourth Quarter......................  46.44  34.00     0.22
       Year ended December 31, 1999
          First Quarter.......................  46.00  39.50     0.25
          Second Quarter......................  41.25  36.44     0.25
          Third Quarter.......................  39.50  34.00     0.25
          Fourth Quarter......................  34.00  29.38     0.25
       Year ended December 31, 2000
          First Quarter.......................  36.81  28.75     0.26
          Second Quarter......................  38.69  35.25     0.26
          Third Quarter.......................  47.44  34.94     0.26
          Fourth Quarter......................  61.00  49.06     0.26
       Year ended December 31, 2001
          First Quarter.......................  58.13  45.85     0.26
          Second Quarter......................  57.00  47.75     0.28
          Third Quarter (through November 15).  55.33  34.10     0.28

   The closing price of our common shares on the New York Stock Exchange on November 15, 2001 was $47.00.

                         DESCRIPTION OF THE PEPS UNITS

   The following is a summary of the terms of the PEPS Units. This summary together with the summary of the terms of the purchase contracts, the purchase contract agreement, the pledge agreement and the preferred shares set forth under the captions "Description of the Purchase Contracts," "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement" and "Description of the Series B Preferred Shares" in this prospectus supplement contain a description of all of the material terms of the PEPS Units but is not complete. We refer you to the forms of the purchase contract agreement, the pledge agreement and the form of certificate of designation, preferences and rights of the 5.61% Series B cumulative redeemable preferred shares, par value $1.00 per share, issued by us (the "Certificate of Designation"), filed with our Current Report on Form 8-K dated November 13, 2001 and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of the share purchase units in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

PEPS Units

   Each PEPS Unit offered will initially consist of:

   . a purchase contract under which the holder will purchase from us on the purchase contract settlement date, or upon early settlement, for $50, a number of our common shares equal to the applicable settlement rate described under "Description of the Purchase Contracts--General" or "Description of the Purchase Contracts--Early Settlement" in this prospectus supplement; and

   . one Series B preferred share, having a stated liquidation preference of $50, under which we will pay, when, as and if declared by our board of directors, quarterly cash dividends at the rate of 5.61% of the stated liquidated preference per year, or $2.8050 per year.

   The Series B preferred share will be pledged under the pledge agreement and held by the collateral agent to secure your obligation to purchase our common shares under the purchase contract.

   The purchase price of each PEPS Unit will be allocated between the purchase contract and the Series B preferred share in proportion to their respective fair market values at the time of purchase. We expect that, at the time of issuance, the fair market value of each purchase contract will be $0 and the fair market value of each Series B preferred share will be $50. This position generally will be binding on each beneficial owner of a PEPS Unit (but not on the IRS).

Current Payments

   The payments on the PEPS Units will consist of cash dividends payable on the Series B preferred shares at the rate of 5.61% of the stated liquidation preference of $50 per year, payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, starting December 31, 2001. In the event dividends on the Series B preferred shares are not declared on any dividend payment date, the corresponding quarterly dividend payment to holders of the PEPS Units will not be paid. During any period for which dividends on the Series B preferred shares are not paid, those dividends will continue to accumulate until paid at the dividend rate of 5.61% of the stated liquidation preference per year through and including December 31, 2004, and thereafter at the reset rate. See "Description of the Series B Preferred Shares--Dividend Rate Reset" below. If we do not declare or pay dividends on the Series B preferred shares, we will not, and will not permit our subsidiaries to, among other things, declare or pay dividends on, make other distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our common shares or other capital shares ranking junior to the Series B preferred shares, or any of their capital shares; provided that the foregoing will not restrict our subsidiaries from declaring or paying such dividends, or making such other distributions, to us or any of our other subsidiaries. See "Description of the Series B Preferred Shares--Dividend Rights" below.

   In addition, holders of PEPS Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 2.39% of the stated amount of $50 per purchase contract per year, subject to our right to defer the payment of such contract adjustment payments. In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and will not permit our subsidiaries to, declare or pay dividends on, make other distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital shares or their capital shares; provided that the foregoing will not restrict any of our subsidiaries from declaring or paying such dividends, or making such distributions, to us or any of our other subsidiaries. See "Description of the Purchase Contracts--Option to Defer Contract Adjustment Payments" below.

Voting and Other Rights

   Holders of purchase contracts underlying the PEPS Units will have no voting or other rights, in that capacity, in respect of our common shares.

Listing of the PEPS Units

   Application has been made to list the PEPS Units on the New York Stock Exchange, under the symbol "PRE-PrP". We do not intend to list the Series B preferred shares on any securities exchange.

NYSE Symbol of our Common Shares

   Our common shares are listed on the New York Stock Exchange under the symbol "PRE."

Repurchase of the PEPS Units

   We may purchase from time to time any of the PEPS Units offered by this prospectus supplement and the accompanying prospectus that are then outstanding by tender, in the open market, by private agreement or otherwise.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

General

   The following description is a summary of some of the terms of the purchase contracts. It supplements the description of the share purchase contracts in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. The purchase contracts will be issued pursuant to the purchase contract agreement between us and JPMorgan
Chase Bank, as purchase contract agent. The descriptions of the purchase contracts and the purchase contract agreement in this prospectus supplement and the accompanying prospectus contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the form of the purchase contract agreement filed with our Current Report on Form 8-K dated November 13, 2001 and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

   A holder of a PEPS Unit can satisfy his or her obligation under the purchase contract to purchase our common shares on or prior to the purchase contract settlement date in one of three ways:

   . settling on the purchase contract settlement date through the remarketing procedures described under "--Settlement through Remarketing;"

   . settling on the purchase contract settlement date by paying cash as described under "--Notice to Settle with Cash;" or

   . settling early at any time prior to 5:00 p.m., New York City time, on the seventh business day prior to December 31, 2004 by paying cash as described under, and subject to the conditions described under, "--Early Settlement."

   Each of the settlement methods requires you to make a decision about how you wish to satisfy your purchase contract obligation to purchase our common shares and take the appropriate steps no later than seven business days prior to December 31, 2004. If you are a PEPS Unit holder and you fail to make an effective election on your Series B preferred shares, your purchase contract obligation will be settled on the purchase contract settlement date through the remarketing procedures, as more fully described under "--Settlement through Remarketing."

   Each purchase contract that is a part of a PEPS Unit will obligate its holder to purchase, and us to sell, on the purchase contract settlement date (unless the purchase contract terminates prior to that date or is settled early at the holder's option), a number of our common shares equal to the settlement rate, for $50 in cash. The number of our common shares issuable upon settlement of each purchase contract on the purchase contract settlement date (which we refer to as the "settlement rate") will be determined as follows, subject to adjustment as described under "--Anti-Dilution Adjustments" below:

   . If the average of the closing prices of our common shares on the 20 trading days ending on the third trading day prior to the purchase contract settlement date is equal to or greater than $57.50, the "threshold appreciation price," then each purchase contract will be settled for 0.8696 shares, the amount obtained by dividing the issue price of $50 by the threshold appreciation price;

   . If the average of the closing prices of our common shares on the 20 trading days ending on the third trading day prior to the purchase contract settlement date is less than the threshold appreciation price of $57.50 but greater than $47.00, the "reference price," then each purchase contract will be settled for a number of shares having a value, based on such 20-trading day average, equal to $50; and

   . If the average of the closing prices of our common shares on the 20 trading days ending on the third trading day prior to the purchase contract settlement date is less than or equal to the reference price of $47.00, then each purchase contract will be settled for 1.0638 of our common shares, the amount obtained by dividing the issue price of $50 by the reference price.

   However, we will not issue any fractional shares upon settlement of a purchase contract. Instead of a fractional share, you will receive an amount of cash equal to such fraction multiplied by the applicable market value. If you surrender for settlement at one time more than one purchase contract, then the total number of whole common shares issuable pursuant to those purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

   For illustrative purposes only, the following table shows the fraction of a common share issuable upon settlement of each purchase contract at various assumed values for the average of the closing prices of our common shares on the 20 trading days ending on the third trading day prior to the purchase contract settlement date, the "applicable market value," based on a reference price of $47.00 and a threshold appreciation price of $57.50. The threshold appreciation price represents an appreciation of 22.34% above the reference price of $47.00. The table assumes that there will be no adjustments to the settlement rate described under "--Anti-Dilution Adjustments" below and that holders do not elect to settle early as described under "--Early Settlement" below. We cannot assure you that the actual applicable market value will be within the range set forth below. A holder of a PEPS Unit will receive on the purchase contract settlement date, in settlement of each purchase contract, the following fractions of a common share at the following assumed applicable market values:

                        Assumed Applicable Fraction of a
                           Market Value    Common Share
                        ------------------ -------------
                              $40.00          1.0638
                              $45.00          1.0638
                              $50.00          1.0000
                              $55.00          0.9091
                              $60.00          0.8696
                              $65.00          0.8696
                              $70.00          0.8696
                              $75.00          0.8696
                              $80.00          0.8696
                              $85.00          0.8696

   As the above table illustrates, if on the purchase contract settlement date, the applicable market value is greater than or equal to the threshold appreciation price of $57.50, we would be obligated to deliver 0.8696 common shares for each purchase contract. As a result, the holder would receive 81.74% of the appreciation in the market value of our common shares underlying each purchase contract above $57.50. If on the purchase contract settlement date, the applicable market value is less than the threshold appreciation price of $57.50 but greater than the reference price of $47.00, we would be obligated to deliver a number of our common shares having a value, based on the applicable market value, equal to $50 and we would retain all appreciation in the market value of our common shares underlying each purchase contract for that period. If on the purchase contract settlement date, the applicable market value is less than or equal to the reference price of $47.00, we would be obligated to deliver in settlement of the purchase contract 1.0638 common shares for each purchase contract, regardless of the market price of our common shares. As a result, the holder would realize the entire loss on the decline in market value of the common shares underlying each purchase contract for that period.

   The term "closing price" of our common shares means, on any date of determination, (1) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of our common shares as of the close of the principal trading session on the New York Stock Exchange on such date or, if our common shares are not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which our common shares are so listed, or if our common shares are not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market or (2) if our common shares are not so reported, the last quoted bid price for our common shares in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of our common shares on such date from at least three nationally recognized independent investment banking firms retained for this purpose by us. The term "trading day" means a day on which our common shares (1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common shares.

   Prior to the settlement of a purchase contract, the common shares underlying each purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common shares by virtue of holding such purchase contract.

   By purchasing a PEPS Unit, a holder will be deemed to have, among other things:

   . irrevocably authorized the purchase contract agent as its attorney-in-fact to enter into and perform that holder's obligations under the related purchase contract and pledge agreement on behalf of such holder;

   . agreed to be bound by the terms and provisions of the related purchase contract; and

   . agreed to be bound by the pledge arrangement contained in the related pledge agreement.

   In addition, each holder will be deemed to have agreed to treat itself as the owner of the related Series B preferred share.

Settlement through Remarketing

   PEPS Unit holders who do not elect to settle the related purchase contract early in the manner described under "--Early Settlement" and who:

   . fail to notify the purchase contract agent, prior to 5:00 p.m., New York City time, on the seventh business day prior to December 31, 2004, of their intention to effect settlement of the related purchase contracts with cash in the manner described under "Notice to Settle with Cash;" or

   . so notify the purchase contract agent but fail to deliver such cash prior to 11:00 a.m., New York City time, on the fifth business day prior to December 31, 2004;

will have their Series B preferred shares remarketed three business days prior to December 31, 2004, the "remarketing date." These PEPS Unit holders will join other holders of Series B preferred shares who have elected to have their Series B preferred shares remarketed.

   Pursuant to the remarketing agreement between the remarketing agent and us, the remarketing agent will use its reasonable efforts to remarket the Series B preferred shares on the remarketing date at a price (the "remarketing price") equal to 100.25% of the stated liquidation preference of $50 per Series B preferred share, plus any accrued dividends that are not paid in full as of the purchase contract settlement date in accordance with the Certificate of Designation, see "Description of the Series B Preferred Shares--Dividend Rights." If the remarketing agent determines that it will be able to remarket all of the Series B preferred shares tendered or deemed tendered for a purchase price in excess of the remarketing price immediately prior to the remarketing, then the remarketing agent will decrease the dividend rate on the Series B preferred shares so that the market value will be equal to remarketing price at the time of the remarketing. If the remarketing agent determines that it will not be able to remarket all of the Series B preferred shares tendered or deemed tendered for the remarketing price immediately prior to remarketing, then the remarketing agent will increase the dividend rate on the Series B preferred shares so that the market value will be equal to the remarketing price at the time of the remarketing.

   Of the proceeds from the remarketing of the Series B preferred shares:


   . If you have tendered or are deemed to have tendered Series B preferred shares that are part of PEPS Units, $50 per Series B preferred share less the aggregate amount of any accrued and unpaid contract adjustment payments or deferred contract adjustment payments on the related purchase contract, will automatically be applied to satisfy in full your obligation to purchase our common shares;

   . if you have tendered Series B preferred shares that are not part of PEPS Units, $50 per Series B preferred share will be paid to you;

   . the portion representing (i) any accrued and unpaid dividends on such Series B preferred shares and (ii) any accrued and unpaid contract adjustment payments and deferred contract adjustment payments on the related purchase contract will be paid to you; and

   . an amount equal to 0.25% of the stated liquidation preference of $50 per Series B preferred share will automatically be applied to pay the remarketing agent for its services in connection with the remarketing. See "Description of the Series B Preferred Shares--Dividend Rate Reset" in this prospectus supplement.

   If the remarketing agent is unable to remarket all of the Series B preferred shares tendered or deemed tendered for remarketing, a "failed remarketing" will be deemed to have occurred. If, following a failed remarketing, on the purchase contract settlement date there are:

   .   no accrued and unpaid dividends on your Series B preferred shares; and

   . no accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments, under the related purchase contracts,

then we will be entitled to exercise our rights as a secured party and, subject to applicable law, retain your Series B preferred share pledged as collateral under the pledge agreement or sell it in one or more private sales. In either case, your obligations under the related purchase contracts would be satisfied in full, and you will receive the number of common shares issuable under settlement of the purchase contract as described under "--General."

   If, following a failed remarketing, on the purchase contract settlement date there are:

   .   any accrued and unpaid dividends on your Series B preferred shares;
       and/or

   . any accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments, under the related purchase contracts,

then (1) the purchase contracts will be deemed terminated (but not our obligation to pay you any accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments) and (2) the collateral agent will release the related Series B preferred shares from the pledge arrangement and cause the securities intermediary to transfer such Series B preferred shares to the purchase contract agent for distribution to the holders of the PEPS Units.

   We will cause a notice of such failed remarketing to be published on the second business day prior to the purchase contract settlement date, in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal, and on a national electronic news medium, which is expected to be Bloomberg News.

   In the event of a failed remarketing, if you are a holder of a Series B preferred share that is not a part of a PEPS Unit, the dividend rate on your Series B preferred share will be set at the rate determined by the formula set forth under "Description of the Series B Preferred Shares--Failed Remarketing" in this prospectus supplement.

   As long as the PEPS Units or the Series B preferred shares are evidenced by one or more global security certificates deposited with The Depository Trust Company ("DTC"), we will request, not less than 10 nor more than 15 calendar days prior to the remarketing date, that DTC notify its participants holding PEPS Units or Series B preferred shares of such remarketing and of the procedures to be followed for settlement with cash.

   We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to have in effect a registration statement covering the Series B preferred shares to be remarketed in a form that the remarketing agent may use in connection with the remarketing process.

Early Settlement

   A holder of PEPS Units may settle the related purchase contract at any time prior to 5:00 p.m., New York City time, on the seventh business day prior to December 31, 2004 by delivering to the purchase contract agent (1) a completed "Election to Settle Early" form and (2) a cash payment in the form of a wire transfer of immediately available funds payable to, or upon the order of, us in an amount equal to (x) $50 (less the aggregate amount of any accrued and unpaid contract adjustment payments and deferred contract adjustment payments on such purchase contract) times (y) the number of purchase contracts being settled; provided that at the time of delivery of the "Election to Settle Early," if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common shares to be delivered in respect of the purchase contracts being settled. We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering the common shares to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement process.

   Upon early settlement, we will sell, and the holder will be entitled to buy,
0.8696 of our common shares for each purchase contract being settled (regardless of the market price of our common shares on the date of early settlement), subject to adjustment under the circumstances described under "--Anti-Dilution Adjustments" below. We will cause (1) the common shares to be delivered and (2) the related Series B preferred share securing such purchase contract to be released from the pledge under the pledge agreement, and, within three business days following the settlement date, each will be transferred to the purchase contract agent for delivery to the holder, free and clear of our security interest. The holder's right to receive future contract adjustment payments will terminate upon early settlement of the related purchase contract.

   If the purchase contract agent receives a completed "Election to Settle Early" and the payment described above for each purchase contract being settled earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the settlement date. If the purchase contract agent receives the foregoing on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date. As long as PEPS Unit certificates are evidenced by one or more global PEPS Unit certificates deposited with DTC, procedures for early settlement also will be governed by standing arrangements between DTC and the purchase contract agent.

Notice to Settle with Cash

   A holder of a PEPS Unit wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering a "Notice to Settle with Cash" prior to 5:00 p.m., New York City time, on the seventh business day preceding December 31, 2004.

   To settle your purchase contract with cash, you must deliver to the securities intermediary a cash payment equal to $50, less the aggregate amount of any accrued and unpaid contract adjustment payments or deferred adjustment payments on your purchase contract, in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to or upon the order of the securities intermediary. Such payment must be delivered prior to 11:00 a.m., New York City time, on the fifth business day prior to December 31, 2004.

   Upon receipt of such cash payment, the related Series B preferred share will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related PEPS Unit, free and clear of our security interest. The holder of the PEPS Unit will then receive the applicable number of our common shares on the purchase contract settlement date.

   If the cash payment is not delivered by you by the applicable time and date specified above, the related Series B preferred share will be remarketed and we will use the proceeds to satisfy in full your purchase contract obligation.

   Any cash received by the securities intermediary upon cash settlement will be invested promptly in permitted investments and paid to us on the purchase contract settlement date. Any funds received by the securities intermediary in excess of the funds necessary to settle the purchase contracts in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

Contract Adjustment Payments

   Contract adjustment payments in respect of PEPS Units will be fixed at a rate per year of 2.39% of the stated amount of $50 per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from November 21, 2001 and will be payable in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2001.

   Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which will be on the tenth calendar day immediately preceding the relevant payment date. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the PEPS Units. Subject to any applicable laws and regulations, each such payment will be made as described under "Book Entry Systems."

   If any date on which contract adjustment payments are to be made on the purchase contracts related to the PEPS Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), unless this day is in the next succeeding calendar year, in which case the payment will be made on the immediately preceding business day.

   Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

Option to Defer Contract Adjustment Payments

   We may, at our option and upon prior written notice to the holders of PEPS Units and the purchase contract agent, defer the payment of contract adjustment payments on each related purchase contract forming a part of a PEPS Unit until no later than the purchase contract settlement date or, if applicable, the date of any earlier settlement of the purchase contract. However, deferred contract adjustment payments will bear additional contract adjustment payments at the rate of 2.39% per year (compounding on each succeeding payment date) until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive future contract adjustment payments will also terminate.

   In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts, each holder of a PEPS Unit will receive, on the earlier of the purchase contract settlement date and the date of any earlier settlement of the purchase contract, the aggregate amount of accrued and unpaid contract adjustment payments and deferred contract adjustment payments on the related purchase contract in cash to the extent such amounts are not deducted from the cash settlement payment made to us.

   In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and will not permit our subsidiaries to, declare or pay dividends on, make other distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital shares or their capital shares; provided that the foregoing will not restrict any of our subsidiaries from declaring or paying such dividends, or making such distributions, to us or any of our other subsidiaries.

Payment of Additional Amounts

   We will make all payments in respect of the PEPS Units (including any dividend payments payable on the Series B preferred shares and contract adjustment payments on the purchase contracts that form such PEPS Units) without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction in which we are organized (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof).

   If a withholding or deduction by us is required by the law of the jurisdiction in which we are organized, we will, subject to certain limitations and exceptions described below, pay to the holder of any such PEPS Unit such additional amounts as may be necessary so that every net payment made to such holder in respect thereof, after the withholding or deduction, will not be less than the amount provided for in the purchase contract, purchase contract agreement and Certificate of Designation to be then due and payable.

   Notwithstanding the foregoing, we will not be required to pay any additional amounts under the PEPS Unit for or on account of:

   (1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such PEPS Unit, (b) presented such PEPS Unit for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such PEPS Unit could not have been presented for payment elsewhere, or (c) presented such PEPS Unit for payment more than 30 days after the date on which the payment in respect of such PEPS Unit became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such PEPS Unit for payment on any day within that 30-day period;

   (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

   (3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such PEPS Unit to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

   (4) any combination of items (1), (2) and (3).

   In addition, we will not pay additional amounts with respect to any payment of any amounts on any such PEPS Unit to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such PEPS Unit to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the PEPS Unit.

Anti-Dilution Adjustments

   The formula for determining the settlement rate will be adjusted if certain events occur, including:

   . the payment of dividends and other distributions on our common shares made in our common shares;

   . the issuance to all holders of our common shares of rights, warrants or options, other than pursuant to dividend reinvestment or share purchase plans, entitling them, for a period of up to 45 days, to subscribe for or purchase our common shares at less than the "current market price," as defined below, of our common shares;

   .   subdivisions, splits or combinations of our common shares;

   . distributions to all holders of our common shares of evidences of our indebtedness, shares of capital stock, securities, cash or property, excluding any dividend or distribution covered by the first and second bullets above and any dividend or distribution paid exclusively in cash;

   . distributions consisting exclusively of cash to all holders of our common shares, excluding any quarterly cash dividend on our common shares to the extent that the aggregate cash dividend per common share in any fiscal quarter does not exceed $0.50 (as adjusted from time to time to reflect the subdivisions or combinations of our common shares), and excluding any dividend or distribution in connection with our liquidation, dissolution or termination; if an adjustment is required to be made as set forth in this bullet point as a result of a distribution
       (a) that is a quarterly dividend, such an adjustment would be based on the amount by which such dividend exceeds $0.50 (as adjusted from time to time to reflect the subdivisions or combinations of our common shares) or (b) that is not a quarterly dividend, such an adjustment would be based on the full amount of such distribution; and

   . the successful completion of a tender or exchange offer made by us or any of our subsidiaries for our common shares that involves an aggregate consideration having a fair market value that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for our common shares concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common shares made within the preceding 12 months, exceeds 15.0% of our aggregate market capitalization on the expiration of such tender or exchange offer.

   The term "current market price" per share of our common shares on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which our common shares trade on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

   In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common shares are converted into the right to receive other securities, cash or property (collectively, "reorganization events"), each purchase contract then outstanding will become, without the consent of the holder of the related PEPS Unit, a contract to purchase only the kind of securities, cash and other property receivable upon consummation of the reorganization event by a holder of our common shares immediately prior to the closing date of the reorganization event. The amount of such securities, cash and other property receivable upon settlement of each such purchase contract after the consummation of the reorganization event will be based on the value as of such settlement date of the "exchange property." The exchange property means the hypothetical amount of such securities, cash and other property that would have been received upon consummation of the reorganization event in exchange for the maximum number of our common shares deliverable under a purchase contract immediately prior to the closing date of the reorganization event. The actual amount of exchange property receivable upon settlement of each purchase contract will be (1) in the case of settlement on the purchase contract settlement date or pursuant to the immediately succeeding paragraph, a variable amount based upon the applicable settlement rate and the applicable market value of the exchange property at such time and (2) in the case of any early settlement, determined in accordance with the procedures described under "--Early Settlement" using the settlement rate that results in the minimum amount of exchange property being delivered under such purchase contract. The "applicable market value" for the purpose of this and the immediately succeeding paragraph will be determined (1) with respect to any publicly traded securities receivable by our common shareholders in any such reorganization event, based on the closing price of such securities, (2) in the case of any cash receivable by our common shareholders in any such reorganization event, based on the amount of such cash and (3) in the case of any other property receivable by our common shareholders in any such reorganization event, based on the value of such property, as determined by a nationally recognized investment banking firm retained by us for this purpose.

   In the case of any reorganization event in which 30% or more of the exchange property consists of cash or cash equivalents, you may settle your purchase contract with cash during the one-week period beginning on the twenty-third trading day following the closing date of the reorganization event at the applicable settlement rate; provided that at the time of any delivery of securities to you upon any such settlement, if so required under the U.S. federal securities laws, there is in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled. For this purpose, the twenty-third trading day after the closing date of the reorganization event will be deemed to be the "purchase contract settlement date" for the purpose of determining the "applicable market value."

   If at any time we make a distribution of property to holders of our common shares that would be taxable to such shareholders as a dividend for United States federal income tax purposes (i.e., distributions of evidences of our indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of the PEPS Units. See "Material Bermuda and United States Federal Income Tax Consequences--U.S. Holders--PEPS Units--Purchase Contracts--Adjustment to Settlement Rate" in this prospectus supplement.

   In addition, we may make such increases in the settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of our common shares (or rights to acquire our common shares) or from any event treated as such for income tax purposes or for any other reason.

   Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least one percentage point in the settlement rate; provided that any adjustments not made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

   Whenever the settlement rate is adjusted, we must deliver to the purchase contract agent a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of the PEPS Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

   If an adjustment is made to the settlement rate, an adjustment will be made to the applicable market value solely to determine which settlement rate will be applicable on the purchase contract settlement date.

   Each adjustment to the settlement rate will result in a corresponding adjustment to the number of our common shares issuable upon early settlement of a purchase contract as described under "--Early Settlement."

Termination

   The purchase contracts and the obligations and rights of us and of the holders of the PEPS Units thereunder (including the holders' obligation and right to purchase and receive our common shares) will terminate automatically, upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or, in certain circumstances, following a failed remarketing; provided that our obligation to pay any accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments, shall survive such termination. Upon such termination, the collateral agent will release the related Series B preferred shares from the pledge arrangement and cause the securities intermediary to transfer such Series B preferred shares to the purchase contract agent for distribution to the holders of the PEPS Units. Upon such termination, however, such release and distribution may be subject to a delay. In the event that we become the subject of a case under The Companies Act 1981 (the "Bermuda Companies Act") and any subsequent enactments, such delay may occur as a result of the automatic stay of proceedings against us and continue until such automatic stay may be lifted.

Pledged Shares and Pledge

   The Series B preferred shares that are a part of the PEPS Units, the "pledged shares," will be pledged to the collateral agent for our benefit pursuant to the pledge agreement to secure your obligation to purchase our common shares under the related purchase contracts. The rights of the holders of the PEPS Units with respect to such pledged shares will be subject to our security interest therein. No holder of PEPS Units will be permitted to withdraw the pledged shares related to such PEPS Units from the pledge arrangement except upon early settlement, settlement for cash or termination of the related purchase contracts.

   Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of PEPS Units will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related Series B preferred shares (including distribution, voting, redemption, repayment and liquidation rights). We will have no interest in the pledged shares other than our security interest.

   Upon receipt of dividends or other distributions on the pledged shares, the securities intermediary will distribute such payments to the purchase contract agent, which in turn will distribute those payments to the holders in whose names the PEPS Units are registered at the close of business on the record date preceding the date of such dividend or distribution.

 CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS, THE PURCHASE CONTRACT AGREEMENT
                           AND THE PLEDGE AGREEMENT

General

   Payments on the PEPS Units will be payable, the purchase contracts will be settled and transfers of the PEPS Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the PEPS Units do not remain in book-entry form, we have the option to make payments on the PEPS Units by check mailed to the address of the person entitled thereto as shown on the security register.

   No service charge will be made for any registration of transfer or exchange of the PEPS Units, except for any tax or other governmental charge that may be imposed in connection therewith.

Modification

   Subject to certain limited exceptions, we and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

   .   change any payment date;

   . change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder's rights in or to such collateral;

   .   change the place or currency of payment;

   . impair the right to institute suit for the enforcement of a purchase contract;

   . reduce the number of our common shares purchasable under a purchase contract, increase the purchase price of our common shares on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

   . reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

   Subject to certain limited exceptions, we, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

   . change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral or otherwise adversely affect the holder's rights in or to such collateral;

   . otherwise effect any action that under the purchase contract agreement would require the consent of the holders of each outstanding purchase contract affected thereby; or

   . reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment.

No Consent to Assumption

   Each holder of a PEPS Unit will be deemed under the terms of the purchase contract agreement, by the purchase of such PEPS Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us, our receiver, liquidator or trustee in the event that we become the subject of a case under the U.S. Bankruptcy Code or other similar Bermuda or U.S. state or federal law providing for reorganization or liquidation.

Mergers, Consolidations and Transfer of Assets

   We will agree in the purchase contract agreement that we may not consolidate with, or merge into, any other corporation or convey, transfer or lease most or all of our property and assets to any person, unless:

   . the corporation formed by the consolidation, the corporation into which we merge or the person who acquires most or all of our property and assets agrees to assume all of our obligations under the purchase contracts, the purchase contract agreement and the pledge agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

   . we are, or such successor corporation is, not, immediately after such transaction, in default in the performance of any of our or its obligations thereunder.

   We will be discharged from all of our obligations and covenants under the purchase contracts, the purchase contract agreement and the pledge agreement if we engage in a merger, consolidation or transfer of assets that satisfies all of these conditions.

Governing Law

   The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

   JPMorgan Chase Bank will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the PEPS Units. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the PEPS Units or the purchase contract agreement.

   The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Information Concerning the Collateral Agent

   JPMorgan Chase Bank will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the PEPS Units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

   The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Information Concerning the Securities Intermediary

   JPMorgan Chase Bank will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the collateral agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

Miscellaneous

   The purchase contract agreement will provide that we will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the PEPS Units.

                 DESCRIPTION OF THE SERIES B PREFERRED SHARES

   The Series B preferred shares, which initially form a part of the PEPS Units and which, under certain circumstances, will trade separately from the purchase contracts also forming a part of the PEPS Units, will be issued pursuant to the terms and provisions of our Memorandum of Association, Bye-Laws and the Certificate of Designation. The following descriptions of certain terms of the Series B preferred shares in this prospectus supplement does not purport to be complete, and we refer you to our Memorandum of Association and Bye-Laws that are filed as exhibits to the registration statement of which this prospectus supplement and accompanying prospectus form a part, and to the form of Certificate of Designation, filed with our Current Report on Form 8-K dated November 13, 2001 and incorporated by reference into such registration statement. This summary supplements the description of the Series B preferred shares in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

   The Series B preferred shares are a single series consisting initially of 4,000,000 shares. When issued and paid for as contemplated by this prospectus supplement, the Series B preferred shares will be duly authorized, validly issued and fully paid. The holders of the Series B preferred shares will have no preemptive rights with respect to any of our common shares or any other securities of ours that are convertible into or carrying rights or options to purchase any such shares. The Series B preferred shares will not be subject to any sinking fund, but will be subject to mandatory redemption on June 30, 2005. See "--Mandatory Redemption" below.

   Our board of directors may from time to time create and issue additional preferred shares without the approval of our shareholders and fix their relative rights, preferences and limitations. The alteration of the special rights attached to the Series B preferred shares requires the approval of the holders thereof. See "--Voting Rights." At present, we have no issued shares which are senior to the Series B preferred shares with respect to payment of dividends and distributions of assets in liquidation. The Series A Preferred Shares described in the accompanying prospectus rank on a parity with the Series B preferred shares with respect to payment of dividends and distributions of assets in liquidation.

Dividend Rights

   Holders of the Series B preferred shares will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount equal to 5.61% of the liquidation preference per year (equivalent to $2.8050 per share). Such dividends shall begin to accrue and shall be cumulative from the date of original issuance and shall be payable quarterly, when, as and if declared by our board of directors, in arrears on March 31, June 30, September 30 and December 31 of each year or, if such date is not a business day, on the business day immediately after such date provided that if such next business day falls in the next calendar year, the payment of such dividends will be made on the business day immediately preceding the payment date (each, a "dividend payment date"). The first dividend, which will be payable on December 31, 2001, will represent the period from the original issue date up to December 31, 2001. The dividend for such partial dividend period and any other dividend payable on the Series B preferred shares for any other partial dividend period will be computed on the basis of a 360-day year of twelve 30-day months. Dividends will be payable to holders of record as they appear in our register of members at the close of business on the applicable record date, which shall be on the tenth calendar day immediately preceding such dividend payment date.

   No dividends on Series B preferred shares shall be declared by our board of directors or paid or set apart for payment by us at such time as the terms and provisions of any agreement, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder or shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series B preferred shares will accrue and shall be fully cumulative, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of the Series B preferred shares will not be entitled to any dividends or dividends in excess of full cumulative dividends as described above. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on Series B preferred shares which may be in arrears.

   Subject to the restrictions described below under "--Certain Restrictions on Payment of Dividends and Redemptions," we will pay in full in cash any accrued and unpaid dividends on the Series B preferred shares on December 31, 2004. If we are unable to pay such dividends in cash at such time, you will receive, subject to shareholder approval, if required, and any other legal or contractual requirements, a number of common shares equal to (x) the aggregate of all accrued and unpaid dividends divided by (y) the applicable market value. The applicable market value for these purposes means the average of the closing prices of our common shares on each of the 20 consecutive trading days ending on the third trading day immediately preceding December 31, 2004.

   We will make all payments in respect of the Series B preferred shares (including any dividend payments or payments on redemption of such Series B preferred shares), without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction in which we are organized (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction by us is required by the law of the jurisdiction in which we are organized, we will, subject to certain limitations and exceptions described under "Description of the Purchase Contracts--Payment of Additional Amounts," pay to the holder of any such Series B preferred share such additional amounts as may be necessary so that every net payment made to such holder in respect thereof, after the withholding or deduction, will not be less than the amount provided for in the Certificate of Designation to be then due and payable. See "Description of the Purchase Contracts--Payment of Additional Amounts."

   If any Series B preferred shares are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment on any class or series of parity shares for any period unless either (i) full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Series B preferred shares for all dividend periods terminating on or prior to the payment date on such parity shares, or (ii) all dividends declared on the Series B preferred shares and any class or series of parity shares are declared pro rata so that the amount of dividends declared per share on the Series B preferred shares and any class or series of parity shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series B preferred shares and such class or series of parity shares bear to each other.

   If any Series B preferred shares are outstanding, unless full cumulative dividends on the Series B preferred shares and any parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends or distributions (other than those paid in common shares or other capital shares ranking junior to the Series B preferred shares as to dividends and as to the distribution of assets upon any liquidation, dissolution or winding up of us, "fully junior shares") shall be declared and paid or set apart for payment and no other distribution shall be declared or paid or set apart for payment upon the common shares or any other capital shares ranking junior to the Series B preferred shares as to dividends or as to the distribution of assets upon any liquidation, dissolution or winding up of us, "junior shares," nor shall any common shares or any other junior shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of any employee incentive or benefit plan of us or any of our subsidiaries) for any consideration (or any moneys be paid to or made available for a sinking fund or the redemption of any common shares or any other junior shares) by us (except by conversion into or exchange for fully junior shares). In addition, under the circumstances described in the preceding sentence, we will not permit our subsidiaries to declare or pay dividends on, make other distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our common shares or other capital shares ranking junior to the Series B preferred shares or any of their capital shares; provided that none of our subsidiaries will be restricted from declaring or paying such dividends, or making such distributions, to us or any of our other subsidiaries.

   Any dividend payment on Series B preferred shares shall first be credited against the earliest accrued but unpaid dividend with respect to Series B preferred shares which remains payable.

Dividend Rate Reset

   The reset rate on the Series B preferred shares will be determined on the third business day prior to the purchase contract settlement date, which we refer to as the "remarketing date," and the rate will actually reset on December 31, 2004. The reset rate, which may be less than, equal to or greater than 5.61% per year, will apply to all the Series B preferred shares outstanding on the remarketing date and will be the rate per year that results from the remarketing of (1) the Series B preferred shares that are a part of PEPS Units as to which the holders have not given notice of their election to settle the related purchase contracts with cash, or have given such notice but failed to deliver cash, and (2) the Series B preferred shares that are not a part of PEPS Units (that is, the Series B preferred shares that are owned by PEPS Unit holders who elected to settle for cash or to settle early or by holders who purchased Series B preferred shares in a secondary trading transaction), as to which the holders have requested remarketing.

   On the remarketing date, the remarketing agent will use reasonable efforts to remarket these Series B preferred shares. If the remarketing agent determines that it can remarket the Series B preferred shares at a price equal to the remarketing price without an increase in the rate, then the reset rate will equal 5.61%. If the remarketing agent determines that it will be able to remarket all the Series B preferred shares tendered or deemed tendered for a purchase price in excess of the remarketing price per Series B preferred share prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will decrease the dividend rate on the Series B preferred shares so that the market value will be equal to the remarketing price at that time, and then the reset rate will equal that decreased rate. If the remarketing agent determines that it will not be able to remarket all the Series B preferred shares tendered or deemed tendered for a purchase at a price equal to the remarketing price prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will increase the dividend rate on the Series B preferred shares so that the market value will be equal to the remarketing price at that time, and then the reset rate will equal that increased rate.

   If none of the holders elects to have their Series B preferred shares remarketed in the remarketing, the reset rate will be the rate determined by the remarketing agent, in its sole, reasonable discretion, as the rate that would have been established had a remarketing been held on the remarketing date.

Remarketing Procedures

   Set forth below is a summary of the procedures to be followed in connection with a remarketing of the Series B preferred shares.

   As long as the PEPS Units or the Series B preferred shares are evidenced by one or more global security certificates deposited with DTC, we will request, no less than 10 nor more than 15 calendar days prior to the remarketing date, that DTC notify its participants holding Series B preferred shares or PEPS Units of the remarketing.

   Not later than 5:00 p.m., New York City time, on the seventh business day preceding December 31, 2004, any holder of Series B preferred shares that are a part of the PEPS Units may elect to have its Series B preferred shares remarketed. Holders of PEPS Units that do not give notice prior to such time of their intention to settle their related purchase contract for cash, and holders who give such notice but fail to deliver such cash prior to 11:00 a.m., New York City time, on the fifth business day prior to December 31, 2004, will be deemed to have consented to the disposition of the Series B preferred shares that are a part of their PEPS Units in the remarketing. Holders of Series B preferred shares that are not a part of a PEPS Unit who wish to have their Series B preferred shares remarketed must give notice of their election to the purchase contract agent prior to 11:00 a.m., New York City time, on the fifth business day prior to December 31, 2004.

   Any such notice will be irrevocable and may not be conditioned upon the level at which the reset rate is established in the remarketing.

Failed Remarketing

   If, by 4:00 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all the Series B preferred shares tendered or deemed tendered for purchase, a "failed remarketing" will be deemed to have occurred, and the remarketing agent will so advise DTC and us.

   If (1) you are a PEPS Unit holder who has not settled its purchase contract with cash or has given notice of your election to settle your purchase contract with cash but failed to do so and (2) on the purchase contract settlement date following the failed remarketing there are:

   .   no accrued and unpaid dividends on your Series B preferred shares; and

   . no accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments, under the related purchase contracts,

then we will be entitled to exercise our rights as a secured party and, subject to applicable law, retain your Series B preferred share pledged as collateral under the pledge agreement or sell it in one or more private sales. In either case, your obligations under the related purchase contracts would be satisfied in full, and you will receive the number of common shares issuable under settlement of the purchase contract as described under "--General."

   If (1) you are a PEPS Unit holder who has not settled its purchase contract with cash or has given notice of your election to settle your purchase contract with cash but failed to do so and (2) on the purchase contract settlement date following the failed remarketing there are:

   .   any accrued and unpaid dividends on your Series B preferred shares;
       and/or

   . any accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments, under the related purchase contracts,

then (1) the purchase contracts will be deemed terminated (but not our obligation to pay you any accrued and unpaid contract adjustment payments, including any deferred contract adjustment payments) and (2) the collateral agent will release the related Series B preferred shares from the pledge arrangement and cause the securities intermediary to transfer such Series B preferred shares to the purchase contract agent for distribution to the holders of the PEPS Units and the reset rate will be as determined in the next paragraph. See "Description of the Purchase Contracts--Settlement through Remarketing."

   If a failed remarketing occurs and you are a holder of Series B preferred shares that are not part of a PEPS Unit, you will retain possession of your Series B preferred shares and the reset rate will be equal to (1) the six-month benchmark treasury rate, as defined below, plus (2) the applicable spread, as defined below. If the six-month benchmark treasury rate is not displayed in the Telerate System, the reset rate will be calculated by the remarketing agent as the yield to maturity of the Series B preferred shares, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day prior to the purchase contract settlement date of three leading United States government securities dealers selected by the remarketing agent, after consultation with us, which may include the remarketing agent or an affiliate thereof.

   The term "six-month benchmark treasury rate" means the bid side rate displayed at 10:00 a.m. New York City time, on the third business day prior to the purchase contract settlement date for direct obligations of the United States having a maturity comparable to the remaining term to the redemption date of the Series B preferred shares, as agreed upon by us and the remarketing agent. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of the remarketing agent, after consultation with us, no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the remarketing agent, after consultation with us, is appropriate.

   The term "applicable spread" means the spread determined as set forth below, based on the prevailing rating, as defined below, of our 8% Series A cumulative preferred shares (the "Series A preferred shares") in effect at the close of business on the business day immediately preceding the date of a failed remarketing:

Prevailing Rating on the
Series A Preferred Shares Spread
------------------------- ------
     AA/"Aa".............  1.50%
     A/"a"...............  1.75%
     BBB/"Baa"...........  2.50%
     Below BBB/"Baa".....  3.25%

   For purposes of this definition, the "prevailing rating" of the Series A preferred shares shall be:

   (1) AA/"Aa" if the Series A preferred shares have a credit rating of AA- or better by Standard & Poor's Ratings Services ("S&P") and "Aa3" or better by Moody's Investors Service, Inc. ("Moody's") or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us;

   (2) if not under clause (1) above, then A/"a" if the Series A preferred shares have a credit rating of A- or better by S&P and "A3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us;

   (3) if not under clause (1) or (2) above, then BBB/"Baa" if the Series A preferred shares have a credit rating of BBB- or better by S&P and "Baa3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us; or

   (4) if not under clause (1), (2) or (3) above, then Below BBB/"Baa."

   Notwithstanding the foregoing, (A) if (i) the credit rating of the Series A preferred shares by S&P shall be on the "Credit Watch" of S&P with a designation of "negative implications" or "developing," or (ii) the credit rating of the Series A preferred shares by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain," or in each case, on any successor list of S&P or Moody's with a comparable designation, the prevailing ratings of the Series A preferred shares shall be deemed to be within a range one full level lower in the above table than those actually assigned to the Series A preferred shares by Moody's and S&P and (B) if the Series A preferred shares are rated by only one rating agency on or before the remarketing date, the prevailing rating will at all times be determined without reference to the rating of any other rating agency; provided that if (1) the Series A preferred shares are no longer outstanding at the close of business on the business day immediately preceding the date of a failed remarketing or (2) no such rating agency shall have in effect a rating of the Series A preferred shares and the remarketing agent is unable to identify a substitute rating agency or rating agencies, the prevailing rating shall be Below BBB/"Baa."

   By approximately 4:30 p.m., New York City time, on the remarketing date, provided that there has not been a failed remarketing, the remarketing agent will advise (1) DTC and us of the reset rate determined in the remarketing and the number of Series B preferred shares sold in the remarketing, (2) each person purchasing Series B preferred shares in the remarketing or the appropriate DTC participant of the reset rate and the number of Series B preferred shares such person is to purchase and (3) each such purchaser to give instructions to its DTC participant to pay the purchase price on the purchase contract settlement date in same day funds against delivery of the Series B preferred shares purchased through the facilities of DTC.

   In accordance with DTC's normal procedures, three business days after the remarketing date, the transactions described above with respect to each Series B preferred share tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such Series B preferred shares delivered by book entry as necessary to effect purchases and sales of such Series B preferred shares. DTC will make payment in accordance with its normal procedures.

   If any holder of Series B preferred shares selling such Series B preferred shares in the remarketing fails to deliver such Series B preferred shares, the direct or indirect DTC participant of such selling holder and of any other person that was to have purchased Series B preferred shares in the remarketing may deliver to any such other person a number of Series B preferred shares that is less than the number of Series B preferred shares that otherwise was to be purchased by such person. In such event, the number of Series B preferred shares to be so delivered will be determined by such direct or indirect participant, and delivery of such lesser number of Series B preferred shares will constitute good delivery.

   The right of each holder to have Series B preferred shares tendered for purchase will be limited to the extent that (1) the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement, (2) the remarketing agent is able to find a purchaser or purchasers for tendered Series B preferred shares and (3) such purchaser or purchasers deliver the purchase price therefor to the remarketing agent.

   The remarketing agent is not obligated to purchase any Series B preferred shares that would otherwise remain unsold in the remarketing. Neither we nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of Series B preferred shares for remarketing. Whether or not there has been a failed remarketing will be determined in the sole, reasonable discretion of the remarketing agent.

   We will be liable for any and all costs and expenses incurred in connection with the remarketing. However, for the performance of its services, the remarketing agent will retain from the proceeds of the remarketing an amount equal to 0.25% of the aggregate stated liquidation preference of all remarketed Series B preferred shares.

Remarketing Agent

   The remarketing agent will be Morgan Stanley & Co. Incorporated. We and the remarketing agent will enter into the remarketing agreement which provides, among other things, that Morgan Stanley & Co. Incorporated will act as the exclusive remarketing agent and will use reasonable efforts to remarket securities tendered or deemed tendered for purchase in the remarketing.

   The remarketing agreement provides that the remarketing agent will incur no liability to us or to any holder of the PEPS Units or the Series B preferred shares in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of negligence or willful misconduct on its part.

   We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

   The remarketing agreement also will provide that the remarketing agent may resign or be removed, at our option, and be discharged from its duties and obligations under the remarketing agreement. No such resignation or removal, however, will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and that successor remarketing agent has entered into a remarketing agreement with us. In such case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with such person as soon as reasonably practicable.

Certain Restrictions on Payment of Dividends and Redemptions

   Under Bermuda law, we may not lawfully declare or pay a dividend or other distribution unless there are reasonable grounds for believing that we are, or will after payment of the dividend or distribution be, able to pay our liabilities as they become due, and that the realizable value of our assets will, after payment of the dividend or distribution, be greater than the aggregate value of our liabilities, issued share capital and share premium accounts. In addition, our directors are, as a matter of prudence, required to ensure that any dividend or distribution declared or paid is not of an amount that reduces our reserves to a level that is not sufficient to meet the reserve requirements of our business.

   We are a holding company, and accordingly all our cash is generated by the operating activities of our subsidiaries. As such, our ability to declare and pay dividends on, and to make distributions (including on redemption) with respect to, the Series B preferred shares will depend not only on the ability of our subsidiaries to generate cash in the future, but also on the ability of our subsidiaries to distribute cash to us. Under applicable law of the respective jurisdictions under which our subsidiaries are organized, our subsidiaries are subject to certain restrictions on the declaration and payment of dividends and the making of distributions to us. Also, our subsidiaries may become subject to other contractual or legal restrictions on their ability to declare and pay dividends to us and make distributions to us.

Mandatory Redemption

   Subject to the restrictions described in the two preceding paragraphs, we will redeem the Series B preferred shares on June 30, 2005 at a redemption price of $50 per Series B preferred share, plus all accrued and unpaid dividends, if any, thereon to that date. We may not redeem the Series B preferred shares prior to that date. If we are unable to redeem the Series B preferred shares in cash on that date, then, instead of a cash payment in respect of such redemption, you will receive, subject to shareholder approval, if required, and any other legal or contractual requirements, a number of common shares equal to (x) $50 per Series B preferred share, plus all accrued and unpaid dividends, if any, thereon to the redemption date divided by (y) the applicable market value. The applicable market value for these purposes means the average of the closing prices of our common shares on each of the 20 consecutive trading days ending on the third trading day immediately preceding the redemption date.

   If the Series B preferred shares to be redeemed are issued in global form, then on the applicable redemption date, we will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price. In addition, we will give DTC irrevocable instructions and authority to pay the redemption price to the beneficial owners of the Series B preferred shares. If the Series B preferred shares are not issued in global form, we will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the Series B preferred shares upon surrender of their certificates evidencing the Series B preferred shares. We will pay the applicable redemption price to the holders of the Series B preferred shares by check mailed to their respective addresses appearing on the register on the redemption date. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for the Series B preferred shares will be payable to the holders of the Series B preferred shares on the relevant record dates for the related distribution dates. If funds have been deposited as required, then upon the date of such deposit, all of the rights of the holders of the Series B preferred shares will cease, except for the right of such holders to receive the redemption price (without interest thereon), and the Series B preferred shares will cease to be outstanding. If the redemption date is not a business day, then payment of the applicable redemption price will be made on the next business day (and without any interest or other payment in respect of any such delay). If, however, the next business day falls in the next calendar year, then payment of the redemption price will be made on the business day immediately preceding the redemption date.

   Unless full cumulative dividends on all Series B preferred shares and all parity shares shall have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series B preferred shares or parity shares shall be redeemed, unless all outstanding Series B preferred shares and any parity shares are redeemed.

   If any payments for the redemption of any Series B preferred shares are improperly withheld or refused and not paid by us, then dividends on the Series B preferred shares will continue to accumulate at the then applicable rate, from the originally scheduled redemption date until the date upon which such redemption payments actually are paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the applicable redemption price.

   The holders of Series B preferred shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to such Series B preferred shares on the corresponding dividend payment date notwithstanding the redemption thereof between such dividend payment record date and the corresponding dividend payment date or our default in the payment of the dividend due.

   Subject to applicable law, including, without limitation, U.S. federal securities laws, we or our subsidiaries may purchase at any time and from time to time outstanding Series B preferred shares by tender, in the open market or by private agreement.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of Series B preferred shares will be entitled to receive from our assets legally available for distribution to shareholders, $50 per share plus all accrued and unpaid dividends to the date fixed for distribution before any distribution is made to holders of our common shares and any other class or series of junior shares.

   After payment of the full amount of liquidating distributions to which they are entitled, the holders of Series B preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of liquidating distributions on all outstanding Series B preferred shares and the corresponding amounts payable on all classes or series of parity shares, including our Series A preferred shares, then the holders of the Series B preferred shares and all such classes or series of parity shares shall share pro-rata in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions shall have been made in full to all holders of Series B preferred shares and all classes or series of parity shares, our remaining assets shall be distributed among the holders of our common shares or any other classes or series of junior shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation, amalgamation or merger of us with or into any other entity, the sale, lease or conveyance of all or substantially all of our shares or property or business or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting Rights

   Generally, the Series B preferred shares shall have no voting rights. If (1) at any time, dividends payable on the Series B preferred shares or any class or series of parity shares shall be in arrears (whether or not such dividends have been earned or declared), in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), (2) on any date following the remarketing of the Series B preferred shares, dividends payable on Series B preferred shares or any class or series of parity shares shall be in arrears (whether or not such dividends have been earned or declared) in any amount or
(3) we fail to redeem the Series B preferred shares on June 30, 2005, then, immediately upon the happening of such event, the holders of Series B preferred shares, together with the holders of our Series A preferred shares and the holders of shares of every class or series of parity shares, voting as a single class regardless of class or series, shall have the right to elect two directors to our board of directors (which is composed of eight members as of the date hereof). Whenever all arrearages in dividends on the Series B preferred shares and the parity shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment or the redemption price of the Series B preferred shares shall have been paid or set apart for payment, as the case may be, then the right of holders of Series B preferred shares and the parity shares to be represented by directors shall cease (but subject always to the same provision for the vesting of such rights in the case of future arrearages under the circumstances described above), and the terms of office of the additional directors elected to our board of directors shall terminate.

   Without the written consent, or the sanction passed at a separate meeting, of the holders of at least 75% in liquidation preference of outstanding Series B preferred shares, we may not (i) make any amendment or alteration to, or repeal, any of the provisions of our Memorandum of Association, Bye-Laws or the Certificate of Designation that would vary the rights, preferences or voting powers of the holders of the Series B preferred shares; (ii) authorize any amalgamation, consolidation, merger or statutory share exchange that affects the Series B preferred shares, unless in each case each Series B preferred share shall remain outstanding with no variation in its rights, preferences or voting powers or shall be converted into or exchanged for preferred shares of the surviving entity having rights, preferences and voting powers identical to that of a Series B preferred share; (iii) authorize any creation or increase in the authorized amount of, any shares of any class or series or any security convertible into shares any class or series ranking prior to the Series B preferred shares in payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of us or (iv) enter into any transaction or take any action which would amount to a variation of the rights, preferences or voting powers of the holders of the Series B preferred shares.

   Notwithstanding the foregoing, if any proposed amendment provides for:

   . changing the amount or timing of any dividend or distribution on the Series B preferred shares or otherwise adversely affects the amount of any dividend or distribution required to be made in respect of the Series B preferred shares as of a specified date; or

   . restricting the right of a holder of Series B preferred shares to institute suit for the enforcement of such payment on or after such specified date,

then the amendment will not be effective except with the approval of each holder of Series B preferred shares affected.

   We can create and issue additional classes or series of parity shares or shares that rank junior to the Series B preferred shares without the consent of any holder of Series B preferred shares.

   Notwithstanding that holders of Series B preferred shares are entitled to vote or consent under any of the circumstances described above, any of the Series B preferred shares that are owned at such time by us or any entity directly or indirectly controlled by, or under direct or indirect common control with, us will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if such Series B preferred shares were not outstanding.

Limitations on Transfer and Ownership

   Our Bye-Laws and the Certificate of Designation provide that, subject to waiver by our board of directors, no person (other than Swiss Re or its affiliates) may acquire ownership of our shares, including our Series B preferred shares, if such purchase would result in such person owning or controlling more than 9.9% of the voting power of our outstanding shares. A transferee will be permitted to dispose of any shares purchased which violate the restriction and as to the transfer of which registration is refused. In addition, in the event we become aware of such ownership, we may reduce the voting rights with respect to any of our shares (including any Series B preferred shares) owned or controlled by such person (except Swiss Re or its affiliates) to the extent necessary to limit the voting power held by such person to 9.9% in the aggregate. Our Bye-Laws provide for additional limitations on transfer and ownership of our capital stock. The voting rights with respect to all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of shares, pro rata based on the number of shares held by all such other holders of shares, subject only to the further limitation that no shareholder allocated such voting rights may exceed the 9.9% allocation as a result of such allocation. For these purposes, references to ownership or control of our shares mean ownership within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended and Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. See "Risk Factors--Limitations on Voting and Ownership."

Global Preferred Shares

   The Series B preferred shares will initially be issued in fully registered global form that will be deposited with, or on behalf of, DTC. Unless and until a global Series B preferred share is exchanged in whole or in part for the individual Series B preferred shares represented thereby, DTC may transfer the global Series B preferred share only to its nominee or successor depositary (or vice versa) and only as a whole. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in global Series B preferred shares.

   If at any time DTC is unwilling, unable or ineligible to continue as a depositary for the Series B preferred shares, we will appoint a successor depositary with respect to the Series B preferred shares. If a successor depositary is not appointed by us within 90 days after we receive such notice or becomes aware of such ineligibility, our election that the Series B preferred shares be represented by one or more global Series B preferred shares will no longer be effective, and we will execute, and have authenticated and delivered, Series B preferred shares in definitive registered form, in any authorized denominations, in an aggregate stated liquidation preference equal to the principal amount of the global Series B preferred shares in exchange for such global Series B preferred shares. In addition, we may at any time and in our sole discretion determine not to have any Series B preferred shares represented by one or more global Series B preferred shares, and, in such event, we will execute and have authenticated and delivered Series B preferred shares in definitive registered form, in an aggregate stated liquidation preference equal to the principal amount of the global Series B preferred shares, in exchange for such global Series B preferred shares. See "Book-Entry Systems" for more information.

Books and Records

   Our books and records will be maintained at our principal office and will be open for inspection by each holder of Series B preferred shares or any authorized representative for any purpose reasonably related to the holder's interest in us during normal business hours.

Payment and Paying Agency

   Payments in respect of the Series B preferred shares will be made to the depositary, which will credit the relevant participants' accounts on the applicable distribution dates or, if the Series B preferred shares are not held by a depositary, such payments will be made by check mailed to the address of the holder of the Series B preferred share that appear on the security register. For so long as the Series B preferred shares comprise part of a PEPS Unit the paying agent for the Series B preferred shares initially will be the purchase contract agent. The paying agent in respect of any Series B preferred shares that do not comprise part of a PEPS Unit initially will be JPMorgan
Chase Bank. In either case, the paying agent will be permitted to resign as paying agent upon 30 days' written notice to the purchase contract agent and us.

Registrar and Transfer Agent

   EquiServe Trust Company, N.A. will act as registrar and transfer agent for the Series B preferred shares.

   Registration of transfers of Series B preferred shares will be made without charge by or on behalf of us, but we may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of Series B preferred shares.

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                              BOOK-ENTRY SYSTEMS

   The Depository Trust Company will act as securities depositary for the PEPS Units and the Series B preferred shares, which we refer to as the "securities," as applicable. The securities will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). We will issue one or more fully registered certificates as global securities for each of the securities in their respective aggregate principal or stated amounts and deposit the certificates with DTC.

   DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

   If you intend to purchase any of the securities in the manner provided by this prospectus supplement you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is in turn to be received on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

   To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants. and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   We will make any payments on the securities to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

   We will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

   DTC may discontinue providing its service as securities depository with respect to the securities in its sole discretion at any time by giving reasonable notice to us. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you certificates for the securities.

   Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository), we will print and deliver to you certificates for the various certificates you may own.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

   Neither we nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

   .   the accuracy of the records of DTC its nominee or any participant;

   .   any ownership interest in the securities; or

   . any payments to, or the providing of notice to, participants or beneficial owners.

      MATERIAL BERMUDA AND UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   Statements made below as to Bermuda law are based on the opinion of Appleby Spurling & Kempe, Bermuda counsel to PartnerRe Ltd. Statements made below as to United States federal income tax law are based on the opinion of Willkie Farr & Gallagher, United States counsel to PartnerRe Ltd.

Bermuda Taxation

   There will be no Bermuda withholding tax on our dividend and contract adjustment payments made with respect to the PEPS Units.

United States Taxation of U.S. Securityholders

   In this section, we summarize the material United States federal income tax consequences of purchasing, holding and disposing of the PEPS Units, Series B preferred shares and the common shares acquired under a purchase contract. Except where we state otherwise, this summary deals only with PEPS Units, Series B preferred shares or common shares held as capital assets (as defined in the Internal Revenue Code of 1986, as amended) by a U.S. Holder (as defined below) who purchases PEPS Units for cash at their initial offering price upon original issuance.

   We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address any of the tax consequences to holders that are Non-U.S. Holders (as defined below) or to holders that may be subject to special tax treatment (such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, entities classified as partnerships for U.S. federal income tax purposes, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates). Further, we do not address:

   . the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of PEPS Units, Series B preferred shares or common shares;

   . the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of PEPS Units, Series B preferred shares or common shares;

   . persons who hold PEPS Units, Series B preferred shares or common shares as a position in a "straddle" or "synthetic security" or as part of a "hedging," "conversion," "constructive sale" or other integrated transaction or whose "functional currency" is not the United States dollar; or

   . any state, local or foreign tax consequences of the purchase, ownership or disposition of PEPS Units, Series B preferred shares or common shares.

   Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of PEPS Units, Series B preferred shares or common shares in light of your own circumstances.

   A "U.S. Holder" is a beneficial owner of PEPS Units who or which is:

   .   a citizen or individual resident of the United States, as defined in
       Section 7701(b) of the Internal Revenue Code;

   . a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

   . an estate if its income is subject to United States federal income taxation regardless of its source; or

   . a trust if (1) a United States court can exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

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

   A "Non-U.S. Holder" is a PEPS Unit holder other than a U.S. Holder. Prospective investors that are not United States persons within the meaning of
Section 7701(a)(30) of the Internal Revenue Code are urged to consult their own tax advisors regarding any potential United States federal income tax consequences of an investment in PEPS Units, Series B preferred shares or common shares.

   This summary is based on the Internal Revenue Code, Treasury regulations (proposed and final) issued under the Internal Revenue Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, possibly on a retroactive basis. Any such changes may affect this summary.

   No statutory, administrative or judicial authority directly addresses the treatment of PEPS Units or instruments similar to PEPS Units for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Internal Revenue Service will not take contrary positions. As a result, no assurance can be given that the Internal Revenue Service will agree with the tax consequences described herein.

   PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PEPS UNITS, SERIES B PREFERRED SHARES OR COMMON SHARES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, OR FOREIGN LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

PEPS Units

   Allocation of Purchase Price

   A U.S. Holder's acquisition of PEPS Units will be treated as an acquisition of a unit consisting of two components - the Series B preferred share and the purchase contract. The purchase price of each PEPS Unit will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. Holder's initial tax basis in the Series B preferred share and the purchase contract. We will treat the fair market value of each Series B preferred share so that the entire purchase price of a PEPS Unit will be allocable to the Series B preferred share and no amount will be allocable to the purchase contract. This position will be binding upon each U.S. Holder (but not on the Internal Revenue Service) unless such U.S. Holder explicitly discloses a contrary position on a statement attached to such U.S. Holder's timely filed United States federal income tax return for the taxable year in which a PEPS Unit is acquired. Thus, absent such disclosure, a U.S. Holder should allocate the purchase price for a PEPS Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes. A different allocation could affect the timing and character of income to a U.S. Holder.

   Ownership of Series B Preferred Shares

   A U.S. Holder will be treated as owning the Series B preferred shares constituting a part of the PEPS Unit. We and, by acquiring a PEPS Unit, each U.S. Holder agree to treat such U.S. Holder as the owner, for United States federal, state and local income and franchise tax purposes, of the Series B preferred shares constituting a part of the PEPS Unit beneficially owned by such U.S. Holder. The remainder of this summary will assume that U.S. Holders of a PEPS Unit will be treated as the owners of the Series B preferred shares for United States federal, state and local income and franchise tax purposes. The United States federal income tax consequences of owning the Series B preferred shares are discussed below.

Series B Preferred Shares

   Distributions

   Subject to the discussion below relating to the potential application of the "related person insurance income" and "passive foreign investment company" rules, cash distributions made with respect to the Series B preferred shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits. U.S. Holders of the Series B preferred shares generally will be subject to U.S. federal income tax on the receipt of such dividends. Such dividends will not be eligible for the dividends received deduction provided by Section 243 of the Internal Revenue Code. To the extent that a distribution exceeds earnings and profits, it will first be treated as a return of the U.S. Holder's basis to the extent thereof, and then as gain from the sale of a capital asset, subject to the discussion below related to the potential application of the "related person insurance income" and "passive foreign investment company" rules.

   Sales, Exchanges or Other Dispositions of Series B Preferred Shares

   In general, gain or loss will be recognized by a U.S. Holder on a sale, exchange, or other taxable disposition (collectively, a "disposition") of a Series B preferred share (including the remarketing thereof) in an amount equal to the difference between the amount realized by the U.S. Holder on the disposition of that share and the U.S. Holder's adjusted tax basis in the Series B preferred share. Selling expenses incurred by a U.S. Holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such U.S. Holder upon the sale, exchange or other disposition of the Series B preferred shares. Subject to the discussion below relating to the potential application of the "related person insurance income" and "passive foreign investment company" rules, any gain or loss on the sale or disposition of a Series B preferred share generally will be a capital gain or loss, and generally will be a long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has a holding period for the Series B preferred share of more than one year. Capital gains of individuals in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

   Redemption of Series B Preferred Shares

   A redemption of the Series B preferred shares for cash will be treated under
Section 302 of the Internal Revenue Code as a dividend if we have sufficient earnings and profits, unless the redemption satisfies the test set forth in
Section 302(b) enabling the redemption to be treated as a sale or exchange, subject to the discussion below relating to the potential application of the "related person insurance income" and "passive foreign investment company" rules. The redemption will satisfy this test only if it (1) is "substantially disproportionate," (2) constitutes a "complete termination of the holder's stock interest" in us or (3) is "not essentially equivalent to a dividend," each within the meaning of Section 302(b). In determining whether any of these tests are met, shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to a particular holder of the Series B preferred share will depend on the facts and circumstances as of the time the determination is made, U.S. Holders are advised to consult their own tax advisors to determine their tax treatment in light of their own particular investment circumstances.

Purchase Contracts

   Income from Contract Adjustment Payments

   There is no direct authority addressing the treatment of the contract adjustment payments under current law, and the treatment is unclear. Contract adjustment payments may constitute taxable income to a U.S. Holder when received or accrued, in accordance with the U.S. Holder's method of tax accounting. If we are required to file information returns with respect to contract adjustment payments, we intend to report the contract adjustment payments as taxable income to each U.S. Holder. U.S. Holders should consult their own tax advisors concerning the treatment of contract adjustment payments, including the possibility that any payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments could affect a U.S. Holder's tax basis in a purchase contract, or in the common shares acquired under a purchase contract, or the amount realized by a U.S. Holder upon the sale or disposition of a PEPS Units or the termination of a purchase contract. See "--Acquisition of Common Shares under a Purchase Contract," "--Termination of Purchase Contract" and "--Sale or Disposition of PEPS Units" below.

   Acquisition of Common Shares Under a Purchase Contract

   A U.S. Holder of a PEPS Unit generally will not recognize gain or loss on the purchase of common shares under a purchase contract, except with respect to any cash paid in lieu of a fractional common share. Subject to the following discussion, a U.S. Holder's aggregate initial tax basis in the common shares received under a purchase contract generally should equal the purchase price paid for such common shares plus such U.S. Holder's tax basis in the purchase contract, if any, less the portion of such purchase price and tax basis allocable to the fractional share. Payments of contract adjustment payments that have been received in cash by a U.S. Holder but not included in income should reduce the U.S. Holder's tax basis in the purchase contract or in the common shares to be received under the purchase contract. See "--Income from Contract Adjustment Payments" above. The holding period for common shares received under a purchase contract will commence on the day after the acquisition of such common shares.

   Ownership of Common Shares Acquired Under the Purchase Contract

   Subject to the discussion below relating to the potential application of the "related person insurance income" and "passive foreign investment company" rules, any dividend on common shares paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income by a U.S. Holder when received. Any such dividend will not be eligible for the dividends received deduction.

   Upon a disposition of common shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and such U.S. Holder's adjusted tax basis in the common shares. Subject to the discussion below relating to the potential application of the "related person insurance income" and "passive foreign investment company" rules, such gain or loss will be long-term capital gain or loss if the holding period with respect to the common shares is more than one year. Capital gains of individuals in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

   Early Settlement of Purchase Contract

   A U.S. Holder of a PEPS Unit will not recognize gain or loss on the receipt of such U.S. Holder's proportionate share of Series B preferred shares upon early settlement of a purchase contract and will have the same tax basis in such Series B preferred shares as such U.S. Holder had before such early settlement.

   Termination of Purchase Contract

   If a purchase contract terminates, a U.S. Holder of a PEPS Unit will recognize capital gain or loss equal to the difference between the amount realized (if any) upon such termination and such U.S. Holder's adjusted tax basis, if any, in the purchase contract at the time of such termination. Any contract adjustment payments received by a U.S. Holder but not included in income should either reduce the U.S. Holder's tax basis in the purchase contract or result in an amount realized on the termination of the purchase contract. See "--Income from Contract Adjustment Payments" above.

   Capital gains or losses will be long-term capital gains or losses if the U.S. Holder has a holding period of more than one year with respect to the purchase contract. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. Holder will not recognize gain or loss on the receipt of such U.S. Holder's proportionate share of the Series B preferred shares upon termination of the purchase contract and will have the same tax basis in such Series B preferred shares as before such distribution.

   U.S. Holders should consult their tax advisors regarding a termination of the purchase contract at a time when the purchase contract has negative value.

Adjustment to Settlement Rate

   U.S. Holders of a PEPS Unit might be treated as receiving a constructive distribution from us if (i) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of U.S. Holders of a PEPS Unit in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. Holder for certain taxable distributions with respect to the common shares (i.e., distributions of evidence of our indebtedness or assets, but generally not stock dividends or rights to subscribe to our capital stock). Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to U.S. Holders of a PEPS Unit even though such U.S. Holders would not receive any cash related thereto.

Sale or Disposition of PEPS Units

   Upon a sale or other disposition of a PEPS Unit, a U.S. Holder will be treated as having sold, exchanged or disposed of the purchase contract and the Series B preferred shares that constitute such PEPS Unit and generally will have gain or loss equal to the difference between the portion of the proceeds to such U.S. Holder allocable to the purchase contract and the Series B preferred shares and such U.S. Holder's respective adjusted tax bases in the purchase contract and the Series B preferred shares. Subject to the discussion below relating to the potential application of the "related person insurance income" and "passive foreign investment company" rules with respect to the Series B preferred shares, such gain or loss generally will be capital gain or loss. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year with respect to the PEPS Unit. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

   If the disposition of PEPS Unit occurs when the purchase contract has negative value, the U.S. Holder should be considered to have received additional consideration for the Series B preferred shares in an amount equal to such negative value and to have paid such amount to be released from the U.S. Holder's obligation under the purchase contract. U.S. Holders should consult their tax advisors regarding a disposition of the PEPS Unit at a time when the purchase contract has negative value.

   Payments to a U.S. Holder of contract adjustment payments that have not previously been included in the income of the U.S. Holder should either reduce the U.S. Holder's tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments included in a U.S. Holder's income but not paid should increase the U.S. Holder's tax basis in the purchase contract.

Application of Related Person Insurance Income Rules

   Potential Inclusion of Related Person Insurance Income

   Certain special subpart F provisions of the Internal Revenue Code will apply to U.S. persons who, through their ownership of our Series B preferred and/or common shares (collectively, the "Company Capital Stock"), are indirect shareholders of Partner Reinsurance or PartnerRe SA if both (A) as is anticipated, 25% or more of the value or voting power of the Company Capital Stock is owned or deemed owned (directly or indirectly through foreign entities) by U.S. persons, and (B)(i) Partner Reinsurance or PartnerRe SA, as the case may be, has gross related person insurance income ("RPII") equal to 20% or more of its gross insurance income and (ii) 20% or more of either the voting power or the value of the Company Capital Stock is owned directly or indirectly through foreign entities by persons (directly or indirectly) insured or reinsured by Partner Reinsurance or PartnerRe SA or persons related to such insureds or reinsureds. RPII is Section 953(a) insurance income (investment income and premium income) from the direct or indirect insurance or reinsurance of any U.S. person who holds Company Capital Stock (directly or indirectly through foreign entities) or a person related to such a U.S. holder of Company Capital Stock.

   While there can be no assurance, it is not anticipated that 20% or more of the gross insurance income of Partner Reinsurance or PartnerRe SA for any taxable year will constitute RPII. If 20% or more of the gross insurance income of Partner Reinsurance or PartnerRe SA for any taxable year were to constitute RPII and 20% or more of the voting power or the value of Company Capital Stock were held directly or indirectly by U.S. insureds or reinsureds or persons related thereto, each direct and indirect U.S. holder of Company Capital Stock (a "RPII Holder") on the last day of the Company's taxable year would be taxable currently on its allocable share of the RPII for the entire year (whether distributed or not). For this purpose, all of Partner Reinsurance's or PartnerRe SA's RPII would be allocated solely to RPII Holders to the extent of their ratable share of Partner Reinsurance's or PartnerRe SA's income. A RPII Holder who owns Company Capital Stock during a taxable year but not on the last day of the taxable year, which would normally be December 31, is not required to include in gross income any part of Partner Reinsurance's or PartnerRe SA's RPII.

  Computation of RPII

   In an effort to determine how much RPII Partner Reinsurance or PartnerRe SA has earned in each taxable year, we will monitor the percentage of its business that is completed with U.S. persons and to the extent that such percentage exceeds 20%, we intend to obtain and rely upon information from its insureds to determine whether any of Partner Reinsurance's or PartnerRe SA's insureds or persons related to such insureds own our shares and are U.S. persons. In addition, to the extent additional information is required, we may send a letter after each taxable year to each person who was a Partner Reinsurance or PartnerRe SA policyholder during the year asking the policyholder to represent whether it was a RPII Holder or related to a RPII Holder during the year. There can be no assurance that this procedure will enable us to identify all of Partner Reinsurance's or PartnerRe SA's RPII. For any year that we determine that Partner Reinsurance's or PartnerRe SA's gross RPII is 20% or more of Partner Reinsurance's or PartnerRe SA's gross insurance income for the year, we may also seek information from our shareholders as to whether beneficial owners of Company Capital Stock at the end of the year are U.S. persons so that RPII may be apportioned among such persons. To the extent we are unable to determine whether a beneficial owner of shares is a U.S. person we may assume that such owner is not a U.S. person for purposes of apportioning RPII, thereby increasing the per share RPII amount for all RPII Holders.

  Basis Adjustments

   Under proposed regulations, a RPII Holder's tax basis in its Series B preferred or common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII Holder may exclude from income the amount of any distribution by us to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. The RPII Shareholder's tax basis in its Series B preferred or common shares will be reduced by the amount of such distributions that are excluded from income,

  Dispositions of Series B Preferred Shares or Common Shares

   Section 1248 provides that if a U.S. person sells or exchanges stock in a foreign corporation and such person owns directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in Section 958(b) of the Internal Revenue Code), 10% or more of the voting shares of the foreign corporation at any time during the 5-year period ending on the date of the sale or exchange when such foreign corporation was a CFC (such person being referred to as a "10% U.S. Shareholder"), any gain from the sale or exchange of shares in the CFC may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% U.S. Shareholder will be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs.

   Section 953(c)(7) of the Code generally provides that Section 1248 also will apply to the sale or exchange by a U.S. shareholder of shares in a foreign corporation that earns RPII and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the U.S. shareholder is a 10% U.S. Shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Although existing Treasury Department regulations do not address the question, proposed Treasury regulations issued in April 1991 create some ambiguity as to whether Section 1248 and the requirement to file Form 5471 would apply when the foreign corporation (such as PartnerRe Ltd) has a foreign insurance subsidiary that is a CFC for RPII purposes and that would be taxed as an insurance company if it were a domestic corporation. We believe that Section 1248 and the requirement to file Form 5471 will not apply to a less than 10% U.S. Shareholder because we are not directly engaged in the insurance business. There can be no assurance, however, that the Internal Revenue Service will interpret the regulations in this manner or that the Treasury Department will not amend the regulations to provide that Section 1248 and the requirement to file Form 5471 will apply to dispositions of our Series B preferred or common shares.

   If the Internal Revenue Service or U.S. Treasury Department were to make
Section 1248 and the Form 5471 filing requirement applicable to the sale of Series B preferred shares or common shares, we would notify shareholders that
Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of Series B preferred shares or common shares. Thereafter, we will send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Section 1248 and the requirement to file Form 5471 apply to dispositions of Series B preferred or common shares by U.S. shareholders. We will attach to this notice a copy of Form 5471 completed with all PartnerRe Ltd information and instructions for completing the shareholder information.

Foreign Tax Credit

   In the event, as expected, that U.S. persons own at least 50% of our shares, only a portion of the dividends paid by us will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. It is likely that substantially all of any RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most U.S. Holders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Application of Passive Foreign Investment Company Rules

   Sections 1291 through 1298 of the Internal Revenue Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of its assets produce passive income. If we were to be characterized as a PFIC, U.S. Holders of Series B preferred or common shares would generally be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) its shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or the taxpayer's holding period if it is less than three years). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the taxpayer's holding period but not paid, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was received ratably throughout the holding period. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. The amounts of the excess distribution or gain allocated to the year of the distribution or year of the sale or exchange, as the case may be, and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate. Certain elections may be available to U.S. holders that may ameliorate the adverse consequences resulting from PFIC status.

   In determining whether a foreign corporation has the requisite passive income so as to be considered a PFIC, the Internal Revenue Code contains an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business" This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The Internal Revenue Code contains a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the stock. Under the look-through rule we would be deemed to own the assets and to have received any income of Partner Reinsurance and PartnerRe SA directly for the purposes of determining whether we qualify for the insurance exception described above. We believe that we, Partner Reinsurance, and PartnerRe SA, taken together, are predominantly engaged in an insurance business, do not have financial reserves in excess of the reasonable needs of our insurance businesses, and so will not be considered to be PFICs.

   No regulations interpreting these specific issues under the PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. person who is considering an investment in the PEPS Units should consult its tax advisor as to the effects of these rules.

Backup Withholding Tax and Information Reporting

   Payments under the PEPS Unit, Series B preferred shares or common shares acquired under a purchase contract, the proceeds received with respect to a fractional common share upon the settlement of a purchase contract, and the sale of a PEPS Unit, Series B preferred shares or common shares acquired under a purchase contract, may be subject to information reporting and United States federal backup withholding tax at the rate of 30.5% (which rate is scheduled to be reduced periodically through 2006) if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability.

                                 UNDERWRITERS

   Under the terms and subject to the conditions of an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective number of PEPS Units set forth opposite their names.

                                                                 Number of
     Name                                                        PEPS Units
     ----                                                        ----------
     Morgan Stanley & Co. Incorporated.......................... 2,450,000
     Credit Suisse First Boston Corporation.....................   350,000
     Goldman, Sachs & Co........................................   350,000
     J.P. Morgan Securities Inc.................................   350,000
                                                                 ---------
        Total................................................... 3,500,000
                                                                 =========

   The underwriters are offering the PEPS Units subject to their acceptance of the PEPS Units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the PEPS Units are conditioned upon the delivery of legal opinions by their counsel. The underwriters are obligated to purchase all the PEPS Units, other than those covered by the underwriters' over-allotment option, if any are purchased.

   The underwriters initially propose to offer part of the PEPS Units directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may also offer the PEPS Units to securities dealers at a price that represents a concession not in excess of $0.90 per PEPS Unit. After the initial offering of the PEPS Units, the offering price and other selling terms may from time to time be changed by the underwriters.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 500,000 PEPS Units at the public offering price on the cover page of this prospectus supplement less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. If the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional PEPS Units as the number set forth next to the underwriter's name in the preceding table bears to the total number of PEPS Units offered by the underwriters. If the underwriters' option is exercised in full, the price to public would be $200,000,000, the total underwriting discounts and commissions would be $6,000,000 and the total proceeds to us would be $194,000,000.

   We, our directors and executive officers and Swiss Reinsurance Company, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not during the period ending 90 days after the date of this prospectus supplement:

   . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any PEPS Units, purchase contracts or common shares or any securities convertible into or exercisable or exchangeable for the PEPS Units, purchase contracts or common shares; or

   . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the PEPS Units, purchase contracts or common shares;

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

   . the sale of any PEPS Units to the underwriters pursuant to the underwriting agreement;

   . sales or issuances by us pursuant to employee benefit, option or stock repurchase plans;

   . except in our case, transactions relating to common shares or other securities acquired in open market transactions after the completion of the offering contemplated herein;

   . sales or surrenders of options or securities to us in payment of the exercise price of options granted pursuant to our stock option or stock purchase plans; or

   . dispositions of our common shares or other securities issued by us by gift to members of our directors' or officers' immediate families, to trusts established for the benefit of members of our directors' or officers' immediate families, or to charitable organizations (provided that any such person, trust, or charitable organization agrees as a condition to receiving such gifts to be bound by the terms of the foregoing sentence).

   Prior to this offering, there has been no public market for the PEPS Units. The PEPS Units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. The underwriters have advised us that they presently intend to make a market in the PEPS Units prior to the commencement of trading on the New York Stock Exchange. The underwriters are not obligated to make a market in the PEPS Units, however, and may discontinue market making activities at any time without notice. No assurance can be given as to the liquidity of any trading market for the PEPS Units.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make under the Securities Act.

   In order to facilitate the offering of the PEPS Units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the PEPS Units. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the PEPS Units for their own account. A short sale is covered if the short position is no greater than the number of PEPS Units available for purchase by the underwrites under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing PEPS Units in the open market. In determining the source of PEPS Units to close out a covered short sale, the underwriters will consider, among other things, the open market price of the PEPS Units compared to the price available under the over-allotment option. The underwriters may also sell PEPS Units in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing PEPS Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the PEPS Units in the open market after pricing that could adversely affect investors who purchase PEPS Units in the offering. As an additional means of facilitating the offering of PEPS Units, the underwriters may bid for and purchase these PEPS Units in the open market to stabilize the price of these PEPS Units. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the PEPS Units in the offering, if the syndicate repurchases previously distributed PEPS Units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the PEPS Units above independent market levels or prevent or retard a decline in the market price of the PEPS Units. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   Each underwriter has agreed that it will, to the best of its knowledge and belief, comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the PEPS Units or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any required consent, approval or permission for its purchase, offer, sale or delivery of the PEPS Units under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers, sales or deliveries. We have no responsibility for an underwriter's compliance with applicable securities laws.

   Certain of the underwriters and their affiliates engage in various general financing and banking transactions with PartnerRe and its affiliates. Robert Baylis, one of our directors, is also a member of the board of directors of Credit Suisse First Boston USA, Inc., an affiliate of Credit Suisse First Boston Corporation, one of the underwriters in this offering.

   On November 15, 2001, prior to the time that the public offering price was set, Morgan Stanley & Co. Incorporated purchased on the New York Stock Exchange an aggregate of 100,000 of our common shares at a weighted average price of $46.995 per share in stabilizing transactions.

                                 LEGAL MATTERS

   Certain legal matters in connection with this offering will be passed upon for us by Willkie Farr & Gallagher, New York, New York, and for the underwriters by Davis Polk & Wardwell, in each case in reliance as to Bermuda law upon the opinion of Appleby, Spurling & Kempe, Hamilton, Bermuda. The validity of the issuance of the PEPS Units offered hereby has been passed upon for us by Appleby, Spurling & Kempe. Certain Bermuda tax matters have been passed upon by Appleby, Spurling & Kempe. The description of United States federal income tax laws has been passed upon by Willkie Farr & Gallagher.

PROSPECTUS

                                 $600,000,000

                                PartnerRe Ltd.

 Common Shares, Preferred Shares, Debt Securities, Depositary Shares, Warrants to Purchase Common Shares, Warrants to Purchase Preferred Shares, Warrants to
  Purchase Debt Securities, Share Purchase Contracts and Share Purchase Units

                           PartnerRe Finance I Inc.

 Junior Subordinated Debt Securities Fully and Unconditionally Guaranteed on a
                           Junior Subordinated Basis
                                      by

                                PartnerRe Ltd.

                           PartnerRe Capital Trust I

    Preferred Securities Fully and Unconditionally Guaranteed to the Extent
                          Provided in this Prospectus
                                      by

                                PartnerRe Ltd.

   We, PartnerRe Finance and the Capital Trust may offer and sell from time to time:

  .  common shares;

  .  preferred shares;

  .  senior, subordinated or junior subordinated debt securities;

  .  depositary shares representing preferred shares or common shares;

  .  warrants to purchase common shares, preferred shares or debt securities;

  . junior subordinated debt securities of PartnerRe Finance which we will guarantee;

  .  preferred securities of the Capital Trust which we will guarantee; and

  .  share purchase contracts and share purchase units.

   We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

   We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

   Our common shares are traded on the New York Stock Exchange under the symbol "PRE." On October 24, 2001, the closing price of the common shares, as reported by the New York Stock Exchange, was $50.73 per share.

    Investing in our securities involves certain risks. See "Risk Factors" on page 6.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is November 1, 2001.

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. NEITHER WE, PARTNERRE FINANCE NOR PARTNERRE CAPITAL TRUST I HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE, PARTNERRE FINANCE AND PARTNERRE CAPITAL TRUST I ARE OFFERING THESE SECURITIES ONLY IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

   For North Carolina investors: the offered securities have not been approved or disapproved by the Commissioner of Insurance for the State of North Carolina, nor has the Commissioner of Insurance ruled upon the accuracy or the adequacy of this document. Buyers in North Carolina understand that neither we nor our subsidiaries are licensed in North Carolina pursuant to chapter 58 of the North Carolina General Statutes, nor could we or our subsidiaries meet the basic admissions requirements imposed by such chapter at the present time.

   Except as expressly provided in an underwriting agreement, no offered securities may be offered or sold in Bermuda (although offers may be made to persons in Bermuda from outside Bermuda) and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside of Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

   In this prospectus, references to "dollar" and "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION........................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   2
ABOUT THIS PROSPECTUS......................................................   2
PARTNERRE LTD..............................................................   3
PARTNERRE FINANCE..........................................................   4
THE CAPITAL TRUST..........................................................   4
RISK FACTORS...............................................................   6
FORWARD LOOKING STATEMENTS.................................................   6
USE OF PROCEEDS............................................................   7
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS OF
  PARTNERRE................................................................   7
GENERAL DESCRIPTION OF THE OFFERED SECURITIES..............................   7
DESCRIPTION OF OUR CAPITAL SHARES..........................................   8
DESCRIPTION OF THE DEPOSITARY SHARES.......................................  13
DESCRIPTION OF THE DEBT SECURITIES.........................................  16
CERTAIN PROVISIONS OF THE JUNIOR SUBORDINATED DEBT SECURITIES ISSUED TO THE
  CAPITAL TRUST............................................................  30
DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES GUARANTEE...........  33
DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON SHARES OR PREFERRED
  SHARES...................................................................  35
DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES....................  37
DESCRIPTION OF THE TRUST PREFERRED SECURITIES..............................  38
DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE....................  47
DESCRIPTION OF THE SHARE PURCHASE CONTRACTS AND THE SHARE PURCHASE UNITS...  50
PLAN OF DISTRIBUTION.......................................................  51
LEGAL OPINIONS.............................................................  53
EXPERTS....................................................................  53
ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES
  LAWS.....................................................................  53

                      WHERE YOU CAN FIND MORE INFORMATION

General

   We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the common shares, preferred shares, debt securities, junior subordinated debt securities guarantees, depositary shares, warrants, share purchase contracts, share purchase units, trust preferred securities and preferred securities guarantees described in this prospectus. This prospectus is a part of the Registration Statement, but the Registration Statement also contains additional information and exhibits.

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may inspect and copy any of these materials at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the Commission's public reference room. Our filings with the Commission are also available from the Commission's website located at http://www.sec.gov.

   Additionally, our common shares and our 8% Series A Cumulative Preferred Shares are each listed on the New York Stock Exchange, so our reports can also be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, 17th Floor, New York, New York 10005.

PartnerRe Finance

   There are no separate financial statements of PartnerRe Finance in this prospectus. We do not believe the financial statements would be helpful to the holders of the debt securities of PartnerRe Finance because:

  . we, a reporting company under the Exchange Act, own indirectly all of the outstanding capital stock of PartnerRe Finance;

  . PartnerRe Finance has no independent operations or proposals to engage in any activity other than issuing junior subordinated debt securities to the Capital Trust and applying the proceeds as described in "Use of Proceeds;" and

  . the obligations of PartnerRe Finance under the junior subordinated debt securities will be fully and unconditionally guaranteed by us. See "Description of the Junior Subordinated Debt Securities Guarantee."

   PartnerRe Finance is not currently subject to the information reporting requirements of the Exchange Act and will not become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus.

The Capital Trust

   There are no separate financial statements of the Capital Trust in this prospectus. We do not believe the financial statements would be helpful to the holders of the preferred securities of the Capital Trust because:

  . We, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of the Capital Trust;

  . The Capital Trust has no independent operations or proposals to engage in any activity other than issuing securities representing undivided beneficial interests in the assets of the Capital Trust and investing the proceeds in junior subordinated debt securities issued by PartnerRe Finance which will be guaranteed by us; and

  . The obligations of the Capital Trust under the preferred securities will be fully and unconditionally guaranteed by us. See "Description of the Trust Preferred Securities Guarantee."

   The Capital Trust is not currently subject to the information reporting requirements of the Exchange Act and will not become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering (including any documents filed after the date of this prospectus and prior to the effectiveness of the Registration Statement) shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

      (1) Our Annual Report on Form 10-K for the year ended December 31, 2000;

      (2) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001;

      (3) The description of our common shares set forth in our registration statements filed under the Exchange Act on Form 8-A on October 4, 1993 and October 24, 1996, including any amendment or report for the purpose of updating such description;

      (4) The description of our 8% Series A Cumulative Preferred Shares set forth in our registration statement filed under the Exchange Act on Form 8-Aon June 20, 1997, including any amendment or report for the purpose of updating such description;

      (5) Our Current Reports on Form 8-K dated September 24, 2001 and October 3,2001.

   To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits) call or write us at the following address: PartnerRe Ltd., Attn: Christine Patton, 96 Pitts Bay Road, Pembroke HM08, Bermuda, (441) 292-0888.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of two registration statements that we, the Capital Trust and PartnerRe Finance (which is a filer only with respect to the most recently filed registration statement) have filed with the Commission using a "shelf" registration process, relating to the common shares, preferred shares, depositary shares, debt securities, junior subordinated debt securities guarantees, warrants, share purchase contracts, share purchase units, preferred securities and preferred securities guarantees described in this prospectus. This means:

  . we, PartnerRe Finance and the Capital Trust may issue any combination of securities covered by this prospectus from time to time, up to a total initial offering price of $600,000,000;

  . we, PartnerRe Finance or the Capital Trust, as the case may be, will provide a prospectus supplement each time these securities are offered pursuant to this prospectus; and

  . the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

   This prospectus provides you with a general description of the securities we, PartnerRe Finance or the Capital Trust may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the Commission. For additional information regarding us, PartnerRe Finance, the Capital Trust and the offered securities, please refer to the registration statement. Each time we, PartnerRe Finance or the Capital Trust sells securities, we, PartnerRe Finance or the Capital Trust will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." All references to "we," "us," "our" or "PartnerRe" refer to PartnerRe Ltd.

                                PARTNERRE LTD.

Overview

   PartnerRe Ltd., also referred to as "PartnerRe," is a Bermuda company with its registered and principal executive offices located at 96 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 292-0888. We provide multi-line reinsurance to insurance companies on a worldwide basis through our wholly owned subsidiaries, Partner Reinsurance Company Ltd., PartnerRe SA (formerly known as SAFR PartnerRe) and Partner Reinsurance Company of the U.S. ("PartnerRe U.S."). Risks insured include property, catastrophe, agriculture, automobile, casualty, marine, aviation and space, credit and surety, technical and miscellaneous lines and life/annuity and health.

   We currently have approximately 1,900 clients in 122 countries who are principally served from locations in Bermuda, Hong Kong, Greenwich (Connecticut), Oslo, Paris, Seoul, Singapore, Tokyo, Toronto and Zurich. Our reinsurance operations are carried out by Partner Reinsurance Company Ltd. in Bermuda (which also operates branches in Switzerland, Singapore and Labuan), PartnerRe SA in Paris and PartnerRe U.S. in Greenwich (Connecticut).

Recent Significant Events

   On September 21, 2001, we issued a press release relating to the September 11, 2001 terrorist attacks in the United States, which press release was subsequently filed as an exhibit to our Current Report on Form 8-K, dated September 24, 2001. In this press release we reaffirmed that our expected loss from these events should fall within our initial estimated range of $375-$400 million.

   Our gross losses from these events are estimated to be $425-$450 million. Of our expected recoveries from retrocessions, approximately 60% are with companies rated "AA" or better. The estimate of net losses includes a reserve for potentially non-recoverable retrocessions. Our losses will be principally in property, aviation, and catastrophe treaties. We do not have large exposure to casualty lines, nor do we provide life or accident and health coverage in the U.S.

   We anticipate that these events will reduce after tax earnings by $350-$375 million.

Other Information

   For further information regarding PartnerRe including financial information, you should refer to our recent filings with the Commission.

                               PARTNERRE FINANCE

   PartnerRe Finance I Inc., also referred to as "PartnerRe Finance", is a newly formed Delaware corporation, with its principal executive offices located at One Greenwich Plaza, Greenwhich, Connecticut 06830-6352. PartnerRe Finance's telephone number is (203) 485-4200. PartnerRe Finance is an indirect, wholly-owned subsidiary of PartnerRe that was created solely for the purpose of issuing the junior subordinated debt securities to the Capital Trust and providing financing to other subsidiaries of PartnerRe.

                               THE CAPITAL TRUST

   PartnerRe Capital Trust I, also referred to as the "Capital Trust", is a statutory business trust created under Delaware law pursuant to (1) a trust agreement executed by us, as original sponsor of the Capital Trust, and the Capital Trustees for the Capital Trust and (2) the filing of a certificate of trust with the Delaware Secretary of State on October 2, 2001. On October 26, 2001, PartnerRe assigned its rights and obligations as sponsor of the Capital Trust to PartnerRe Finance. The trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Capital Trust exists for the exclusive purposes of:

  . issuing and selling the preferred securities and common securities that represent undivided beneficial interests in the assets of the CapitalTrust;

  . using the gross proceeds from the sale of the preferred securities and common securities to acquire junior subordinated debt securities issued by PartnerRe Finance and guaranteed by us; and

  . engaging in only those other activities necessary or incidental to the issuance and sale of the preferred securities and common securities.

   PartnerRe Finance will directly or indirectly own all of the common securities of the Capital Trust. The common securities of the Capital Trust will rank equally, and payments will be made thereon pro rata, with the preferred securities of the Capital Trust, except that, if an event of default under the restated trust agreement has occurred and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Unless otherwise disclosed in the applicable prospectus supplement, PartnerRe Finance will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Capital Trust. The Capital Trust is a legally separate entity.

   Unless otherwise disclosed in the related prospectus supplement, the Capital Trust will have a term of approximately 55 years, but may dissolve earlier as provided in the restated trust agreement of the Capital Trust. Unless otherwise disclosed in the applicable prospectus supplement, the Capital Trust's business and affairs will be conducted by the trustees (the "Capital Trustees") appointed by PartnerRe Finance, as the direct or indirect holder of all of the common securities. The holder of the common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Capital Trustees of the Capital Trust. The duties and obligations of the Capital Trustees of the Capital Trust will be governed by the restated trust agreement of the Capital Trust.

   Unless otherwise disclosed in the related prospectus supplement, two of the Capital Trustees (the "Administrative Trustees") of the Capital Trust will be persons who are employees or officers of or affiliated with PartnerRe Finance. One Capital Trustee of the Capital Trust will be a financial institution (the "Property Trustee") that is not affiliated with PartnerRe Finance and has a minimum amount of combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act, pursuant to the terms set forth in the applicable prospectus supplement. In addition, one Capital Trustee of the Capital Trust (which may be the Property Trustee, if it otherwise meets the requirements of applicable law) will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). We will pay all fees and expenses related to the Capital Trust and the offering of preferred securities and common securities.

   The office of the Delaware Trustee for the Capital Trust in the State of Delaware is located at c/o Chase Manhattan Bank USA, National Association, 500 Stanton Christiana Road, OPS4--3rd Floor, Newark, Delaware 19173. The principal executive offices for the Capital Trust is located at c/o PartnerRe U.S. Corporation, One Greenwich Plaza, Greenwich, CT 06830-6352. The telephone number of the Capital Trust is (203) 485-4200.

                                 RISK FACTORS

   Before you invest in our securities or those issued by PartnerRe Finance or the Capital Trust, you should carefully consider the risks involved. Accordingly, you should carefully consider:

  . the information contained in or incorporated by reference into this prospectus;

  . information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

  . the risks described in our Current Report on Form 8-K filed with theSecurities and Exchange Commission on October 3, 2001, which is incorporated by reference in this prospectus; and

  . other risks and other information that may be contained in, or incorporated by reference from, other filings we make with theCommission.

                          FORWARD LOOKING STATEMENTS

   We caution readers regarding certain forward-looking statements contained herein. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us. In particular, statements using verbs such as "expect," "anticipate," "intend," "believe" or words of similar impact generally involve forward-looking statements. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this report should not be considered as a representation by us or any other person that our objectives or plans will be achieved.

   Numerous factors could cause our actual results to differ materially from those in the forward-looking statements, including the following:

      (1) the occurrence of catastrophic events with a frequency or severity exceeding our expectations;

      (2) a decrease in the level of demand for reinsurance and/or an increase in the supply of reinsurance capacity;

      (3) increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

      (4) actual losses and loss expenses exceeding our loss reserves, which are necessarily based on actuarial and statistical projections of ultimate losses;

      (5) changing rates of inflation and other economic conditions;

      (6) losses due to foreign currency exchange rate fluctuations; or

      (7) changes in the legal or regulatory environments in which we operate,including the passage of federal or state legislation subjecting Partner Reinsurance Company Ltd. or PartnerRe SA to supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate.

   The foregoing review of important factors should not be construed as exhaustive. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

   The net proceeds from the sale of preferred securities by the Capital Trust will be used to purchase junior subordinated debt securities of PartnerRe Finance. Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by PartnerRe or PartnerRe Finance will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until the net proceeds are used in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

                    RATIO OF EARNINGS TO FIXED CHARGES AND
                    PREFERRED SHARE DIVIDENDS OF PARTNERRE

   For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by management to be the interest factor of such rentals).

                                          Six Months
                                        Ended June 30,    Fiscal Year Ended December 31,
                                        -------------- ------------------------------------
                                         2001    2000  2000  1999   1998   1997     1996
                                        ------  -----  ----- ----- ------ ------- ---------
Ratio of Earnings to Fixed Charges..... 14.11x  6.80x  7.12x 4.25x 94.88x 348.86x 2,498.25x
Ratio of Earnings to Combined Fixed
  Charges and Preferred Share Dividends  6.28x  3.02x  3.18x 1.87x 12.20x  27.88x 2,498.25x

   Neither PartnerRe Finance nor the Capital Trust had any operations during the periods set forth above.

                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

   We may from time to time offer under this prospectus, separately or together:

  .  common shares,

  .  preferred shares,

  . depositary shares, each representing a fraction of a share of common shares or a particular series of preferred shares,

  .  unsecured senior or subordinated debt securities,

  .  warrants to purchase common shares,

  .  warrants to purchase preferred shares,

  .  warrants to purchase debt securities,

  .  share purchase contracts to purchase common shares, and

  . share purchase units, each representing ownership of a share purchase contract and, as security for the holder's obligation to purchase common shares under the share purchase contract, any of (1) our debt obligations,
     (2) debt obligations of third parties, including U.S.Treasury securities, or (3) preferred securities of the Capital Trust.

   PartnerRe Finance may from time to time offer unsecured junior subordinated debt securities, which will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

   The Capital Trust may offer preferred securities representing undivided beneficial interests in its assets, which will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

   The aggregate initial offering price of these offered securities will not exceed $600,000,000.

                       DESCRIPTION OF OUR CAPITAL SHARES

   The following is a summary of certain provisions of (i) our Memorandum of Association and Bye-Laws, which documents set forth certain terms of our capital stock, and (ii) the Certificate of Designation, Preferences and Rights (the "Certificate") setting forth certain terms of our 8% Series A Cumulative Preferred Shares (the "Series A Preferred Shares"). Because this summary is not complete, you should refer to our Memorandum of Association and Bye-Laws and the Certificate for complete information regarding the provisions of these governing documents, including the definitions of some of the terms used below. Copies of our Memorandum of Association and Bye-Laws and the Certificate are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular sections or defined terms of our Memorandum of Association, Bye-Laws or the Certificate, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

General

   Our authorized share capital consists of 100,000,000 common shares, par value $1.00 per share, 10,000,000 Series A Preferred Shares, and 10,000,000 un designated shares, par value $1.00 per share. As of September 30, 2001, approximately 50,112,268 common shares were issued and outstanding and 10,000,000 Series A Preferred Shares were issued and outstanding. We also have issued and outstanding Class B warrants (the "Warrants") to purchase 1,355,746 common shares. See "Description of Our Capital Stock--Warrants."

Common Shares

   Our common shares are listed on the New York Stock Exchange under the symbol "PRE." The common shares currently issued and outstanding are fully paid and non assessable within the meaning of applicable Bermuda law. Our common shares offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and non assessable within the meaning of applicable Bermuda law. There are no provisions of Bermuda law or the Memorandum of Association or the Bye-Laws which impose any limitation on the rights of shareholders to hold or vote common shares by reason of their not being residents of Bermuda.

   Under the Bye-Laws, the holders of common shares have no redemption, conversion or sinking fund rights. Subject to the voting restrictions set forth above, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of our liquidation, dissolution, or winding-up, the holders of common shares are entitled to share equally and ratably in the assets of PartnerRe, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred shares.

   Other than as required by Bermuda law or in respect of alteration of class rights and reporting requirements and certain procedural matters, all actions by our shareholders are decided by a simple majority of votes cast.

   The holders of common shares will receive such dividends, if any, as may be declared by our board of directors out of funds legally available for such purposes.

   A more detailed description of our common shares is set forth in our registration statements filed under the Exchange Act on Form 8-A on October 4, 1993 and October 24, 1996, including any amendment or report for the purpose of updating such description.

Undesignated Shares

   Under our Bye-Laws, we have authorized 10,000,000 shares, par value $1.00 per share, the rights and preferences of which are un designated. Without further action of our shareholders, our board of directors may fix the relative rights, preferences and limitations of such shares. Such determination may include fixing the dividend rates and payment dates, the extent of voting rights, if any, the terms and prices of redemption, the amount payable thereon in the event of liquidation, sinking fund provisions, and the terms and conditions on which shares may be converted if the shares are to be issued with the privilege of conversion.

Warrants

   Each of the Warrants is currently exercisable at an exercise price of $20.00 per share, which exercise price will be reduced to $17.00 per share in November 2001. The exercise price is also subject to adjustment upon the occurrence of certain events relating principally to changes in the number of common shares, options or warrants outstanding. Each of the Warrants expires in November 2004.

   The Warrant holders have been granted certain registration rights with respect to the Warrants and any common shares acquired upon exercise of the Warrants.

Series A Preferred Shares

   The Series A Preferred Shares are listed on the New York Stock Exchange under the symbol "PRE A." The Series A Preferred Shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law.

   The holders of the Series A Preferred Shares will have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares will not be subject to any sinking fund or other obligation of PartnerRe to redeem or retire the Series A Preferred Shares. Unless redeemed by PartnerRe, the Series A Preferred Shares will have a perpetual term with no maturity. At present, we do not have any issued shares which are senior to or in parity with respect to payment of dividends and distribution of assets in liquidation with the Series A Preferred Shares.

   Dividends. Holders of Series A Preferred Shares are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to 8% of the liquidation preference per annum (equivalent to $2.00 per share). Such dividends are payable quarterly, when, as and if declared by our board of directors.

   If any Series A Preferred Shares are outstanding, unless full cumulative dividends on the Series A Preferred Shares have been paid, we generally may not
(i) declare or pay any dividends upon any other capital shares ranking pari passu with the Series A Preferred Shares as to dividends and as to the distribution of assets upon any liquidation, dissolution or winding-up of PartnerRe ("Parity Shares"), unless all dividends are declared upon the Series A Preferred Shares and the Parity Shares are declared pro rata, (ii) declare or pay any dividends upon the common shares or any other capital shares ranking junior to the Series A Preferred Shares as to dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of PartnerRe (together with Common Shares, "Junior Shares") or (iii) redeem any common shares or other Junior Shares.

   Liquidation. Upon any voluntary liquidation, dissolution or winding-up of the affairs of PartnerRe, the holders of Series A Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders $25.00 per share, plus all dividends accrued and unpaid to the date fixed for distribution, before any distribution is made to holders of common shares and any other Junior Shares.

   Redemption. The Series A Preferred Shares are generally not redeemable prior to July 10, 2002. On or after such date, we may redeem the Series A Preferred Shares for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends.

   Voting. Generally, the Series A Preferred Shares have no voting rights. However, whenever dividends payable on Series A Preferred Shares shall be in arrears in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), then the holders of Series A Preferred Shares shall have the right to elect two directors to our board of directors. Whenever all arrearages in dividends on the Series A Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of holders of the Series A Preferred Shares to be represented by directors shall cease.

   In addition, without the written consent of the holders of at least 75% of the outstanding Series A Preferred Shares, we may not:

  . make any amendment to or repeal any of the provisions of our Memorandum of Association, Bye-Laws or the Certificate of Designation relating to the Series A Preferred Shares that would vary the rights, preferences or voting powers of the holders of the Series A Preferred Shares;

  . authorize any amalgamation, consolidation, merger or statutory share exchange that affects the Series A Preferred Shares, unless in each such case each Series A Preferred Share shall remain outstanding with no variation in its rights, preferences or voting powers, or shall be converted into or exchanged for preferred shares of the surviving entity having rights, preferences and voting powers identical to that of a Series A Preferred Share;

  . authorize any creation of any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series A Preferred Shares in payment of dividend or the distribution of assets on any liquidation, dissolution or winding up of PartnerRe; or

  . enter into any transaction or take any action which would amount to a variation of the rights, preferences or voting powers of the holders of the Series A Preferred Shares.

   We may create and issue additional classes or series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Shares.

   A more detailed description of our Series A Preferred Shares is set forth in our registration statement filed under the Exchange Act on Form 8-A on June 20, 1997, including any amendment or report for the purpose of updating such description.

Other Preferred Shares

   From time to time, pursuant to the authority granted by the Bye-Laws, our board of directors may create and issue one or more series of preferred shares. The preferred shares, upon issuance against full consideration, will be fully paid and nonassessable. The particular rights and preferences of the preferred shares offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the offered preferred shares, will be described in the prospectus supplement.

   Because the following summary of the terms of preferred shares is not complete, you should refer to the Memorandum of Association, the Bye-Laws and any applicable Certificate of Designation, Preferences and Rights or other governing instrument for complete information regarding the terms of the class or series of preferred shares described in a prospectus supplement. Whenever we refer to particular sections or defined terms of the Memorandum, the Bye-Laws and any applicable Certificate of Designation, Preferences and Rights or other governing instrument, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

   A prospectus supplement will specify the terms of a particular class or series of preferred shares as follows:

  . the number of shares to be issued and sold and the distinctive designation thereof;

  . the dividend rights of the preferred shares, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on preferred shares and any limitations, restrictions or conditions on the payment of such dividends;

  . the voting powers, if any, of the preferred shares, equal to or greater than one vote per share, which may include the right to vote, as a class or with other classes of capital stock, to elect one or more of our directors;

  . the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the preferred shares may be redeemed, at whose option such a redemption may occur, and any material limitations, restrictions or conditions on such redemption;

  . the terms, if any, upon which the preferred shares will be convertible into or exchangeable for our shares of any other class, classes or series;

  . the relative amounts, and the relative rights or priority, if any, of payment in respect of preferred shares, which the holders of the preferred shares will be entitled to receive upon our liquidation, dissolution or winding up;

  . the terms, if any, of any purchase, retirement or sinking fund to be provided for the preferred shares;

  . the restrictions, limitations and conditions, if any, upon the issuance of our indebtedness so long as any preferred shares are outstanding; and

  . any other relative rights, preferences, limitations and powers not inconsistent with applicable law, the Memorandum of Association or the Bye-Laws.

   Subject to the specification of the above terms of preferred shares in a supplement to this prospectus, we anticipate that the terms of such preferred shares will correspond to those set forth below.

Transfer of Shares

   Our Bye-Laws contain various provisions affecting the transferability of our shares. Under the Bye-Laws, our board of directors has absolute discretion to decline to register a transfer of shares:

      (1) unless the appropriate instrument of transfer is submitted along with such evidence as our board of directors may reasonably require showing the right of the transferor to make the transfer,

      (2) unless, where applicable, the consent of the Bermuda Monetary Authority has been obtained, or

      (3) if our board of directors determines that such transfer would result in a person (other than Swiss Reinsurance Company ("Swiss Re") or its affiliates) controlling in excess of 9.9% of all of our outstanding shares.

   One of the primary purposes of the restriction on a holder of our shares from controlling more than 9.9% of our outstanding shares is to reduce the likelihood that we will be deemed a foreign personal holding company within the meaning of the Internal Revenue Code of 1986, as amended. This limit may also have the effect of deterring purchases of large blocks of common shares or proposals to acquire us, even if some or a majority of the shareholders might deem these purchases or acquisition proposals to be in their best interests. With respect to this issue, also see the provisions discussed below under "Anti-Takeover Effects of Certain Bye-Laws Provisions."

   We entered into a standstill agreement, dated as of July 10, 1997, with Swiss Re pursuant to which Swiss Re agreed to limit its and its affiliates ownership in PartnerRe to 30% of the voting power of our outstanding shares, unless we otherwise consent. Swiss Re also has a right of first refusal under the standstill agreement with respect to certain issuances or sales by us of our voting shares, in an amount equal to its percentage ownership of our voting shares prior to such issuance or sale, subject to certain exceptions. The standstill agreement terminates on July 10, 2004.

   If our board of directors refuses to register any transfer of shares, it shall send notice of such refusal to the transferee within three months of the date on which the transfer was lodged with us.

   Our Bermuda counsel has advised us that while the precise form of the restrictions on transfers contained in the Bye-Laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon.

Anti-Takeover Effects of Certain Bye-Laws Provisions

   In addition to those provisions of the Bye-Laws discussed above under "Transfers of Shares," our Bye-Laws contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors. Our directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of us. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares.

   Board Provisions. Our Bye-laws provide for a classified board, to which approximately one-third of our board of directors is elected each year at our annual general meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. Each class of directors is required to have a minimum of one director and a maximum of four directors.

   The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of PartnerRe, including the shareholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of our board of directors would be beneficial to PartnerRe and its shareholders and whether or not a majority of our shareholders believe that such a change would be desirable.

   The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to PartnerRe and its shareholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of PartnerRe and remove a majority of our board of directors, the classification of our board of directors could tend to reduce the likelihood of fluctuations in the market price of the shares that might result from accumulations of large blocks for such a purpose. Accordingly, shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

   Availability of Shares for Future Issuances. We have available for issuance a large number of authorized but unissued common shares. Generally, these shares may be issued by action of our directors without further action by shareholders (except as may be required by applicable stock exchange requirements). The availability of these shares for issue could be viewed as enabling the directors to make more difficult a change in our control. For example, the directors could determine to issue warrants or rights to acquire shares. In addition, we have authorized a sufficient amount of our shares such that we could put in place a shareholder rights plan without further action by shareholders. A shareholder rights plan could serve to dilute or deter stock ownership of persons seeking to obtain control of us.

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   Our ability to take these actions makes it more difficult for a third party to acquire us without negotiating with our board of directors, even if some or a majority of the shareholders desired to pursue a proposed transaction. Moreover, these powers could discourage or defeat unsolicited stock accumulation programs and acquisition proposals.

                     DESCRIPTION OF THE DEPOSITARY SHARES

General

   We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to our common shares or a particular series of preferred shares) of a share of a common share or a particular series of preferred shares as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

   The shares of common shares or a class or series of preferred shares represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a common share or preferred share represented by such depositary share, to all the rights and preferences of the common shares or preferred shares represented thereby (including dividend, voting, redemption and liquidation rights).

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the common shares or related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement. If we issue depositary shares we will file copies of the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

   The following description of the depositary shares sets forth the material terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

Dividends and Other Distributions

   The depositary will distribute all cash dividends or other distributions received in respect of the related common shares or class or series of preferred shares to the record holders of depositary shares relating to such common shares or class or series of preferred shares in proportion to the number of such depositary shares owned by such holders.

   In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

   Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related common shares or class or series of preferred shares and any money or other property represented by such depositary shares. Holders of depositary

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shares will be entitled to receive whole shares of the related common shares or class or series of preferred shares on the basis set forth in the prospectus supplement for such common shares or class or series of preferred shares, but holders of such whole common shares or preferred shares will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole common shares or preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional common shares or preferred shares be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

   Whenever we redeem common shares or preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of common shares or the related class or series of preferred shares so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of the common shares or preferred shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Common Shares or Preferred Shares

   Upon receipt of notice of any meeting at which the holders of the common shares or preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such common shares or preferred shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the common shares or preferred shares, as applicable) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of preferred shares or common shares represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of the common shares or preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding.

Charges of Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the related common shares or class or series of preferred shares and any redemption of such common shares or preferred shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

   The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the common shares or preferred shares.

   Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and

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

the obligations of the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

   The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver common or preferred share certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing common or preferred shares, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

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                      DESCRIPTION OF THE DEBT SECURITIES

   We or PartnerRe Finance may, at the option of the issuer, elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture between us and The Chase Manhattan Bank, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our subordinated debt securities would be issued under a subordinated indenture between us and The Chase Manhattan Bank, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. In addition, PartnerRe Finance may issue junior subordinated debt securities to the Capital Trust in connection with the issuance of preferred securities and common securities by the Capital Trust. These junior subordinated debt securities would be issued under a separate junior subordinated indenture between PartnerRe Finance, us, as guarantor of these junior subordinated debt securities, and The Chase Manhattan Bank, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture, the subordinated indenture and the junior subordinated indenture are sometimes referred to herein collectively as the "indentures" and each individually as an "indenture." The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

   Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information regarding the terms and provisions of the indentures, including the definitions of some of the terms used below, and the debt securities. Wherever we refer to particular articles, sections or defined terms of an indenture, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Whenever we refer to particular articles, sections or defined terms of an indenture, without specific reference to a indenture, those articles, sections or defined terms are contained in all indentures. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination. The subordinated indenture and the junior subordinated indenture are substantially identical, except for certain rights and covenants and provisions relating to the issuance of securities to the Capital Trust and for the provisions relating to our guarantee of PartnerRe Finance's obligations under its junior subordinated debt securities

General

   The indentures do not limit the aggregate principal amount of the debt securities which we or PartnerRe Finance may issue thereunder and provide that we or PartnerRe Finance may issue the debt securities thereunder from time to time in one or more series. (Section 3.1) The senior indenture and subordinated indenture do not limit the amount of other Indebtedness or the debt securities which we or our subsidiaries may issue. The junior subordinated indenture does not limit the amount of other Indebtedness or the junior subordinated debt securities that PartnerRe Finance or its subsidiaries may issue.

   Unless otherwise provided in the related prospectus supplement, our senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (which term includes the senior debt securities) of ours as described below under "Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement. The junior subordinated debt securities will be unsecured obligations of PartnerRe Finance, subordinated in right of payment to the prior payment in full of all of PartnerRe Finance's Senior Indebtedness as described below under "Subordination of the Junior Subordinated Debt Securities".

   Because we are a holding company, our rights and the rights of our creditors (including the holders of our debt securities) and shareholders to participate in any distribution of assets of any of our subsidiaries upon that

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subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. The rights of our creditors (including the holders of our debt securities) to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

   In the event PartnerRe Finance's junior subordinated debt securities are issued to the Capital Trust in connection with the issuance of preferred securities and common securities by the Capital Trust, such junior subordinated debt securities subsequently may be distributed pro rata to the holders of such preferred securities and common securities in connection with the dissolution of the Capital Trust upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such preferred securities and common securities. Only one series of junior subordinated debt securities will be issued by PartnerRe Finance to the Capital Trust in connection with the issuance of preferred securities and common securities by the Capital Trust.

   The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the offered debt securities:

  . the title of such debt securities and the series in which such debt securities will be included, which may include medium-term notes;

  . the aggregate principal amount of such debt securities and any limit upon such principal amount;

  . the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such debt securities will be payable;

  . the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

  . the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

  . any right to extend or defer the interest payment period and the duration of the extension;

  . the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  . if other than as set forth in this prospectus, the place or places where the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, any of such debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any such debt securities may be surrendered for conversion or exchange;

  . whether any of such debt securities are to be redeemable at the issuer's option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other material terms and conditions upon which such debt securities may be redeemed, in whole or in part, at the issuer's option;

  . whether the issuer will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the material other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

  . if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

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

  . whether the debt securities will be convertible into common shares and/or exchangeable for other securities, whether or not issued by the issuer of such debt securities, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

  . any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities;

  . whether such debt securities are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

  . whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

  . in the case of junior subordinated debt securities issued by PartnerRe Finance to the Capital Trust, the terms and conditions of any obligation or right of PartnerRe Finance or the Capital Trust to convert or exchange such junior subordinated debt securities into or for preferred securities of that trust;

  . in the case of junior subordinated debt securities issued by PartnerRe Finance to the Capital Trust, the form of restated trust agreement and, if applicable, the agreement relating to our guarantee of the preferred securities of the Capital Trust and our guarantee of the junior subordinated debt securities;

  . any deletions from, modifications of or additions to the Events of Default or covenants of the issuer with respect to such debt securities; and

  . any other material terms of such debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities. (Section 3.1)

   The issuer will have the ability under the indentures to "reopen" a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. The issuer is also permitted to issue debt securities with the same terms as previously issued debt securities. (Section 3.1)

   Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by the issuer for such purposes (initially the corporate trust office of the trustee). In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. Interest on such debt securities which have a redemption date after a regular record date, and on or before the following interest payment date, will also be payable to the persons in whose names the debt securities are so registered. All paying agents initially designated by the issuer for the debt securities will be named in the related prospectus supplement. The issuer may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the issuer will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Sections 3.7, 10.2 and 11.6)

   Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by the issuer or the security registrar) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by the issuer for such purposes (initially the corporate trust office of the trustee). Such transfer or exchange will be made without service charge, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. The issuer will not be required to (1) issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the

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

close of business on the day of such mailing, (2) register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part or
(3) register the transfer of or exchange any debt security which, in accordance with its terms, has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid. (Section 3.5) We and PartnerRe Finance have appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by either issuer for any debt securities will be named in the related prospectus supplement. The issuer may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the issuer will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Section 10.2)

   Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. (Section 3.2) The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement.

   The debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. Special United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

   If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement. The issuer will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the issuer to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

   Unless otherwise described in a prospectus supplement relating to any debt securities, the indentures do not contain any provisions that would limit the issuer's ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in the issuer's credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving the issuer. Accordingly, the issuer could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect its capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the Events of Defaults described below or covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

   The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities, whether or not issued by PartnerRe or PartnerRe Finance, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option

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

of the issuer, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement. Any such conversion or exchange will comply with applicable law and the issuer's organizational documents.

Global Securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series.

   The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series. We and PartnerRe Finance anticipate that the following provisions will apply to all depositary arrangements.

   Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security. Such accounts will be designated by the underwriters or agents with respect to such debt securities or by the issuer if such debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

   So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form.

   Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be paid to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of the trustee, any paying agent, the security registrar or the issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The issuer expects that the depositary for a series of the debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We and PartnerRe Finance also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

   The indentures provide that if:

      (1) the depositary for a series of the debt securities notifies the issuer that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by the issuer within 90 days of written notice,

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

      (2) the issuer determines that the debt securities of a particular series will no longer be represented by global securities and execute and deliver to the trustee a company order to such effect, or

      (3) an Event of Default with respect to a series of the debt securities has occurred and is continuing, the global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations.

   Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Payment of Additional Amounts

   Unless otherwise provided in the related prospectus supplement, the issuer will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction in which the issuer is organized (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction by the issuer is required by the law of the jurisdiction in which the issuer is organized, the issuer will, subject to certain limitations and exceptions described below or in the applicable prospectus supplement, pay to the holder of any such debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security and the applicable indenture to be then due and payable.

   Notwithstanding the foregoing, we will not be required to pay any additional amounts under the senior indenture and the subordinated indenture for or on account of:

      (1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder
   (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security, (b) presented such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or (c) presented such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

      (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

      (3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by

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   statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

      (4) any combination of items (1), (2) and (3).

   In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security. (Section 10.4 of the senior indenture and the subordinated indenture)

Consolidation, Amalgamation, Merger and Sale of Assets

   Each indenture provides that the issuer may not (1) consolidate or amalgamate with or merge into any Person or convey, transfer or lease the properties and assets of the issuer as an entirety or substantially as an entirety to any Person, or (2) permit any Person to consolidate or amalgamate with or merge into the issuer, or convey, transfer or lease such Person's properties and assets as an entirety or substantially as an entirety to the issuer, unless (a) in the case of (1) above, such Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, Bermuda or any country which is, on the date of the indenture, a member of the Organization of Economic Cooperation and Development and such Person will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the debt securities issued thereunder, and the performance of the issuer's obligations under such indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common shares or other securities; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the issuer or a Designated Subsidiary as a result of such transaction as having been incurred by the issuer or such subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing; and (c) certain other conditions are met. (Section 8.1)

   The junior subordinated indenture includes a like restriction on consolidation, amalgamation and mergers involving PartnerRe, as guarantor of PartnerRe Finance's obligations under the junior subordinated debt securities. (Section 8.3 of the junior subordinated indenture)

Events of Default

   Unless the issuer provides other or substitute Events of Default in a prospectus supplement, the following events will constitute an Event of Default under the applicable indenture with respect to any series of debt securities issued thereunder (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      (1) default in the payment of any interest on any debt security of such series, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days;

      (2) default in the payment of the principal of or any premium on any debt security of such series, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

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      (3) default in the performance, or breach, of any covenant or warranty of the issuer contained in the applicable indenture for the benefit of such series or in the debt securities of such series, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such indenture;

      (4) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the issuer for borrowed money (other than Indebtedness which is non-recourse to the issuer) happens and consists of default in the payment of more than $100,000,000 in principal amount of such Indebtedness when due (after giving effect to any applicable grace period) or shall result in such Indebtedness in principal amount in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable indenture;

      (5) the issuer shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $100,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; and

      (6) certain events relating to bankruptcy, insolvency or reorganization of the issuer.

   In the junior subordinated indenture, the Events of Default described in clauses (3)-(6) above also include references to PartnerRe, as guarantor thereunder. See "Certain Provisions of the Junior Subordinated Debt Securities Issued to the Capital Trust--Events of Default."

   If an Event of Default with respect to the debt securities of any series (other than an Event of Default described in (6) of the preceding paragraph) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series by written notice as provided in the applicable indenture may declare the principal amount (or such lesser amount as may be provided for in the debt securities of such series) of all outstanding debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (6) of the preceding paragraph will cause the principal amount and accrued interest (or such lesser amount as provided for in the debt securities of such series) to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

   Each indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series (a "default"), the trustee will transmit, in the manner set forth in such indenture, notice of such default to the holders of the debt securities of such series unless such default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of such series, the trustee may withhold such notice if and so long as the issuer's board of directors, its executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the debt securities of such series; and provided, further, that in the case of any default of the character described in (4) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.2)

   If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by all appropriate judicial proceedings. (Section 5.3) Each indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation

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

to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee reasonable indemnity. (Section 6.1) Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of such series. (Section 5.12)

Modification and Waiver

   The issuer and the trustee may modify or amend any of the indentures with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that each affected holder must consent to certain modifications or amendments, including modifications or amendments that:

  . change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security, or

  . reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security.

   In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness without the prior written consent of the holders of the Senior Indebtedness. (Section 9.7 of the subordinated indenture)

   The issuer and the trustee may modify or amend any of the indentures and debt securities of any series without the consent of any holder in order to, among other things:

  . provide for the issuer's successor pursuant to a consolidation,amalgamation, merger or sale of assets;

  . provide for a successor trustee with respect to debt securities of all or any series;

  . cure any ambiguity or correct or supplement any provision in any indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under any indenture which will not adversely affect the interests of the holders of debt securities of any series; or

  . make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding under the applicable indenture. (Section 9.1)

   The holders of at least a majority in aggregate principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by the issuer with certain restrictive provisions of the applicable indenture. (Section 10.6) The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to debt securities of that series, except a default (1) in the payment of principal of, any premium or interest on or any additional amounts with respect to debt securities of that series or (2) in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of any series. (Section 5.13)

   Under each indenture, the issuer is required to furnish the trustee annually a statement as to its performance of certain of its obligations under that indenture and as to any default in such performance. The issuer is also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Section 10.7)

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Discharge, Defeasance and Covenant Defeasance

   The issuer may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof, as the case may be. (Section 4.1)

   Each indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to debt securities of or within any series pursuant to
Section 3.1 thereof, the issuer may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation of the issuer to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust) ("defeasance") or (2) to be released from its obligations with respect to such debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by the issuer with the Trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such debt securities on the scheduled due dates. (Section 4.2)

   Such a trust may only be established if, among other things:

      (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which the issuer is a party or by which it is bound,

      (2) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding will have occurred and be continuing at any time during the period ending on the 91st day after such date,

      (3) with respect to registered securities and any bearer securities for which the place of payment is within the United States, the issuer has delivered to the trustee an opinion of counsel (as specified in each indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the issuer, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable indenture, and

      (4) with respect to defeasance, the issuer has delivered to the trustee an officers' certificate as to solvency and the absence of intent of preferring holders over other creditors. (Section 4.2)

   "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

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

   "Government Obligations" means debt securities which are (1) direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1)

   If after the issuer has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or (2) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, such debt security as such debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or such Conversion Event based on (a) in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or
(b) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

   "Conversion Event" means the cessation of use of (1) a Foreign Currency both by the government of the country or countries which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. (Section 1.1)

   In the event the issuer effects covenant defeasance with respect to any of its debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, the issuer would both remain liable to make payment of such amounts due at the time of acceleration.

Subordination of Our Subordinated Debt Securities

   Our subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. (Section 16.1 of the subordinated indenture). In the event of:

      (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or

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

      (2) any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or

      (3) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours,

then and in any such event the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. (Section 16.3 of the subordinated indenture)

   By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

   Subject to the payment in full of all Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full. (Section 16.4 of the subordinated indenture)

   No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the subordinated debt securities, or payments to acquire such securities (other than pursuant to their conversion), may be made (1) if any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness of ours has been accelerated because of a default. (Section 16.2 of the subordinated indenture)

   The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

   For purposes of this section, the term "Senior Indebtedness" means all Indebtedness of ours outstanding at any time, except:

      (1) the subordinated debt securities,

      (2) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities or any other Indebtedness ranking pari passu with the subordinated debt securities,

      (3) Indebtedness of ours to an Affiliate of ours,

      (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws,

      (5) trade accounts payable,

      (6) liability for income, franchise, real estate or other taxes, and

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

      (7) any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to (x) the Capital Trust or (y) any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any Affiliate of ours in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under "Description of the Trust Preferred Securities" below.

   Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the subordinated indenture)

   The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Subordination of the Junior Subordinated Debt Securities

   The junior subordinated debt securities issued by PartnerRe Finance will, to the extent set forth in the junior subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of PartnerRe Finance. (Section 16.1 of the junior subordinated indenture). In the event of:

      (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to PartnerRe Finance or to its creditors, as such, or to its assets, or

      (2) any voluntary or involuntary liquidation, dissolution or other winding up of PartnerRe Finance, whether or not involving insolvency or bankruptcy, or

      (3) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of PartnerRe Finance,

then and in any such event the holders of Senior Indebtedness of PartnerRe Finance will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness of PartnerRe Finance, or provision will be made for such payment in cash, before the holders of the junior subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, junior subordinated debt securities, and to that end the holders of such Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of PartnerRe Finance being subordinated to the payment of junior subordinated debt securities, which may be payable or deliverable in respect of junior subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. (Section 16.3 of the junior subordinated indenture)

   By reason of such subordination, in the event of the liquidation or insolvency of PartnerRe Finance, holders of Senior Indebtedness of PartnerRe Finance and holders of other obligations of PartnerRe Finance that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of junior subordinated debt securities.

   Subject to the payment in full of all Senior Indebtedness of PartnerRe Finance, the rights of the holders of junior subordinated debt securities will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of PartnerRe Finance applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, junior subordinated debt securities have been paid in full. (Section 16.4 of the junior subordinated indenture)

   No payment of principal (including redemption and sinking fund payments) of or any premium or interest on or any additional amounts with respect to the junior subordinated debt securities, or payments to acquire such

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securities (other than pursuant to their conversion), may be made (1) if any
Senior Indebtedness of PartnerRe Finance is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness of PartnerRe Finance has been accelerated because of a default. (Section 16.2 of the junior subordinated indenture)

   The junior subordinated indenture does not limit or prohibit PartnerRe Finance from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the junior subordinated debt securities, but subordinate to other obligations of PartnerRe Finance.

   For purposes of this section, the term "Senior Indebtedness" means all Indebtedness of PartnerRe Finance outstanding at any time, except:

      (1) the junior subordinated debt securities,

      (2) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the junior subordinated debt securities or any other Indebtedness ranking pari passu with the junior subordinated debt securities,

      (3) Indebtedness of PartnerRe Finance to an Affiliate of PartnerRe
   Finance,

      (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against PartnerRe Finance in a proceeding under federal or state bankruptcy laws,

      (5) trade accounts payable,

      (6) liability for income, franchise, real estate or other taxes, and

      (7) any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to (x) the Capital Trust or (y) any trust, partnership or other entity affiliated with PartnerRe which is a financing vehicle of PartnerRe or any Affiliate of PartnerRe in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under "Description of the Trust Preferred Securities" below.

   Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the junior subordinated indenture)

   The junior subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of junior subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

   The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state. (Section 1.13)

Information Concerning the Trustee

   Either PartnerRe or PartnerRe Finance may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with The Chase Manhattan Bank and its affiliates in the ordinary course of business.

   Under each indenture, The Chase Manhattan Bank is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters. (Section 7.3)

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         CERTAIN PROVISIONS OF THE JUNIOR SUBORDINATED DEBT SECURITIES
                          ISSUED TO THE CAPITAL TRUST

Option to Extend Interest Payment Date

   Unless provided otherwise in the related prospectus supplement, PartnerRe Finance will have the right at any time and from time to time during the term of any series of junior subordinated debt securities issued to the Capital Trust to defer payment of interest for such number of consecutive interest payment periods as may be specified in the related prospectus supplement (referred to as an "extension period"), subject to the terms, conditions and covenants, if any, specified in such prospectus supplement and herein, provided that such extension period may not extend beyond the stated maturity of such series of junior subordinated debt securities.

Option to Extend Maturity Date

   Unless provided otherwise in the related prospectus supplement, PartnerRe Finance will have the right to (a) change the stated maturity of the principal of the junior subordinated debt securities of any series issued to the Capital Trust upon the liquidation of the Capital Trust and the exchange of the junior subordinated debt securities for the preferred securities of the Capital Trust or (b) extend the stated maturity of the principal of the junior subordinated debt securities of any series, provided that, at the time such election is made and at the time such election commences:

      (1) PartnerRe Finance is not in bankruptcy, otherwise insolvent or in liquidation,

      (2) no event of default on the junior subordinated debt securities has occurred and is continuing and no deferred interest payments are accruing,

      (3) the Capital Trust is not in arrears on payments of distributions on its preferred securities and no deferred distributions have accumulated,

      (4) the junior subordinated debt securities of such series are rated investment grade by Standard & Poor's Ratings Services, Moody's Investors Service, Inc. or another nationally recognized statistical rating organization, and

      (5) the extended stated maturity is no later than the 49th anniversary of the initial issuance of the preferred securities of the Capital Trust.

   If PartnerRe Finance exercises its right to liquidate the Capital Trust and exchange the junior subordinated debt securities for the preferred securities of the Capital Trust as described above, any changed stated maturity of the principal of the junior subordinated debt securities shall be no earlier than the date that is five years after the initial issue date of the preferred securities and no later than the date 30 years (plus an extended term of up to an additional 19 years if the conditions described above are satisfied) after the initial issue date of the preferred securities of the Capital Trust. (Section 3.14 of the junior subordinated indenture)

Redemption

   Except as otherwise provided in the related prospectus supplement, in the case of any series of junior subordinated debt securities issued to the Capital Trust, if an Investment Company Event or a Tax Event (each, a "Special Event") shall occur and be continuing, PartnerRe Finance may, at its option, redeem such series of junior subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of the Special Event, at a redemption price equal to 100% of the principal amount of such junior subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. (Section 11.8 of the junior subordinated indenture)

   For purposes of the junior subordinated indenture, "Investment Company Event" means, in respect of the Capital Trust, the receipt by the Capital Trust of an opinion of counsel experienced in such matters to the effect

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

that, as a result of the occurrence of a change in law or regulation or a change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, there is more than an insubstantial risk that the Capital Trust is or will be considered an investment company, or a company controlled by an investment company, that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of the Capital Trust. (Section 1.1 of the junior subordinated indenture)

   "Tax Event" means, in respect of the Capital Trust, the receipt by the Capital Trust or PartnerRe Finance of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulation thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations (including any change in interpretation or application of law or regulation by any applicable taxing authority), which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the preferred securities of the Capital Trust, there is more than an insubstantial risk that (i) the Capital Trust is or will be subject to United States Federal income tax with respect to income received or accrued on the corresponding series of junior subordinated debt securities, (ii) interest payable by PartnerRe Finance on such junior subordinated debt securities has not been or will not be classified as interest, in whole or in part, for United States Federal income tax purposes or (iii) the Capital Trust is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges. (Section 1.1 of the junior subordinated indenture)

Payment of Additional Amounts

   If junior subordinated debt securities issued to the Capital Trust in connection with the issuance of preferred securities and common securities by the Capital Trust provide for the payment by PartnerRe Finance of certain taxes, assessments or other governmental charges imposed on the holder of any such debt security, PartnerRe Finance will pay to the holder of any such debt security such additional amounts as provided in the junior subordinated indenture. (Section 10.4 of the junior subordinated indenture)

Certain Covenants

   PartnerRe and PartnerRe Finance will covenant, as to each series of its junior subordinated debt securities issued to the Capital Trust in connection with the issuance of preferred securities and common securities by the Capital Trust, that if:

      (1) there shall have occurred any event of which PartnerRe Finance has actual knowledge that (A) with the giving of notice or lapse of time or both, would constitute an Event of Default under the junior subordinated indenture and (B) in respect of which PartnerRe Finance shall not have taken reasonable steps to cure,

      (2) PartnerRe shall be in default with respect to its payment of obligations under the preferred securities guarantee relating to such preferred securities, or

      (3) PartnerRe Finance shall have given notice of its election to begin an Extension Period as provided in the junior subordinated indenture with respect to the junior subordinated debt securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing,

PartnerRe will not, and will not permit any of its Subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its outstanding capital stock or
(ii) make any payment of principal, or interest or premium, if any, on or repay, repurchase or redeem any of its debt securities that rank junior in interest to the junior subordinated debt securities of such series or make any guarantee payments with respect to any guarantee by it of the debt securities of any of its Subsidiaries if such guarantee ranks junior in interest to the junior subordinated debt securities of such series, except in each case for the transactions described in the immediately following sentence. Notwithstanding the preceding sentence and

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

regardless of whether any event described in clauses (1)-(3) above shall have occurred or be continuing, PartnerRe shall not be restricted from making or effecting the following dividends, distributions, redemptions, purchases, declarations, payments, exchanges and conversions:

  . dividends or distributions in the common shares or options or other rights to acquire the common shares of PartnerRe;

  . redemptions or purchases of any rights outstanding under a shareholder rights plan of PartnerRe, or the declaration of a dividend of such rights or the issuance of shares under such plan in the future;

  .  payments under any preferred securities guarantee of PartnerRe;

  . purchases of common shares related to the issuance of common shares under any of PartnerRe's benefit plans for its directors, officers or employees;

  . the purchase of fractional shares resulting from a reclassification of the capital stock of PartnerRe;

  . the exchange or conversion of any class or series of the capital stock of PartnerRe (or any of its subsidiary's) for another class or series of the capital stock of PartnerRe (or any of its subsidiary's) or of any class or series of its (or any of its subsidiary's) indebtedness pursuant to the terms of the capital stock or indebtedness as originally issued; and

  . the purchase of fractional interests in shares of the capital of PartnerRe (or any of its subsidiary's) stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged. (Section 10.9 of the junior subordinated indenture)

   In the event the junior subordinated debt securities are issued by PartnerRe Finance to the Capital Trust in connection with the issuance of preferred securities and common securities of the Capital Trust, for so long as such series of junior subordinated debt securities remain outstanding, PartnerRe Finance will also covenant:

      (1) to maintain directly or indirectly 100% ownership of the common securities of the Capital Trust; provided, however, that any permitted successor of PartnerRe Finance under the junior subordinated indenture may succeed to its ownership of such common securities,

      (2) not to voluntarily dissolve, wind-up or liquidate such trust, except in connection with the distribution of its junior subordinated debt securities to the holders of preferred securities and common securities in liquidation of the Capital Trust, the redemption of all of the preferred securities and common securities of the Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of the Capital Trust, and

      (3) to cause the Capital Trust to remain classified as a grantor trust for United States Federal income tax purposes. (Section 10.12 of the junior subordinated indenture)

Events of Default

   Unless PartnerRe Finance provides other or substitute Events of Default in a prospectus supplement, the following events will constitute an Event of Default under the junior subordinated indenture with respect to any junior subordinated debt securities issued there under (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      (1) default in the payment of any interest on any junior subordinated debt securities, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days;

      (2) default in the payment of the principal of or any premium on any junior subordinated debt securities, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

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

      (3) default in the performance, or breach, of any covenant or warranty of PartnerRe Finance or PartnerRe contained in the junior subordinated indenture, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such indenture;

      (4) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of PartnerRe Finance or PartnerRe for borrowed money (other than Indebtedness which is non-recourse to PartnerRe Finance or PartnerRe, as the case may be) happens and consists of default in the payment of more than $100,000,000 in principal amount of such Indebtedness when due (after giving effect to any applicable grace period) or shall result in such Indebtedness in principal amount in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the junior subordinated indenture;

      (5) PartnerRe Finance or PartnerRe shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $100,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; and

      (6) certain events relating to bankruptcy, insolvency or reorganization of PartnerRe Finance or PartnerRe.

   If an Event of Default with respect to a series of junior subordinated debt securities issued to the Capital Trust has occurred and is continuing and such event is attributable to a default in the payment of interest or principal on the related junior subordinated debt securities on the date such interest or principal is otherwise payable, a holder of preferred securities of the Capital Trust may institute a legal proceeding directly against PartnerRe Finance and/or against PartnerRe, as guarantor, which is referred to in this prospectus as a "Direct Action," for enforcement of payment to such holder of the principal of or interest on such related junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related preferred securities of such holder. PartnerRe Finance and PartnerRe may not amend the applicable junior subordinated indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the preferred securities of such trust. If the right to bring a Direct Action is removed, the Capital Trust may become subject to the reporting obligations under the Exchange Act. PartnerRe Finance will have the right under the junior subordinated indenture to set-off any payment made to such holder of preferred securities by PartnerRe Finance, in connection with a Direct Action. (Section 3.12 of the junior subordinated indenture) The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the related junior subordinated debt securities.

   The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debt securities unless there shall have been an event of default under the applicable restated trust agreement. See "Description of the Trust Preferred Securities--Events of Default; Notice." (Section 5.8 of the junior subordinated indenture)

       DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES GUARANTEE

   Concurrently with any issuance by PartnerRe Finance of its junior subordinated debt securities, we will execute and deliver a junior subordinated debt securities guarantee for the benefit of the holders from time to time of such junior subordinated debt securities. The Chase Manhattan Bank will act as indenture trustee ("Guarantee Trustee") under the junior subordinated debt securities guarantee for the purposes of compliance with the Trust Indenture Act, and the junior subordinated debt securities guarantee will be qualified as an indenture under the Trust Indenture Act.

   The following summary sets forth the material terms and provisions of the junior subordinated debt securities guarantee. Because the following summary of certain provisions of the junior subordinated debt

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

securities guarantee is not complete, you should refer to the form of junior subordinated debt securities guarantee and the Trust Indenture Act for more complete information regarding the provisions of the junior subordinated debt securities guarantee, including the definitions of some of the terms used below. The form of the junior subordinated debt securities guarantee has been filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this summary. Whenever we refer to particular sections or defined terms of the junior subordinated debt securities guarantee, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The Guarantee Trustee will hold the junior subordinated debt securities guarantee for the benefit of the holders of the junior subordinated debt securities.

General

   PartnerRe will fully and unconditionally guarantee all obligations of PartnerRe Finance under the junior subordinated indenture and the junior subordinated debt securities. Unless otherwise provided in a prospectus supplement, the junior subordinated debt securities guarantee will be an unsecured obligation of PartnerRe, subordinated in right of payment to the prior payment in full of all PartnerRe Senior Indebtedness (which term includes the senior debt securities and the subordinated securities).

   Since PartnerRe is a holding company, its rights and the rights of its creditors (including the holders of junior subordinated debt securities who are creditors of PartnerRe by virtue of the junior subordinated debt securities guarantee) and shareholders to participate in any distribution of the assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary's creditors, except to the extent that PartnerRe may itself be a creditor with recognized claims against the subsidiary. The right of creditors of PartnerRe (including the holders of junior subordinated debt securities who are creditors of PartnerRe by virtue of the junior subordinated debt securities guarantee) to participate in the distribution of the stock owned by PartnerRe in certain of its subsidiaries, including PartnerRe's insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

   PartnerRe will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the junior subordinated debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments, or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, PartnerRe will, subject to certain limitations and exceptions described below, pay to the holder of any such junior subordinated debt security any such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such junior subordinated debt security and the junior subordinated indenture to be then due and payable.

   PartnerRe will not be required to pay any additional amounts for or on account of:

      (1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder
   (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such junior subordinated debt security, (b) presented such junior subordinated debt security for payment in the relevant

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

   taxing jurisdiction or any political subdivision thereof, unless such junior subordinated debt security could not have been presented for payment elsewhere, or (c) presented such junior subordinated debt security for payment more than 30 days after the date on which the payment in respect of such junior subordinated debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such junior subordinated debt security for payment on any day within that 30-dayperiod;

      (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

      (3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such junior subordinated debt security to comply with any reasonable request by PartnerRe Finance addressed to the holder within 90 days of such request
   (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

      (4) any combination of items (1), (2) and (3).

   In addition, PartnerRe will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such junior subordinated debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such junior subordinated debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settler with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the junior subordinated debt security. (Section 10.4 of the junior subordinated indenture)

Waiver of Events of Default

   The holders of a majority in liquidation preference of the preferred securities issued by the Capital Trust may, by vote, waive any past event of default of PartnerRe on any of its payment or other obligations under the junior subordinated debt securities guarantee agreement.

Amendments

   Except with respect to any changes that do not adversely affect the rights of the holders of the junior subordinated debt securities in any material respect (in which case no consent of such holders will be required), the terms of the junior subordinated debt securities guarantee may only be amended with the prior approval of the holders of at least a majority in liquidation preference of the outstanding preferred securities issued by the Capital Trust.

                    DESCRIPTION OF THE WARRANTS TO PURCHASE
                       COMMON SHARES OR PREFERRED SHARES

   The following statements with respect to the common share warrants and preferred share warrants are summaries of, and subject to, the detailed provisions of a share warrant agreement to be entered into by us and a share warrant agent to be selected at the time of issue. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

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

General

   The share warrants, evidenced by share warrant certificates, may be issued under the share warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If share warrants are offered, the related prospectus supplement will describe the designation and terms of the share warrants, including without limitation the following:

  .  the offering price, if any;

  . the designation and terms of the common shares or preferred shares purchasable upon exercise of the share warrants;

  . if applicable, the date on and after which the share warrants and the related offered securities will be separately transferable;

  . the number of common shares or preferred shares purchasable upon exercise of one share warrant and the initial price at which such shares may be purchased upon exercise;

  . the date on which the right to exercise the share warrants shall commence and the date on which such right shall expire;

  .  a discussion of certain United States Federal income tax considerations;

  .  the call provisions, if any;

  . the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

  .  the antidilution provisions of the share warrants; and

  .  any other material terms of the share warrants.

   The common shares or preferred shares issuable upon exercise of the share warrants will, when issued in accordance with the share warrant agreement, be fully paid and non assessable.

Exercise of Stock Warrants

   Stock warrants may be exercised by surrendering to the share warrant agent the share warrant certificate with the form of election to purchase on the reverse thereof duly completed and signed by the warrantholder, or its duly authorized agent (such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange), indicating the warrantholder's election to exercise all or a portion of the share warrants evidenced by the certificate. Surrendered share warrant certificates shall be accompanied by payment of the aggregate exercise price of the share warrants to be exercised, as set forth in the related prospectus supplement, in lawful money of the United States, unless otherwise provided in the related prospectus supplement. Upon receipt thereof by the share warrant agent, the share warrant agent will requisition from the transfer agent for the common shares or the preferred shares, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of common shares or preferred shares purchased. If less than all of the share warrants evidenced by any share warrant certificate are exercised, the share warrant agent shall deliver to the exercising warrant holder a new share warrant certificate representing the unexercised share warrants.

Antidilution and Other Provisions

   The exercise price payable and the number of common shares or preferred shares purchasable upon the exercise of each share warrant and the number of share warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common shares or preferred shares, respectively, or a combination, subdivision or reclassification of common shares or preferred shares, respectively. In lieu of adjusting the number of common shares or preferred shares purchasable upon exercise of each share warrant, we may elect to adjust the number of share warrants. No adjustment in the number of shares purchasable upon exercise of the share warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of share warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of our consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding share warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of common shares or preferred shares into which such share warrants were exercisable immediately prior thereto.

No Rights as Shareholders

   Holders of share warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

            DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

   The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

General

   The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

  .  the offering price, if any;

  . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

  . if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

  . the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

  .  a discussion of certain United States Federal income tax considerations;

  . whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

  . the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

  .  the antidilution provisions of the debt warrants; and

  .  any other material terms of the debt warrants.

   Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt

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securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

   Debt warrants may be exercised by surrendering the debt warrant certificate at the office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and executed (with signature(s) guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange), and by payment in full of the exercise price, as set forth in the related prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

   The Capital Trust will be governed by the terms of the trust agreement. Under the trust agreement of the Capital Trust, the Capital Trust may issue, from time to time, only one series of preferred securities. The preferred securities will have the terms set forth in the trust agreement or made a part of the trust agreement by the Trust Indenture Act, and described in the related prospectus supplement. These terms will mirror the terms of the junior subordinated debt securities issued by PartnerRe Finance and purchased by the Capital Trust using the proceeds from the sale of its preferred securities and its common securities. The junior subordinated debt securities issued by PartnerRe Finance to the Capital Trust will be guaranteed by PartnerRe on a subordinated basis and are referred to as the "corresponding junior subordinated debt securities" relating to the Capital Trust.

   The following summary sets forth the material terms and provisions of the trust agreement and the preferred securities to which any prospectus supplement relates. Because this summary is not complete, you should refer to the form of trust agreement and to the Trust Indenture Act for complete information regarding the terms and provisions of that agreement and of the preferred securities, including the definitions of some of the terms used below. The form of trust agreement filed as an exhibit to the registration statement of which this prospectus forms a part is incorporated by reference in this summary. Whenever we refer to particular sections or defined terms of a trust agreement, such sections or defined terms are incorporated herein by reference, and the statements in connection with which such reference is made is qualified in its entirety by such reference.

Issuance, Status and Guarantee of Preferred Securities

   Under the terms of the trust agreement for the Capital Trust, the Administrative Trustees will issue the preferred securities on behalf of the Capital Trust. The preferred securities will represent preferred beneficial interests in the Capital Trust and the holders of the preferred securities will be entitled to a preference in certain circumstances as regards distributions and amounts payable on redemption or liquidation over the common securities of the Capital Trust, as well as other benefits under the corresponding trust agreement. The preferred securities of the Capital Trust will rank equally, and payments will be made on the preferred securities pro rata, with the common securities of the Capital Trust except as described under "--Subordination of Common Securities." The Property Trustee will hold legal title to the corresponding junior subordinated debt securities in trust for the benefit of the holders of the related preferred securities and common securities. The common securities and the preferred securities of the Capital Trust are collectively referred to as the "trust securities" of the Capital Trust.

   PartnerRe will issue a guarantee agreement for the benefit of the holders of the Capital Trust's preferred securities (the "preferred securities guarantee" for those preferred securities). Under each preferred securities guarantee, we will guarantee on a subordinated basis payment of distributions on the related preferred securities

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and amounts payable on redemption or liquidation of such preferred securities, but only to the extent that the Capital Trust has funds on hand to make such payments. See "Description of the Trust Preferred Securities Guarantee."

Distributions

   Distributions on the preferred securities will be cumulative, will accumulate from the original issue date and will be payable on the dates as specified in the related prospectus supplement. Distributions on each preferred security will be payable at a rate specified in the related prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the related prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the related prospectus supplement. (Section 4.1) References to "distributions" include any such additional distributions unless otherwise stated.

   If provided for in the applicable prospectus supplement, PartnerRe Finance has the right under the junior subordinated indenture to defer the payment of interest at any time or from time to time on any series of corresponding junior subordinated debt securities for an Extension Period which will be specified in the related prospectus supplement, subject to the terms, conditions and covenants specified in this prospectus and such prospectus supplement. No Extension Period may extend beyond the stated maturity of the corresponding junior subordinated debt securities. See "Certain Provisions of the Junior Subordinated Debt Securities Issued to the Capital Trust." As a consequence of any such extension, distributions on the corresponding preferred securities would be deferred (but would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement for such preferred securities) by the Capital Trust which issued such preferred securities during any such Extension Period. (Section 4.1)

   The funds of the Capital Trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding junior subordinated debt securities in which the Capital Trust will invest the proceeds from the issuance and sale of its trust securities. If neither PartnerRe Finance nor PartnerRe, as guarantor, makes interest payments on those corresponding junior subordinated debt securities, the Property Trustee will not have funds available to pay distributions on the related preferred securities. The payment of distributions (if and to the extent the Capital Trust has funds legally available for the payment of such distributions and cash sufficient to make such payments) is guaranteed by us on a limited basis as set forth herein under "Description of the Trust Preferred Securities Guarantee."

   Distributions on the preferred securities will be payable to the holders thereof as they appear on the register of the Capital Trust on the relevant record dates. Subject to any applicable laws and regulations and the provisions of the applicable restated trust agreement, as long as the preferred securities remain in book-entry form, the record dates will be one day prior to the relevant distribution dates and each distribution payment will be made as described under "Global Preferred Securities." In the event any preferred securities are not in book-entry form, the relevant record date for such preferred securities will be the date 15 days prior to the relevant distribution date, as specified in the related prospectus supplement. (Section 4.1)

Redemption or Exchange

   Mandatory Redemption. Upon any repayment or redemption, in whole or in part, of any corresponding junior subordinated debt securities held by the Capital Trust, whether at stated maturity, upon earlier redemption or otherwise, the proceeds from such repayment or redemption shall simultaneously be applied by the Property Trustee, upon not less than 30 nor more than 60 days notice to holders of trust securities, to redeem, on a pro rata basis, preferred securities and common securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding junior subordinated debt securities so repaid or redeemed. The redemption price per trust security will be equal to the stated liquidation amount thereof plus accumulated and unpaid distributions thereon to the date of redemption, plus the related amount of premium, if any, and any

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additional amounts paid by us upon the concurrent repayment or redemption of the corresponding junior subordinated debt securities (the "redemption price"). (Section 4.2) If less than all of any series of corresponding junior subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related preferred securities and the common securities. (Section 4.2)

   PartnerRe Finance will have the right to redeem any series of corresponding junior subordinated debt securities (1) at any time, in whole but not in part, upon the occurrence of a Special Event and subject to the further conditions described under "Certain Provisions of the Junior Subordinated Debt Securities Issued to the Capital Trust--Redemption," or (2) as may be otherwise specified in the applicable prospectus supplement.

   Special Event Redemption or Distribution of Corresponding Junior Subordinated Debt Securities. If a Special Event relating to the preferred securities and common securities of the Capital Trust shall occur and be continuing, PartnerRe Finance has the right to redeem the corresponding junior subordinated debt securities, in whole but not in part, and thereby cause a mandatory redemption of such preferred securities and common securities, in whole but not in part, at the redemption price within 90 days following the occurrence of the Special Event. At any time, PartnerRe Finance has the right to dissolve the Capital Trust and after satisfaction of the liabilities of creditors of the Capital Trust as provided by applicable law, cause such corresponding junior subordinated debt securities to be distributed to the holders of such preferred securities and common securities in liquidation of the Capital Trust. If PartnerRe Finance does not elect to redeem the corresponding junior subordinated debt securities upon the occurrence of a Special Event, the applicable preferred securities will remain outstanding, and in the event a Tax Event has occurred and is continuing, Additional Sums may be payable on the corresponding junior subordinated debt securities. "Additional Sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the Capital Trust on the outstanding preferred securities and common securities of the Capital Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Capital Trust has become subject as a result of a Tax Event. (Section 1.1)

   Except with respect to certain other circumstances, on and after the date on which junior subordinated debt securities are distributed to holders of preferred securities and common securities in connection with the dissolution and liquidation of the Capital Trust as a result of an early termination event:

      (1) the trust securities will no longer be deemed to be outstanding,

      (2) certificates representing a like amount of junior subordinated debt securities will be issued to the holders of trust securities certificates, upon surrender of such certificates to the administrative trustees or their agent for exchange,

      (3) PartnerRe Finance will use its reasonable efforts to have the junior subordinated debt securities listed or traded on such stock exchange, interdealer quotation system and/or other self-regulatory organization as the preferred securities are then listed or traded,

      (4) any trust securities certificates not so surrendered for exchange will be deemed to represent a like amount of junior subordinated debt securities, accruing interest at the rate provided for in the junior subordinated indenture from the last distribution date on which a distribution was made on such trust securities certificates until such certificates are so surrendered (and until such certificates are so surrendered, no payments of interest or principal will be made to holders of trust securities certificates with respect to such junior subordinated debt securities), and

      (5) all rights of securityholders holding trust securities will cease, except the right of such securityholders to receive junior subordinated debt securities upon surrender of trust securities certificates. (Section9.4(d))

   An early termination event, within the meaning of this section, means (1) certain events relating to the dissolution or bankruptcy of PartnerRe Finance or PartnerRe, as guarantor, (2) the written direction of the

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

property trustee to dissolve the Capital Trust and exchange the trust securities for junior subordinated debt securities, (3) the redemption of the trust securities in connection with the redemption of all junior subordinated debt securities or (4) a court order to dissolve the Capital Trust.

   There can be no assurance as to the market prices for the preferred securities or the corresponding junior subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of the Capital Trust were to occur. Accordingly, the preferred securities that you may purchase, or the corresponding junior subordinated debt securities that you may receive on dissolution and liquidation of the Capital Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

Redemption Procedures

   Preferred securities redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debt securities. Redemptions of the preferred securities shall be made and the redemption price shall be payable on each redemption date only to the extent that the Capital Trust has funds on hand available for the payment of such redemption price. See also "--Subordination of Common Securities."

   If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of the holders of such preferred securities so called for redemption will cease, except the right of the holders of such preferred securities to receive the redemption price, but without interest, and such preferred securities will cease to be outstanding. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the Capital Trust or by us pursuant to the preferred securities guarantee as described under "Description of the Trust Preferred Securities Guarantee," distributions on such preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Capital Trust for such preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

   Subject to applicable law (including, without limitation, United States Federal securities law), we or our subsidiaries (including PartnerRe Finance) may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

   Payment of the redemption price on the preferred securities shall be made to the applicable record holders as they appear on the register for such preferred securities on the relevant record date. Subject to any applicable laws and regulations and the provisions of the applicable restated trust agreement, as long as the preferred securities remain in book-entry form, the record date shall be one day prior to the relevant redemption date. In the event that any preferred securities are not in book-entry form, the record date for such preferred securities shall be the date 15 days prior to the relevant redemption date, as specified in the applicable prospectus supplement. If less than all of the preferred securities and common securities issued by the Capital Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of such classes.

   Unless we each default in payment of the redemption price on the corresponding junior subordinated debt securities, on and after the redemption date interest will cease to accrue on such subordinated debt securities or portions thereof (and distributions will cease to accrue on the related preferred securities or portions thereof) called for redemption. (Section 4.2)

Subordination of Common Securities

   Payment of distributions on, and the redemption price of, the Capital Trust's preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such preferred securities and common securities; provided, however, that if on any distribution date or redemption date an event

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of default under the corresponding junior subordinated debt securities shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the Capital Trust's common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the Capital Trust's outstanding preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the Capital Trust's outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds immediately available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Capital Trust's preferred securities then due and payable.

   In the case of any Event of Default under the restated trust agreement resulting from an event of default under the corresponding junior subordinated debt securities, the holder of the Capital Trust's common securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable restated trust agreement until the effect of all such Events of Default with respect to such preferred securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable restated trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such preferred securities and not on behalf of the holder of the Capital Trust's common securities, and only the holders of such preferred securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.3)

Liquidation Distribution Upon Dissolution of the Capital Trust

   Pursuant to the restated trust agreement, the Capital Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

      (1) certain events of the bankruptcy, dissolution or liquidation of PartnerRe or PartnerRe Finance;

      (2) the distribution to the holders of its trust securities of corresponding junior subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities, if PartnerRe Finance, as Depositor, has given written direction to the Property Trustee to dissolve the Capital Trust (which direction is optional and wholly within the discretion of Partner ReFinance, as Depositor);

      (3) the redemption of all of the Capital Trust's trust securities in connection with the redemption of all the junior subordinated debt securities; or

      (4) the entry of an order for the dissolution of the Capital Trust by a court of competent jurisdiction. (Section 9.2)

   If an early dissolution occurs as described in clause (1), (2) or (4) above or upon the date designated for automatic dissolution of the Capital Trust, the Capital Trust shall be liquidated by the Capital Trustees as expeditiously as the Capital Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Capital Trust as provided by applicable law, to the holders of such trust securities corresponding junior subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities. However, if such distribution is determined by the Property Trustee not to be practical, such holders will be entitled to receive out of the assets of the Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Capital Trust as provided by applicable law, an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Capital Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Capital Trust on its preferred securities shall be paid on a pro rata basis. Holders of the Capital Trust's common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its preferred securities, except that if an event of default under the corresponding junior subordinated debt securities has occurred and is continuing, the preferred securities shall have a priority over the common securities. (Section 9.4)

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Events of Default; Notice

   The occurrence of an event of default in respect of the corresponding junior subordinated debt securities (see "Description of the Debt Securities--Events of Default") shall constitute a "Debenture Event of Default" under each restated trust agreement with respect to the applicable preferred securities.

   Within five Business Days after the occurrence of any Debenture Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Debenture Event of Default to the holders of the Capital Trust's preferred securities, the Administrative Trustees and to PartnerRe Finance, as Depositor, unless such Debenture Event of Default shall have been cured or waived. PartnerRe Finance, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each restated trust agreement. (Sections 8.15 and 8.16)

   If a Debenture Event of Default has occurred and is continuing, the preferred securities shall have a preference over the common securities upon dissolution of the Capital Trust as described above. See "--Liquidation Distribution Upon Dissolution of Capital Trust." The existence of a Debenture Event of Default under the restated trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof.

Removal of Capital Trustees

   Unless a Debenture Event of Default shall have occurred and be continuing, any Capital Trustee may be removed at any time by the holder of the common securities. If a Debenture Event of Default under the corresponding junior subordinated debt securities has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the holder of the common securities. No resignation or removal of a Capital Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable restated trust agreement. (Section 8.10)

Co-Trustees and Separate Property Trustee

   Unless a Debenture Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of the Capital Trust may at the time be located, the holder of the common securities and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of the property of the Capital Trust, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable restated trust agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment. (Section 8.9)

Mergers, Consolidations, Amalgamations or Replacements of the Capital Trust

   The Capital Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below or as described in "Liquidation Distribution Upon Dissolution of the Capital Trust." The Capital Trust may, at the request of PartnerRe Finance, with the consent of only the Administrative Trustees and without the consent of the holders of the preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, provided, that:

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      (1) such successor entity either (a) expressly assumes all of the obligations of the Capital Trust with respect to the preferred securities or
   (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as such successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise,

      (2) PartnerRe Finance expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the corresponding junior subordinated debt securities,

      (3) the successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded, if any,

      (4) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization,

      (5) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect,

      (6) such successor entity has a purpose substantially identical to that of the Capital Trust,

      (7) prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, PartnerRe Finance has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and
   (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Capital Trust nor any successor entity will be required to register as an "investment company" under the Investment Company Act, and

      (8) PartnerRe Finance or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

   However, the Capital Trust may not, except with the consent of holders of 100% in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if it would cause the Capital Trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes or cause any other material adverse tax consequences to the holders of the preferred securities.

Voting and Preemptive Rights

   Except as provided below and under "Description of the Trust Preferred Securities Guarantee--Amendments and Assignment" and as otherwise required by law and the applicable restated trust agreement, the holders of the preferred securities will have no voting rights. Holders of the preferred securities have no preemptive or similar rights. (Section 6.1)

Amendment of Restated Trust Agreements

   Each restated trust agreement may be amended from time to time by PartnerRe Finance and the Capital Trustees, without the consent of the holders of the trust securities:

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

      (1) to cure any ambiguity, correct or supplement any provisions in such restated trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such restated trust agreement, which shall not be inconsistent with the other provisions of such restated trust agreement, or

      (2) to modify, eliminate or add to any provisions of such restated trust agreement to such extent as shall be necessary to ensure that the Capital Trust will be classified for United States Federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Capital Trust will not be required to register as an "investment company" under the Investment Company Act;

provided, however, that in the case of clause (1), such action shall not adversely affect in any material respect the interests of any holder of trust securities. Any such amendments of a restated trust agreement shall become effective when notice thereof is given to the holders of trust securities of the Capital Trust.

   Each restated trust agreement may be amended by PartnerRe Finance and the Capital Trustees with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities, and receipt by the Capital Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Capital Trustees in accordance with such amendment will not affect the Capital Trust's status as a grantor trust for United States Federal income tax purposes or the Capital Trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, such restated trust agreement may not be amended to:

      (1) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or

      (2) restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date. (Section 10.2)

   So long as any corresponding junior subordinated debt securities are held by the Property Trustee, the Capital Trustees shall not:

      (1) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or executing any trust or power conferred on the Property Trustee with respect to such corresponding junior subordinated debt securities,

      (2) waive any past default that is savable under Section 5.13 of the junior subordinated indenture (as described in "Description of the DebtSecurities--Modification and Waiver"),

      (3) exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debt securities shall be due and payable, or

      (4) consent to any amendment, modification or termination of the junior subordinated indenture or such corresponding junior subordinated debt securities, where consent shall be required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities.

Global Preferred Securities

   The preferred securities of the Capital Trust may be issued in whole or in part in the form of one or more global preferred securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement.

   The specific terms of the depositary arrangement with respect to the preferred securities of the Capital Trust will be described in the related prospectus supplement.

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   Unless otherwise specified in the applicable prospectus supplement, the restated trust agreement of the Capital Trust will provide that (1) if PartnerRe Finance advises the Capital Trustees in writing that the depositary is no longer willing or able to act as depositary and PartnerRe Finance fails to appoint a qualified successor within 90 days, (2) PartnerRe Finance at its option advises the Capital Trustees in writing that it elects to terminate the book-entry system through the depositary or (3) after the occurrence of a Debenture Event of Default under the corresponding junior subordinated debt securities, owners of preferred securities representing at least a majority of liquidation amount of such preferred securities advise the Property Trustee in writing that the continuation of a book-entry system through the depositary is no longer in their best interests, then the global preferred securities will be exchanged for preferred securities in definitive form in accordance with the instructions of the depositary.

Payment and Paying Agency

   Payments in respect of the preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or, if the Capital Trust's preferred securities are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register of the Capital Trust. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to PartnerRe Finance and the Administrative Trustees. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to PartnerRe Finance and the Property Trustee. In the event the Property Trustee shall no longer be the paying agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and PartnerRe Finance) to act as paying agent. (Section 5.9)

Registrar and Transfer Agent

   The initial registrar and transfer agent for the preferred securities will be designated by PartnerRe Finance and specified in the applicable prospectus supplement. PartnerRe Finance has the right to change the registrar and transfer agent for the preferred securities at any time in its sole discretion.

   Registration of transfers of preferred securities will be effected without charge by or on behalf of the Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Capital Trust will not be required to register or cause to be registered the transfer of their preferred securities after such preferred securities have been called for redemption. (Section 5.4)

Administrative Trustees

   The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Capital Trust in such a way that the Capital Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States Federal income tax purposes and so that the corresponding junior subordinated debt securities will be treated as PartnerRe Finance's indebtedness for United States Federal income tax purposes. In this connection, PartnerRe Finance and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Capital Trust or each restated trust agreement, that PartnerRe Finance and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related preferred securities.

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            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

   Concurrently with any issuance by the Capital Trust of its preferred securities, we will execute and deliver a preferred securities guarantee for the benefit of the holders from time to time of such preferred securities. The Chase Manhattan Bank will act as indenture trustee ("Guarantee Trustee") under the preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and the preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act.

   The following summary sets forth the material terms and provisions of the preferred securities guarantee. Because the following summary of certain provisions of the preferred securities guarantee is not complete, you should refer to the form of preferred securities guarantee and the Trust Indenture Act for more complete information regarding the provisions of the preferred securities guarantee, including the definitions of some of the terms used below. The form of the preferred securities guarantee has been filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this summary. Whenever we refer to particular sections or defined terms of a preferred securities guarantee, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Reference in this summary to preferred securities means the Capital Trust's preferred securities to which a preferred securities guarantee relates. The Guarantee Trustee will hold the preferred securities guarantee for the benefit of the holders of the Capital Trust's preferred securities.

General

   We will irrevocably agree to pay in full on a subordinated basis, to the extent described herein, the Guarantee Payments (as defined below) (without duplication of amounts theretofore paid by or on behalf of the Capital Trust) to the holders of the preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that the Capital Trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid by or on behalf of the Capital Trust (the "Guarantee Payments"), will be subject to the preferred securities guarantee:

      (1) any accrued and unpaid distributions required to be paid on such preferred securities, to the extent that the Capital Trust has funds on hand available for payment at such time,

      (2) the redemption price, including all accrued and unpaid distributions to the redemption date, with respect to any preferred securities called for redemption, to the extent that the Capital Trust has funds on hand available for payment at such time, and

      (3) upon a voluntary or involuntary dissolution, winding up or liquidation of the Capital Trust (unless the corresponding junior subordinated debt securities are distributed to holders of such preferred securities), the lesser of (a) the Liquidation Distribution, to the extent the Capital Trust has funds available for payment at such time and (b) the amount of assets of the Capital Trust remaining available for distribution to holders of preferred securities.

   Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the applicable preferred securities or by causing the Capital Trust to pay such amounts to such holders. (Section 5.1)

   Each preferred securities guarantee will be an irrevocable guarantee on a subordinated basis of the Capital Trust's payment obligations under the preferred securities, but will apply only to the extent that the Capital Trust has funds sufficient to make such payments. (Section 5.1, 6.2) Each preferred securities guarantee is, to that extent, a guarantee of payment and not a guarantee of collection. (Section 5.5)

   If PartnerRe Finance does not make interest payments on the corresponding junior subordinated debt securities held by the Capital Trust, and if we do not make such payments under the junior subordinated debt

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securities guarantee, the Capital Trust will not be able to pay distributions on the preferred securities and will not have funds legally available for payment. Each preferred securities guarantee will rank subordinate and junior in right of payment to all other Indebtedness of ours (including all debt securities), except those ranking equally or subordinate by their terms. See "--Status of the Preferred Securities Guarantees."

   Because we are a holding company, our rights and the rights of our creditors (including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee) and shareholders, to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The right of creditors of ours (including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee) to participate in the distribution of stock owned by us in certain of our subsidiaries may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries. Except as otherwise provided in the applicable prospectus supplement, the preferred securities guarantees do not limit our ability to incur or issue other secured or unsecured debt, whether under an indenture or otherwise.

   PartnerRe will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the junior subordinated debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments, or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated there under) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, PartnerRe will, subject to certain limitations and exceptions described below, pay to the holder of any such junior subordinated debt security any such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such junior subordinated debt security and the junior subordinated indenture to be then due and payable.

   PartnerRe will not be required to pay any additional amounts for or on account of:

      (1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder
   (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such junior subordinated debt security, (b) presented such junior subordinated debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such junior subordinated debt security could not have been presented for payment elsewhere, or (c) presented such junior subordinated debt security for payment more than 30 days after the date on which the payment in respect of such junior subordinated debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such junior subordinated debt security for payment on any day within that 30-day period;

      (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

      (3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such junior subordinated debt security to comply with any reasonable request by PartnerRe Finance addressed to the holder within 90 days of such request
   (a) to

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   provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

      (4) any combination of items (1), (2) and (3).

   In addition, PartnerRe will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such junior subordinated debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such junior subordinated debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the junior subordinated debt security.

   Our obligations described herein and in any accompanying prospectus supplement, through the applicable preferred securities guarantee, the applicable restated trust agreement, the subordinated indenture and any supplemental indentures thereto and the expense agreement described below, taken together, constitute a full, irrevocable and unconditional guarantee by us of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Capital Trust's obligations under the preferred securities. See "The Capital Trust," "Description of the Trust Preferred Securities," and "Description of the Debt Securities."

Status of the Preferred Securities Guarantees

   Each preferred securities guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all other Indebtedness of ours, except those ranking equally or subordinate by their terms. (Section 6.2)

   Each preferred securities guarantee will rank equally with all other similar preferred securities guarantees issued by us on behalf of holders of preferred securities of any trust, partnership or other entity affiliated with us which is a financing vehicle of ours. (Section 6.3). Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity (Section 5.4). Each preferred securities guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Capital Trust or upon distribution to the holders of the preferred securities of the corresponding junior subordinated debt securities. None of the preferred securities guarantees places a limitation on the amount of additional Indebtedness that may be incurred by us. We expect from time to time to incur additional Indebtedness that will rank senior to the preferred securities guarantees.

Amendments And Assignment

   Except with respect to any changes which do not materially adversely affect the rights of holders of the related preferred securities (in which case no vote will be required), no preferred securities guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding preferred securities. (Section 8.2). All guarantees and agreements contained in each preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related preferred securities then outstanding. (Section 8.1)

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Events of Default

   An event of default under the preferred securities guarantee will occur upon the failure of ours to perform any of our payment obligations thereunder. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such preferred securities guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such preferred securities guarantee. (Section 5.4)

   If the Guarantee Trustee fails to enforce a preferred securities guarantee, any holder of the preferred securities may institute a legal proceeding directly against us to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the Capital Trust, the Guarantee Trustee or any other person or entity. (Section 5.4)

   We, as guarantor, are required to file annually with the Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the preferred securities guarantee. (Section 2.4)

Termination of the Preferred Securities Guarantees

   Each preferred securities guarantee will terminate and be of no further force and effect upon (1) full payment of the redemption price of the related preferred securities, (2) the distribution of the corresponding junior subordinated debt securities to the holders of the related preferred securities or (3) upon full payment of the amounts payable upon liquidation of the Capital Trust. Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid with respect to such preferred securities or such preferred securities guarantee. (Section 7.1)

New York Law to Govern

   Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in that state. (Section 8.5)

                  DESCRIPTION OF THE SHARE PURCHASE CONTRACTS
                         AND THE SHARE PURCHASE UNITS

   We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of common shares at a future date or dates. The price per share and the number of common shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as a part of share purchase units consisting of a share purchase contract and, as security for the holder's obligations to purchase the shares under the share purchase contracts, either:

      (1) senior debt securities or subordinated debt securities,

      (2) preferred shares,

      (3) debt obligations of third parties, including U.S. Treasury securities, or

      (4) preferred securities of the Capital Trust.

   The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original share purchase contract.

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   The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to:

      (1) the share purchase contracts,

      (2) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and

      (3) if applicable, the prepaid share purchase contracts and the document pursuant to which such prepaid share purchase contracts will be issued.

                             PLAN OF DISTRIBUTION

Distributions by PartnerRe, PartnerRe Finance and the Capital Trust

   We, PartnerRe Finance and/or the Capital Trust may sell offered securities in any one or more of the following ways from time to time:

      (1) through agents;

      (2) to or through underwriters;

      (3) through dealers; or

      (4) directly to purchasers, including our affiliates.

   The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

  .  the name or names of any underwriters, dealers or agents;

  . the purchase price of the offered securities and the proceeds to us, PartnerRe Finance and/or the Capital Trust from such sale;

  . any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

  .  any delayed delivery arrangements;

  . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  .  any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us, PartnerRe Finance and/or the Capital Trust to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the offered securities so offered and sold.

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   If offered securities are sold by means of an underwritten offering, we,
PartnerRe Finance and/or the Capital Trust will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

   Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if they purchase any of such offered securities.

   We, PartnerRe Finance and/or the Capital Trust may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we, PartnerRe Finance and/or the Capital Trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

   If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we, PartnerRe Finance and/or the Capital Trust will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

   Offers to purchase offered securities may be solicited directly by us, PartnerRe Finance and/or the Capital Trust and the sale thereof may be made by us, PartnerRe Finance and/or the Capital Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

   Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for us, PartnerRe Finance and/or the Capital Trust. Any remarketing firm will be identified and the terms of its agreements, if any, with us, PartnerRe Finance and/or the Capital Trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

   Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us, PartnerRe Finance and/or the Capital Trust to indemnification by us, PartnerRe Finance and/or the Capital Trust against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

   If so indicated in the prospectus supplement, we, PartnerRe Finance and/or the Capital Trust will authorize underwriters or other persons acting as our, PartnerRe Finance's and/or the Capital Trust's agents to solicit offers

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by certain institutions to purchase offered securities from us, PartnerRe
Finance and/or the Capital Trust, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us, PartnerRe Finance and/or the Capital Trust. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

   Disclosure in the prospectus supplement of our, PartnerRe Finance's and/or the Capital Trust's use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that are described in the prospectus supplement.

   Each series of offered securities will be a new issue and, other than the common shares and the Series A Preferred Shares, each of which are listed on the NYSE, will have no established trading market. We, PartnerRe Finance and/or the Capital Trust may elect to list any series of offered securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, neither we, PartnerRe Finance nor the Capital Trust shall be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

   Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries (including PartnerRe Finance) in the ordinary course of business.

                                LEGAL OPINIONS

   Certain legal matters with respect to United States, New York and Delaware law with respect to the validity of the offered securities will be passed upon for us by Willkie Farr & Gallagher, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon for us by Ms. Christine Patton, PartnerRe's General Counsel. Additional legal matters may be passed on for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

                                    EXPERTS

   The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                    ENFORCEMENT OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS

   We are a Bermuda company. In addition, certain of our directors and officers as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws.

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   The United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Also, there is doubt as to whether the courts of Bermuda would enforce
(1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

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